  AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 5, 1998

                                                REGISTRATION NO. 333-47063
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                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                ---------------

                      PRE-EFFECTIVE AMENDMENT NO. 1

                                    TO
                                   FORM S-4
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                                ---------------

                      NAVISTAR INTERNATIONAL CORPORATION
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                                ---------------

         DELAWARE                    3711                    36-3359573
     (STATE OR OTHER     (PRIMARY STANDARD INDUSTRIAL     (I.R.S. EMPLOYER
     JURISDICTION OF      CLASSIFICATION CODE NUMBER)   IDENTIFICATION NO.)
     INCORPORATION OR
      ORGANIZATION)

                           455 NORTH CITYFRONT PLAZA
                            CHICAGO, ILLINOIS 60611
                           TELEPHONE: (312) 836-2000
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                        REGISTRANT'S PRINCIPAL OFFICES)

                              ROBERT A. BOARDMAN
                   SENIOR VICE PRESIDENT AND GENERAL COUNSEL
                           455 NORTH CITYFRONT PLAZA
                            CHICAGO, ILLINOIS 60611
                           TELEPHONE: (312) 836-2000
(NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                                   COPY TO:
                             DENNIS M. MYERS, ESQ.
                               KIRKLAND & ELLIS
                            200 EAST RANDOLPH DRIVE
                            CHICAGO, ILLINOIS 60601
                                (312) 861-2000

                                ---------------

  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

  If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, please check the following box: [_]

  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
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

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF +
+ANY SUCH STATE.                                                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

PROSPECTUS

                       NAVISTAR INTERNATIONAL CORPORATION

 OFFER TO EXCHANGE ITS SERIES B 7% SENIOR NOTES DUE 2003 FOR ANY AND ALL OF ITS
  OUTSTANDING 7% SENIOR NOTES DUE 2003 AND TO EXCHANGE ITS SERIES B 8% SENIOR
    SUBORDINATED NOTES DUE 2008 FOR ANY AND ALL OF ITS OUTSTANDING 8% SENIOR
                          SUBORDINATED NOTES DUE 2008.

THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON APRIL 6, 1998, UNLESS EXTENDED.

  Navistar International Corporation, a Delaware corporation ( the "NIC"), hereby offers (the "Exchange Offer"), upon the terms and conditions set forth in this Prospectus (the "Prospectus") and the accompanying Letter of Transmittal (the "Letter of Transmittal"), to exchange: (i) $1,000 principal amount of its Series B 7% Senior Notes due 2003 (the "Senior Exchange Notes"), which will have been registered under the Securities Act of 1933, as amended (the "Securities Act"), pursuant to a Registration Statement of which this Prospectus is a part, for each $1,000 principal amount of its outstanding 7% Senior Notes due 2003 (the "Old Senior Notes"), of which $100,000,000 principal amount is outstanding; and (ii) $1,000 principal amount of its Series B 8% Senior Subordinated Notes due 2008 (the "Senior Subordinated Exchange Notes" and, together with the Senior Exchange Notes, the "Exchange Notes"), which will have been registered under the Securities Act pursuant to a Registration Statement of which this Prospectus is a part, for each $1,000 principal amount of its outstanding 8% Senior Subordinated Notes due 2008 (the "Old Senior Subordinated Notes" and, together with the Old Senior Notes, the "Old Notes"), of which $250,000,000 principal amount is outstanding. The form and terms of the Exchange Notes are the same as the form and term of the Old Notes (which they replace) except that (i) the Exchange Notes will bear a Series B designation and a different CUSIP Number from the Old Notes, (ii) will have been registered under the Securities Act and, therefore, will not bear legends restricting its transfer thereof, and (iii) will not contain certain provisions relating to an increase in the interest rate which were included in the terms of the Old Notes in certain circumstances relating to the timing of the Exchange Offer. The Senior Exchange Notes will evidence the same debt as the Old Senior Notes (which they replace) and will be issued under and be entitled to the benefits of the Indenture governing the Old Senior Notes dated February 4, 1998 (the "Senior Notes Indenture") among NIC and Harris Trust and Savings Bank, as trustee (the "Senior Notes Trustee"). The Senior Subordinated Exchange Notes will evidence the same debt as the Old Senior Subordinated Notes (which they replace) and will be issued under and entitled to the benefits of the Indenture governing the Old Senior Subordinated Notes dated February 4, 1998 (the "Senior Subordinated Notes Indenture" and, together with the Senior Notes Indenture, the "Indentures") among NIC and the Harris Trust and Savings Bank, as trustee (the "Senior Subordinated Notes Trustee" and together with the Senior Notes Trustee, the "Trustees" and individually each a "Trustee"). See "The Exchange Offer" and "Description of the Notes."

  The Old Senior Notes and Senior Exchange Notes are sometimes collectively referred to herein as the "Senior Notes," the Old Senior Subordinated Notes and the Senior Subordinated Exchange Notes are sometimes collectively referred to herein as the "Senior Subordinated Notes" and the Senior Notes and Senior Subordinated Notes are sometimes collectively referred to herein as the "Notes."

  NIC will accept for exchange any and all Old Notes validly tendered and not withdrawn prior to 5:00 p.m., New York City time on April 6, 1998, unless extended by NIC in its sole discretion (the "Expiration Date"). In order to extend the Exchange Offer, NIC will notify the Exchange Agent of any extension
by oral or writte     n notice and will mail to the registered holders,
including the holders who previously tendered their Old

                                        (Cover page continued on following page)

                                  ----------

  SEE "RISK FACTORS" BEGINNING ON PAGE 20 FOR A DESCRIPTION OF CERTAIN RISKS TO BE CONSIDERED BY HOLDERS WHO TENDER THEIR OLD NOTES IN THE EXCHANGE OFFER.

THESE  SECURITIES HAVE NOT BEEN APPROVED  OR DISAPPROVED BY THE SECURITIES  AND
 EXCHANGE  COMMISSION   OR  ANY  STATE  SECURITIES  COMMISSION  NOR   HAS  THE
  COMMISSION OR ANY  STATE SECURITIES COMMISSION PASSED UPON  THE ACCURACY OR
   ADEQUACY OF  THIS PROSPECTUS.  ANY  REPRESENTATION TO  THE CONTRARY  IS A
    CRIMINAL OFFENSE.

(Continued from cover page)

Notes, an announcement thereof, each prior to 9:00 a.m. New York City time, on the next business day after the previously scheduled Expiration Date. Tenders of Old Notes may be withdrawn at any time prior to 5:00 p.m. on the Expiration Date. The Exchange Offer is subject to certain customary conditions. See "The Exchange Offer."

  The Old Notes were sold by NIC on February 4, 1998 to the respective Initial Purchasers (as defined) in transactions not registered under the Securities Act in reliance upon an exemption under the Securities Act (the "Initial Offerings"). The Initial Purchasers subsequently placed the Old Notes with (i) qualified institutional buyers in reliance upon Rule 144A under the Securities Act and (ii) qualified buyers outside the United States in reliance upon Regulation S under the Securities Act. Accordingly, the Old Notes may not be reoffered, resold or otherwise transferred in the United States unless registered under the Securities Act or unless an applicable exemption from the registration requirements of the Securities Act is available. The Exchange Notes are being offered hereunder in order to satisfy the obligations of NIC under the Registration Rights Agreements entered into by NIC and the respective Initial Purchasers in connection with the Initial Offerings (the "Registration Rights Agreements"). See "The Exchange Offer."

  The Senior Notes are not redeemable at the option of NIC prior to maturity. The Senior Subordinated Notes are redeemable, in whole or in part, at the option of NIC at any time on or after February 1, 2003 at the redemption prices set forth herein, together with accrued and unpaid interest, if any, to the date of redemption. In addition, prior to February 1, 2001, NIC may, at its option, redeem up to 35% of the original principal amount of the Senior Subordinated Notes at 108.0% of the principal amount thereof, plus accrued and unpaid interest, if any, to the applicable redemption date, with the net cash proceeds of one or more Public Equity Offerings (as defined). Upon the occurrence of a Change of Control (as defined), each holder of Notes may require NIC to purchase all or a portion of such holder's Notes at a purchase price equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest, if any, to the date of purchase.

  The Senior Notes are unsecured senior obligations of NIC, ranking pari passu in right of payment with all existing and future unsubordinated Indebtedness of NIC, and rank senior in right of payment to all existing and future subordinated Indebtedness (as defined) of NIC, including the Senior Subordinated Notes. The Senior Subordinated Notes are unsecured senior subordinated obligations of NIC, ranking subordinate in right of payment to all existing and future Senior Indebtedness (as defined) of NIC, including the Senior Notes, and ranking pari passu in right of payment with all existing and future senior subordinated Indebtedness of NIC and senior in right of payment in all existing and future subordinated Indebtedness of NIC. As of October 31, 1997, after giving pro forma effect to the Initial Offerings and the application of the net proceeds therefrom, NIC would have had $350 million of total Indebtedness outstanding, of which $250 million would have been subordinated Indebtedness and $100 million would have ranked senior in right of payment of the Senior Subordinated Notes. In addition, the Senior Notes and Senior Subordinated Notes are effectively subordinated to all existing and future liabilities of the subsidiaries of NIC. As of October 31, 1997, after giving pro forma effect to the Initial Offerings and the application of the net proceeds therefrom, the amount of liabilities of such subsidiaries (including trade payables) would have been approximately $4,431 million. See "Description of the Notes."

  Based upon an interpretation by the staff of the Securities and Exchange Commission (the "Commission") set forth in certain no-action letters issued to third parties, NIC believes that the Exchange Notes issued pursuant to the Exchange Offer in exchange for the Old Notes may be offered for resale, resold and otherwise transferred by any holder thereof (other than any such holder that is an "affiliate" of NIC within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery requirements of the Securities Act, provided that such Exchange Notes are acquired in the ordinary course of such holder's business and such holder has no arrangement or understanding with any person to participate in the distribution of such Exchange Notes. See "The Exchange Offer--Resale of the Exchange Notes." Holders of Old Notes wishing to accept the Exchange Offer must represent to NIC, as required by the Registration Rights Agreements, that such conditions have been met. Each broker-dealer (a "Participating Broker-Dealer") that receives Exchange Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in

(Continued from cover page)
connection with any resale of such Exchange Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a participating Broker-Dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a Participating Broker-Dealer in connection with resales of Exchange Notes received in exchange for Old Notes where such Old Notes were acquired by such Participating Broker-Dealer as a result of market-making activities or other trading activities. NIC has agreed that, for a period of 180 days after the Expiration Date, it will make this Prospectus available to any Participating Broker-Dealer for use in connection with any such resale (provided that the Company receive notice from such Participating Broker-Dealer within 30 days after the consummation of the Exchange Offer of his status as a Participating Broker-Dealer). See "Plan of Distribution."

  NIC will not receive any proceeds from the Exchange Offer. NIC has agreed to bear the expenses of the Exchange Offer which are estimated to be approximately $300,000. No underwriter is being used in connection with the Exchange Offer.

  There has not previously been any public market for the Old Notes or the Exchange Notes. NIC does not intend to list the Exchange Notes on any securities exchange or to seek approval for quotation through any automated quotation system. There can be no assurance that an active market for the Exchange Notes will develop. See "Risk Factors--Absence of a Public Market Could Adversely Affect the Value of Exchange Notes." Moreover, to the extent that Old Notes are tendered and accepted in the Exchange Offer, the trading market for untendered and tendered but unaccepted Old Notes could be adversely affected.

  The Exchange Notes will be available initially only in book-entry form. Except as described under "Description of the Notes--Book-Entry; Delivery and Form," NIC expects that the Exchange Notes issued pursuant to the Exchange Offer will be represented by a Global Note (as defined), which will be deposited with, or on behalf of, The Depository Trust Company (the "Depository") and registered in its name or in the name of Cede & Co., its nominee. Beneficial interests in the Global Note representing the Exchange Notes will be shown on, and transfers thereof will be effected through, records maintained by the Depository and its participants. After the initial issuance of the Global Note, Notes in certificated form will be issued in exchange for the Global Note only under limited circumstances as set forth in the Indenture. See "Description of the Notes--Book-Entry; Delivery and Form."

              The date of this Prospectus is March 5, 1998.

                                                            (End of cover page)

                          FORWARD-LOOKING STATEMENTS

  THIS PROSPECTUS CONTAINS FORWARD-LOOKING STATEMENTS WITHIN THE MEANING OF
SECTION 27A OF THE SECURITIES ACT. DISCUSSIONS CONTAINING SUCH FORWARD-LOOKING STATEMENTS MAY BE FOUND IN THE MATERIAL SET FORTH UNDER "PROSPECTUS SUMMARY," "MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS OF OPERATIONS AND FINANCIAL CONDITION" AND "BUSINESS" AS WELL AS WITHIN THIS PROSPECTUS GENERALLY. IN ADDITION, WHEN USED IN THIS PROSPECTUS, THE WORDS "ANTICIPATES," "EXPECTS," "ESTIMATES," "INTENDS" AND SIMILAR EXPRESSIONS ARE INTENDED TO IDENTIFY FORWARD-LOOKING STATEMENTS. SUCH STATEMENTS ARE SUBJECT TO A NUMBER OF RISKS AND UNCERTAINTIES. ACTUAL RESULTS IN THE FUTURE COULD DIFFER MATERIALLY FROM THOSE DESCRIBED IN THE FORWARD-LOOKING STATEMENTS AS A RESULT OF THE RISK FACTORS SET FORTH HEREIN AND THE OTHER MATTERS SET FORTH IN THIS PROSPECTUS. NIC UNDERTAKES NO OBLIGATION TO RELEASE THE RESULTS OF ANY REVISIONS TO THESE FORWARD-LOOKING STATEMENTS THAT MAY BE MADE TO REFLECT ANY FUTURE EVENTS OR CIRCUMSTANCES.

                          STATISTICAL AND MARKET DATA

  MARKET DATA USED THROUGHOUT THIS PROSPECTUS WERE OBTAINED FROM INTERNAL ESTIMATES AND INDUSTRY PUBLICATIONS, INCLUDING THOSE GENERATED BY THE AMERICAN AUTOMOBILE MANUFACTURERS ASSOCIATIONS IN THE UNITED STATES AND CANADA, THE UNITED STATES MOTOR VEHICLE MANUFACTURERS ASSOCIATION, R. L. POLK & COMPANY AND POWER SYSTEMS RESEARCH OF MINNEAPOLIS, MINNESOTA AS WELL AS OTHER SOURCES. THESE SOURCES GENERALLY STATE THAT THE INFORMATION CONTAINED THEREIN HAS BEEN OBTAINED FROM SOURCES BELIEVED TO BE RELIABLE, BUT THAT THE ACCURACY AND COMPLETENESS OF SUCH INFORMATION IS NOT GUARANTEED. NIC HAS NOT INDEPENDENTLY VERIFIED SUCH MARKET DATA OR OBTAINED THE CONSENT OF ANY OF THE INDUSTRY PUBLICATIONS REFERENCED HEREIN.

                             AVAILABLE INFORMATION

  NIC has filed with the Commission a Registration Statement on Form S-4 (the "Exchange Offer Registration Statement," which term shall encompass all amendments, exhibits, annexes and schedules thereto) pursuant to the Securities Act, and the rules and regulations promulgated thereunder, covering the Exchange Offer contemplated hereby. This Prospectus does not contain all the information set forth in the Exchange Offer Registration Statement. For further information with respect to NIC and the Exchange Offer, reference is made to the Exchange Offer Registration Statement. Statements made in this Prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete. With respect to each such contract, agreement or other document filed as an exhibit to the Exchange Offer Registration Statement, reference is made to the exhibit for a more complete description of the document or matter involved, and each such statement shall be deemed qualified in its entirety by such reference. NIC files periodic reports and other information pursuant to the requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). The Exchange Offer Registration Statement, including the exhibits thereto, and periodic reports and other information filed by NIC with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and inspected at the Commission's regional offices at 7 World Trade Center, Suite 1300, New York, New York 10048 and Citicorp Center, Suite 1400, 500 West Madison Street, Chicago, Illinois 60601. Copies of such materials can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission maintains a Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of such site is http://www.sec.gov. NIC's Common Stock is listed on the New York, Chicago and Pacific Stock Exchanges. Reports and other information can be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005; the Chicago Stock Exchange at One Financial Plaza, 440 South LaSalle Street, Chicago, Illinois 60605; and the Pacific Stock Exchange at 301 Pine Street, San Francisco, California 94104.

  In addition, NIC has agreed that, whether or not it is required to do so by the rules and regulations of the Commission, for so long as any Old Notes or Exchange Notes remain outstanding, it will furnish to the registered holders of the Old Notes or the Exchange Notes and, to the extent permitted by applicable law or regulation, file with the Commission (i) all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if NIC was required to file such Forms, including for each a "Management's Discussion and Analysis of Financial Condition and Results of Operations" and, with respect to the annual information only, a report thereof by NIC's independent certified public accountants and (ii) all reports that would be required to be filed on Form 8-K if it were required to file such reports. In addition, for so long as any of the Old Notes remain outstanding, NIC has agreed to make available to any prospective purchaser of the Old Notes or beneficial owner of the Old Notes, in connection with any sale thereof, the information required by Rule 144A(d)(4) under the Securities Act.

  THIS PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. THE COMPANY HEREBY UNDERTAKES TO PROVIDE WITHOUT CHARGE TO EACH PERSON TO WHOM A COPY OF THIS PROSPECTUS HAS BEEN DELIVERED, UPON WRITTEN OR ORAL REQUEST OF SUCH PERSON, A COPY OF ANY OR ALL OF THE DOCUMENTS INCORPORATED BY REFERENCE. THESE DOCUMENTS ARE AVAILABLE UPON REQUEST FROM CORPORATE TREASURER, NAVISTAR INTERNATIONAL CORPORATION, 455 NORTH CITYFRONT PLAZA, CHICAGO, ILLINOIS 60611, TELEPHONE: (312) 836-2000. IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS, ANY REQUEST SHOULD BE MADE BY MARCH 30, 1998 (FIVE BUSINESS DAYS PRIOR TO THE EXPIRATION DATE).

               INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

  The following documents filed by NIC with the Commission pursuant to the Exchange Act (File No. 1-9618) are incorporated herein by reference:

  1. Annual Report on Form 10-K for the fiscal year ended October 31, 1997.

  2. Proxy Statement, dated February 2, 1998.

  All reports and other documents filed by NIC pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, after the date of this Prospectus and prior to the Expiration Date, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such reports and documents.

  Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein (or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein) modifies or supersedes such previous statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Exchange Offer Registration Statement.

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                               PROSPECTUS SUMMARY

  The following summary should be read in conjunction with, and is qualified in its entirety by, the more detailed information and financial statements appearing elsewhere in this Prospectus, including the documents incorporated by reference in this Prospectus. Unless the context otherwise requires or as otherwise specified herein, all references herein to "Navistar" or the "Company" refer to Navistar International Corporation and its subsidiaries, including its principal operating subsidiary, Navistar International Transportation Corp. ("Transportation"). The fiscal years of the Company end on October 31. Fiscal years are identified herein according to the calendar year in which they end. For example, the fiscal year ended October 31, 1997 is referred to as "fiscal 1997."

                                  THE COMPANY

  Navistar manufactures and markets medium and heavy duty trucks, including school buses, mid-range diesel engines and service parts primarily in the United States and Canada as well as in selected export markets. The Company offers a full line of diesel-powered products under the "International" brand name in the common carrier, private carrier, government/service, leasing, construction, energy/petroleum and student transportation markets. In addition, Navistar builds a family of mid-range diesel engines for use in its medium trucks, school buses and selected heavy truck models and for sale to original equipment manufacturers ("OEMs") in the United States and Canada. The Company offers a full line of mid-range diesel engines and is the leading supplier of such engines in the 160-300 horsepower range. In fiscal 1997, the Company's manufacturing operations had revenues of $6,147 million and EBITDA (as defined) of $268 million.

  Navistar markets its truck products and service parts through the largest retail organization in North America specializing in medium and heavy trucks, which at October 31, 1997, included 992 dealers and retail outlets. Service and customer support are also supplied at these locations. In the United States and Canada, Navistar operates seven regional parts distribution centers which allow 24-hour availability and same day shipment of parts most frequently requested by dealers and customers. To better serve the growing Mexican market, the Company established a Mexican distribution network in 1996 and began construction of a new truck assembly facility located near Monterrey, Mexico in 1997. Through Navistar Financial Corporation ("NFC"), the Company provides wholesale, retail and, to a lesser extent, lease financing in the United States for sales of new and used trucks sold by the Company and Navistar's dealers. NFC also finances wholesale accounts and selected retail accounts receivable of the Company.

COMPETITIVE STRENGTHS

  The Company believes its key competitive strengths include the following:

  Leading Market Position. The Company has been the leader in the combined market share for Class 5 through 8 trucks, including school buses, in the United States and Canada in each of its last 17 fiscal years. In fiscal 1997, the Company's combined market share of the Class 5 through 8 truck market was 28.6%, a 1.1 percentage point increase in market share from the previous year. For each of the last five fiscal years, the Company has been the leader in the medium truck and school bus markets. In addition, the Company believes that it is the largest supplier of replacement parts to the heavy and medium truck and bus aftermarkets.

  Commitment to Customer Satisfaction. In order to achieve high customer satisfaction, the Company maintains the largest retail organization in North America specializing in medium and heavy trucks. In addition, the Company operates seven regional parts distribution centers in the United States and Canada, enabling it to offer 24-hour availability and same day shipment of the parts most frequently requested by customers. In 1997,

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                                       6

-------------------------------------------------------------------------------

Navistar was ranked number one for the third consecutive year by the annual American Truck Dealers ("ATD") Attitude Survey, which evaluates OEMs on quality and performance issues related to products, parts, policies and service.

  Largest Supplier of Mid-Range Diesel Engines. The Company is the leading supplier of mid-range diesel engines in the 160-300 horsepower range and is currently the exclusive supplier of diesel engines to The Ford Motor Company ("Ford") for use in its diesel-powered light trucks and vans. On October 29, 1997, the Company finalized its agreement with Ford to supply newly-designed, advanced technology engines through the year 2012 for use in Ford's F-series pickup trucks and Econoline vans. This 10-year agreement is scheduled to become effective beginning with model year 2003 and will replace the Company's current agreement with Ford, which will expire after model year 2002. The Company has been supplying diesel engines to Ford since 1982.

TRUCK STRATEGY

  In fiscal 1997, the Company continued to implement its five-point truck strategy, which the Company adopted in fiscal 1996 in order to improve operating performance and increase profitability. Specifically, this strategy is designed to enable Transportation's truck division to achieve its part in Navistar's goal of generating an average 17.5% after tax return on equity over a business cycle. The principal components of this strategy as well as recent achievements in its implementation include:

  . Reduce Product Complexity. The Company believes that it can increase manufacturing efficiency and improve product quality by reducing the complexity of its product offerings. Historically, thousands of options and a separate chassis design were offered for each truck model manufactured by Transportation, which led to significant manufacturing inefficiencies. In 1996, Transportation introduced a new ordering program known as Diamond Spec(TM) for its premium conventional heavy duty trucks. Under this program, Transportation rationalized the number of possible option combinations by developing pre-packaged option groups which are arranged under 11 categories (i.e., engine, chassis, electrical system) based upon the most popular preferences of its customers. Transportation also combined the chassis for three models offered in this premium conventional product category into one chassis. In 1997, Transportation expanded its Diamond Spec(TM) ordering system and completed a successful pilot program in 11 key markets for its medium trucks. This standardization of option and chassis groups is expected to lead to significant operating cost savings from increased manufacturing efficiency and to better pricing for purchased components. In addition, Transportation believes that this program will result in an overall improvement in product quality and shorter and more reliable delivery times.

  . Focus Manufacturing Facilities. The Company believes that it can achieve significant improvements in manufacturing efficiency by focusing each of its principal truck manufacturing facilities on producing a single type of truck model. In order to sharpen the Company's focus on serving its customers and markets, the Company recently announced a reorganization of its truck group into six distinct businesses. The new organization will consist of four vehicle centers--heavy truck, severe service truck, medium truck and school bus, and two business centers--parts and international. In fiscal 1996, Transportation transferred the production of its stripped chassis from its Springfield, Ohio facility to its Conway, Arkansas facility, in order to achieve efficiencies in the production of medium duty trucks. Similarly, the Company established a joint venture, SST Truck Company, which will focus on the production of the highly-complex Paystar(R) severe service trucks, thereby permitting Transportation's Chatham, Ontario facility to concentrate on manufacturing premium conventional heavy duty trucks.

  . Emphasize Product Development. The Company believes that each of its current truck models equals or exceeds those of its competitors in terms of satisfying its customers' needs. Nevertheless, the Company intends to continue to enhance and expand its current product offerings in an effort to provide trucks that better satisfy its customers' changing demands. In fiscal 1997, Navistar's Board of Directors approved funding for its next generation truck program (the "NGT Program"). Pursuant to the NGT Program, the

-------------------------------------------------------------------------------

-------------------------------------------------------------------------------

   Company expects to make $350 million in capital expenditures and spend $300 million in development costs over the next six years to develop and manufacture a full line of world-class medium trucks, school buses and regular conventional heavy trucks. These new models will offer enhanced driver comfort, operating efficiency, overall appearance, quality and performance. The design and development phases of the NGT Program are currently underway and the Company expects the first new vehicles to be available in mid-2001, with additional new vehicles to follow approximately every six months through 2003. In 1997, Transportation also introduced the International(R) 9100 conventional truck to replace the International(R) 8200 conventional truck and made significant improvements to its premium conventional models. Further model improvements are expected to be introduced for Transportation's premium conventional heavy duty truck models in fiscal 1998.

  . Expand International Operations. The Company believes that there are significant opportunities to increase sales of both trucks and engines in Mexico and in other selected export markets. In 1997, the Company captured approximately 11.5% of the Mexican truck market after establishing a dealer network and a parts distribution center and arranging for production at a contract manufacturer in 1996. The Company's dealer network in Mexico was expanded from 23 to 38 locations in 1997. The Company is currently constructing an assembly facility located near Monterrey, Mexico. This medium duty and heavy duty truck facility is anticipated to cost approximately $167 million and to begin production by late 1998. Its capacity will be 65 units per shift. The Company believes that its Mexican operations will enable it to expand into other Latin American countries, particularly as a result of the favorable and cost effective trade agreements between Mexico and other Latin American countries. The Company has also recently established a presence in Brazil by forming a Brazilian subsidiary and signing an agreement with a Brazilian equipment manufacturer to assemble commercial trucks. The Company expects that production of its trucks in Brazil will begin in late 1998.

  . Establish Competitive Wage, Benefit and Productivity Levels.
    Transportation expects to achieve significant productivity gains as a result of favorable changes in job classifications, work rules and training. In August 1997, Transportation's collective bargaining agreement with the United Automobile, Aerospace & Agricultural Implement Workers of America (the "UAW") was extended through October 1, 2002. This contract contains significant changes from the prior agreement, enabling the Company to better focus its assembly plants, simplify current product lines, invest in new product development and achieve more competitive wage, benefit and productivity levels. This new agreement enabled the Company to reinstate its NGT Program and continue to implement its five-point truck strategy. In 1996, Transportation signed a new three-year collective bargaining agreement with the Canadian Auto Workers (the "CAW").

  The Company's principal executive office is located at 455 North Cityfront Plaza Drive, Chicago, Illinois 60611, and its telephone number is (312) 836-2000.

-------------------------------------------------------------------------------

-------------------------------------------------------------------------------

                             THE INITIAL OFFERINGS

Senior Notes.................... The Old Senior Notes were sold by the
                                 Company on February 4, 1998 to J.P.
                                 Morgan Securities Inc., Credit Suisse
                                 First Boston Corporation and Chase
                                 Securities Inc. (the "Senior Notes
                                 Initial Purchasers"), pursuant to a
                                 Purchase Agreement dated January 30, 1998
                                 (the "Senior Notes Purchase Agreement").
                                 The Senior Notes Initial Purchasers
                                 subsequently resold the Old Senior Notes to qualified institutional buyers pursuant to Rule 144A under the Securities Act.

Senior Subordinated Notes....... The Old Senior Subordinated Notes were sold by the Company on February 4, 1998
                                 to J.P. Morgan Securities Inc., Credit
                                 Suisse First Boston Corporation, Chase
                                 Securities Inc., BancAmerica Robertson
                                 Stephens and NationsBanc Montgomery
                                 Securities L.L.C. (the "Senior
                                 Subordinated Notes Initial Purchasers"
                                 and together with the Senior Notes
                                 Initial Purchasers, the "Initial
                                 Purchasers") pursuant to a Purchase
                                 Agreement dated January 30, 1998 (the
                                 "Senior Subordinated Notes Purchase
                                 Agreement" and together with the Senior
                                 Notes Purchase Agreement, the "Purchase
                                 Agreements"). The Senior Subordinated
                                 Notes Initial Purchasers subsequently
                                 resold the Old Senior Subordinated Notes to (i) qualified institutional buyers pursuant to Rule 144A under the Securities Act and (ii) qualified buyers outside the United States in reliance upon Regulation S under the Securities Act.

Registration Rights Agreements.. Pursuant to the Purchase Agreements, the
                                 Company and each of the respective
                                 Initial Purchasers entered into the
                                 Registration Rights Agreements, each
                                 dated as of February 4, 1998, each of
                                 which grants the holder of the Old Notes certain exchange and registration rights. The Exchange Offer is intended to satisfy such exchange rights which terminate upon the consummation of the Exchange Offer.

                               THE EXCHANGE OFFER

Securities Offered:
  Senior Notes.................. $100,000,000 aggregate principal amount of Series B 7% Senior Notes due 2003.

  Senior Subordinated Notes..... $250,000,000 aggregate principal amount of Series B 8% Senior Subordinated Notes due 2008.

The Exchange Offer.............. $1,000 principal amount of the Senior
                                 Exchange Notes in exchange for each
                                 $1,000 principal amount of Old Senior
                                 Notes. As of the date hereof,
                                 $100,000,000 aggregate principal amount
                                 of Old Senior Notes are outstanding.
                                 $1,000 principal amount of the Senior
                                 Subordinated Exchange Notes in

-------------------------------------------------------------------------------

--------------------------------------------------------------------------------

                                 exchange for each $1,000 principal amount of Old Senior Subordinated Notes. As of the date hereof, $250,000,000 aggregate principal amount of Old Senior Subordinated Notes are outstanding. The Company will issue the Exchange Notes to holders on or promptly after the Expiration Date.

                                 Based on an interpretation by the staff
                                 of the Commission set forth in no action letters issued to third parties, the Company believes that Exchange Notes issued pursuant to the Exchange Offer in exchange for Old Notes may be offered for resale, resold and otherwise transferred by any holder thereof (other than any such holder which is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such Exchange Notes are acquired in the ordinary course of such holder's business and that such holder does not intend to participate and has no arrangement or understanding with any person to participate in the distribution of such Exchange Notes.

                                 Any Participating Broker-Dealer that
                                 acquired Old Notes for its own account as a result of market-making activities or other trading activities may be a statutory underwriter. Each Participating Broker-Dealer that receives Exchange Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a Participating Broker-Dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a Participating Broker-Dealer in connection with resales of Exchange Notes received in exchange for Old Notes where such Old Notes were acquired by such Participating Broker-Dealer as a result of market-making activities or other trading activities. The Company has agreed that, for a period of 180 days after the Expiration Date, it will make this Prospectus available to any Participating Broker-Dealer for use in connection with any such resale (provided that the Company receive notice from such Participating Broker-Dealer within 30 days after the consummation of the Exchange Offer of his status as a Participating Broker-Dealer). See "Plan of Distribution."

                                 Any holder who tenders in the Exchange
                                 Offer with the intention to participate, or for the purpose of participating, in a distribution of the Exchange Notes could not rely on the position of the staff of the Commission enunciated in no-action letters and, in the absence of an exemption therefrom, must

--------------------------------------------------------------------------------
                                 comply with the registration and
                                 prospectus delivery requirements of the
                                 Securities Act in connection with any
                                 resale transaction. Failure to comply
                                 with such requirements in such instance
                                 may result in such holder incurring
                                 liability under the Securities Act for
                                 which the holder is not indemnified by
                                 the Company.

Expiration Date.................
                                 5:00 p.m., New York City time, on April
                                 6, 1998 unless the Exchange Offer is
                                 extended, in which case the term
                                 "Expiration Date" means the latest date
                                 and time to which the Exchange Offer is
                                 extended. In order to extend the Exchange
                                 Offer, the Company will notify the
                                 Exchange Agent of any extension by oral
                                 or written notice and will mail to the
                                 registered holders, including the holders who previously tendered their Old Notes, an announcement thereof, each prior to 9:00 a.m. New York City time, on the next business day after the previously scheduled expiration date.

Accrued Interest on the
 Exchange Notes and the Old
 Notes.......................... Each Exchange Note will bear interest from its issuance date. Holders of Old
                                 Notes that are accepted for exchange will receive, in cash, accrued interest thereon to, but not including, the issuance date of the Exchange Notes. Such interest will be paid with the first interest payment on the Exchange Notes. Interest on the Old Notes accepted for exchange will cease to accrue upon issuance of the Exchange Notes.

Conditions to the Exchange       The Exchange Offer is subject to certain
 Offer.......................... customary conditions, which may be waived by the Company in its reasonable
                                 discretion. See "The Exchange Offer--
                                 Conditions."

Procedures for Tendering Old     Each holder of Old Notes wishing to
 Notes.......................... accept the Exchange Offer must complete, sign and date the accompanying Letter of Transmittal, or a facsimile thereof or transmit an Agent's Message (as defined herein) in connection with a book-entry transfer, in accordance with the instructions contained herein and therein, and mail or otherwise deliver such Letter of Transmittal, or such facsimile, or such Agent's Message, together with the Old Notes and any other required documentation to the Exchange
                                 Agent (as defined) at the address set
                                 forth herein. By executing the Letter of Transmittal or Agent's Message, each holder will represent to the Company that, among other things, the Exchange
                                 Notes acquired pursuant to the Exchange
                                 Offer are being obtained in the ordinary course of business of the person receiving such Exchange Notes, whether or not such person is the holder, that neither the holder nor any such other person has any arrangement or understanding with any person to participate in the distribution of such Exchange Notes and that neither the holder nor any such other person is an "affiliate," as defined under Rule 405 of the Securities Act, of the Company. See

                                 "The Exchange Offer--Purpose and Effect
                                 of the Exchange Offer" and "--Procedures for Tendering."

Untendered Old Notes............ Following the consummation of the
                                 Exchange Offer, holders of Old Notes
                                 eligible to participate but who do not
                                 tender their Old Notes will not have any further exchange rights and such Old Notes will continue to be subject to certain restrictions on transfer. Accordingly, the liquidity of the market for such Old Notes could be adversely affected.

Consequences of Failure to       The Old Notes that are not exchanged
 Exchange....................... pursuant to the Exchange Offer will remain restricted securities.
                                 Accordingly, such Old Notes may be resold only (i) to the Company, (ii) pursuant to Rule 144A or Rule 144 under the
                                 Securities Act or pursuant to some other exemption under the Securities Act, (iii) outside the United States to a foreign person pursuant to the requirements of Rule 904 under the Securities Act or (iv) pursuant to an effective registration statement under the Securities Act. See
                                 "The Exchange Offer--Consequences of
                                 Failure to Exchange."

Shelf Registration Statement.... If any holder of the Old Notes (other than any such holder which is an
                                 "affiliate" of the Company within the
                                 meaning of Rule 405 under the Securities
                                 Act) is not eligible under applicable
                                 securities laws to participate in the
                                 Exchange Offer, and such holder has
                                 satisfied certain conditions relating to the provision of information to the Company for use therein, the Company has agreed to register the Old Notes on a shelf registration statement (the "Shelf Registration Statement") and use its best efforts to cause it to be declared effective by the Commission as promptly as practical on or after the consummation of the Exchange Offer. The Company has agreed to maintain the effectiveness of the Shelf Registration Statement for, under certain circumstances, a maximum of two years, to cover resales of the Old Notes held by any such holders.

Special Procedures for           Any beneficial owner whose Old Notes are
 Beneficial Owners.............. registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact such registered holder promptly and instruct such registered holder to tender on such beneficial owner's behalf. If such beneficial owner wishes to tender on such owner's own behalf, such owner must, prior to completing and executing the Letter of Transmittal and delivering its Old Notes, either make appropriate arrangements to register ownership of the Old Notes in such owner's name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time. The
                                 Company will keep the Exchange Offer open for not less than 20 business days in order to provide for the transfer of registered ownership.

Guaranteed Delivery Procedures.. Holders of Old Notes who wish to tender their Old Notes and whose Old Notes are
                                 not immediately available or who cannot
                                 deliver their Old Notes, the Letter of
                                 Transmittal or any other documents
                                 required by the Letter of Transmittal to the Exchange Agent (or comply with the procedures for book-entry transfer) prior to the Expiration Date must tender their Old Notes according to the guaranteed delivery procedures set forth in "The Exchange Offer--Guaranteed Delivery
                                 Procedures."

Withdrawal Rights............... Tenders may be withdrawn at any time prior to 5:00 p.m., New York City time,
                                 on the Expiration Date.

Acceptance of Old Notes and
 Delivery of Exchange Notes.....
                                 The Company will accept for exchange any and all Old Notes which are properly tendered in the Exchange Offer prior to 5:00 p.m., New York City time, on the Expiration Date. The Exchange Notes issued pursuant to the Exchange Offer will be delivered promptly following the Expiration Date. See "The Exchange Offer--Terms of the Exchange Offer."

Use of Proceeds................. There will be no cash proceeds to the
                                 Company from the exchange pursuant to the Exchange Offer.

Exchange Agent.................. Harris Trust and Savings Bank.

                               THE EXCHANGE NOTES

General......................... The form and terms of the Exchange Notes are the same as the form and terms of the Old Notes (which they replace) except that (i) the Exchange Notes bear a Series B designation and a different CUSIP Number from the Old Notes, (ii) the Exchange Notes have been registered under the Securities Act and, therefore, will not bear legends restricting the transfer thereof, and (iii) the holders of Exchange Notes will not be entitled to certain rights under the Registration Rights Agreements, including the provisions providing for an increase in the interest rate on the Old Notes in certain circumstances relating to the timing of the Exchange Offer, which rights will terminate when the Exchange Offer is consummated. See "The Exchange Offer--Purpose and Effect of the Exchange Offer." The Exchange Notes will evidence the same debt as the Old Notes and will be entitled to the benefits of the respective Indentures. See "Description of the Notes."

Maturity Dates:
  Senior Notes.................. February 1, 2003.

  Senior Subordinated Notes..... February 1, 2008.

Interest Payment Dates.......... February 1 and August 1 of each year, commencing August 1, 1998.

--------------------------------------------------------------------------------

Optional Redemption:
  Senior Notes.................. The Senior Notes are not redeemable at the option of NIC prior to maturity.

  Senior Subordinated Notes..... The Senior Subordinated Notes are
                                 redeemable, in whole or in part, at the
                                 option of NIC at any time on or after
                                 February 1, 2003 at the redemption prices set forth herein, together with accrued and unpaid interest, if any, to the date of redemption. In addition, prior to February 1, 2001, NIC may, at its option, redeem up to 35% of the original principal amount the Senior Subordinated Notes at 108.0% of the principal amount thereof, plus accrued and unpaid interest, if any, to the applicable redemption date, with the net cash proceeds of one or more Public Equity Offerings. See "Description of the Notes--Optional Redemption."

Ranking:
  Senior Notes.................. The Senior Notes are unsecured senior obligations of NIC, ranking pari passu in right of payment with all existing and future unsubordinated Indebtedness of NIC, and rank senior in right of payment to all existing and future subordinated Indebtedness of NIC, including the Senior Subordinated Notes. As of October 31, 1997, after giving pro forma effect to the Initial Offerings and the application of the net proceeds therefrom, NIC would have had $350 million of total Indebtedness outstanding, of which $250 million would have been subordinated Indebtedness.

  Senior Subordinated Notes..... The Senior Subordinated Notes are
                                 unsecured senior subordinated obligations of NIC, ranking subordinate in right of payment to all existing and future Senior Indebtedness of NIC, including the Senior Notes, and ranking pari passu in right of payment to all existing and future senior subordinated Indebtedness of NIC and senior in right of payment to all existing and future subordinated Indebtedness of NIC. As of October 31, 1997, on a pro forma basis after giving effect to the Initial Offerings and the application of the net proceeds therefrom, NIC would have had $350 million of total Indebtedness outstanding, of which $100 million would have ranked senior in right of payment to the Senior Subordinated Notes.

                                 In addition, the Senior Notes and Senior
                                 Subordinated Notes are effectively
                                 subordinated to all existing and future
                                 liabilities of the subsidiaries of NIC.
                                 As of October 31, 1997, after giving pro forma effect to the Initial Offerings and the application of the net proceeds therefrom, the amount of liabilities of such subsidiaries (including trade payables) would have been approximately $4,431 million. See "Description of the Notes--Subordination of the Senior Subordinated Notes; Ranking."

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

Change of Control............... Upon the occurrence of a Change of
                                 Control, each holder of Senior Notes and the Senior Subordinated Notes may require NIC to purchase all or a portion of such holder's Senior Notes or Senior Subordinated Notes, as the case may be, at a purchase price equal to 101% of the aggregate principal amount thereof, plus accrued and unpaid interest, if any, to the date of purchase. See "Description of the Notes--Change of Control."

Certain Covenants............... The Indentures contain certain covenants that, among other things, limit the
                                 ability of NIC and its Restricted
                                 Subsidiaries (as defined) to incur
                                 additional indebtedness, pay dividends or make certain other restricted payments, engage in transactions with affiliates, incur liens and engage in asset sales. The Indentures also restrict the ability of NIC and its Restricted Subsidiaries to consolidate or merge with, or transfer all or substantially all of their assets to, another person. However, these limitations are subject to a number of important qualifications and exceptions. See "Description of the Notes--Certain Covenants."

                                 After the Senior Notes have been assigned an Investment Grade (as defined) rating, NIC and its Restricted Subsidiaries will no longer be subject to the provisions of certain of the covenants listed above. See "Description of the Notes--Certain Covenants--Relating Only to the Senior Notes--Application of Fall Away Covenants."

Use of Proceeds:
  Senior Notes.................. The net proceeds from the sale of the
                                 Senior Notes were used to repay certain
                                 outstanding indebtedness of Transportation and for general corporate purposes.

  Senior Subordinated Notes..... The net proceeds from the sale of the
                                 Senior Subordinated Notes were used to
                                 redeem all of NIC's Series G Convertible
                                 Cumulative Preferred Stock. See "Use of
                                 Proceeds."

                                  RISK FACTORS

  Holders of the Old Notes should carefully consider the specific matters set forth under "Risk Factors" as well as the other information and data included in this Prospectus before participating in the Exchange Offer.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

               SUMMARY CONSOLIDATED FINANCIAL AND OPERATING DATA

  The following table sets forth summary consolidated financial and operating data of the Company and its consolidated subsidiaries for the periods indicated. The Company's summary consolidated financial data was derived from Navistar's consolidated financial statements and notes thereto. The summary consolidated financial data set forth below is qualified in its entirety by and should be read in conjunction with "Selected Consolidated Financial and Operating Data," "Management's Discussion and Analysis of Results of Operations and Financial Condition" and the Company's Consolidated Financial Statements and notes thereto included elsewhere in this Prospectus.

                                     FISCAL YEAR ENDED OCTOBER 31,
                                  ---------------------------------------
                                   1997    1996    1995    1994    1993
                                  ------  ------  ------  ------  -------
                                    (IN MILLIONS, EXCEPT PER SHARE DATA)
SELECTED INCOME STATEMENT DATA:
Sales and revenues:
  Sales of manufactured products. $6,147  $5,508  $6,125  $5,153  $ 4,510
  Finance and insurance revenue
   (1)...........................    174     197     167     152      181
  Other income...................     50      49      50      32       30
                                  ------  ------  ------  ------  -------
    Total sales and revenues.....  6,371   5,754   6,342   5,337    4,721
                                  ------  ------  ------  ------  -------
Costs and expenses:
  Costs of products and services
   sold..........................  5,292   4,827   5,288   4,496    3,925
  Other expenses (2).............    763     739     705     608    1,146
  Interest expense...............     74      83      87      75       91
                                  ------  ------  ------  ------  -------
    Total costs and expenses.....  6,129   5,649   6,080   5,179    5,162
                                  ------  ------  ------  ------  -------
  Income (loss) before income
   taxes.........................    242     105     262     158     (441)
  Income tax expense (benefit)...     92      40      98      56     (168)
                                  ------  ------  ------  ------  -------
  Income (loss) of continuing
   operations....................    150      65     164     102     (273)
  Loss of discontinued operations
   (3)...........................    --      --      --      (20)     --
  Cumulative effect of changes in
   accounting policy (4).........    --      --      --      --      (228)
                                  ------  ------  ------  ------  -------
  Net income (loss).............. $  150  $   65  $  164  $   82  $  (501)
                                  ======  ======  ======  ======  =======
Income (loss) of continuing
 operations per common share (6)
  Basic.......................... $ 1.66  $  .49  $ 1.83  $  .99  $ (8.63)
  Diluted........................ $ 1.65  $  .49  $ 1.83  $  .99  $ (8.63)
Net income (loss) per common
 share (6)
  Basic.......................... $ 1.66  $  .49  $ 1.83  $  .72  $(15.19)
  Diluted........................ $ 1.65  $  .49  $ 1.83  $  .72  $(15.19)
                                              AT OCTOBER 31,
                                  ---------------------------------------
                                   1997    1996    1995    1994    1993
                                  ------  ------  ------  ------  -------
                                             (IN MILLIONS)
SELECTED BALANCE SHEET DATA:
Assets:
  Manufacturing operations....... $4,111  $3,815  $4,018  $3,724  $ 3,645
  Financial services operations..  1,857   1,843   1,922   1,582    1,672
  Eliminations...................   (452)   (332)   (374)   (259)    (257)
                                  ------  ------  ------  ------  -------
    Total assets................. $5,516  $5,326  $5,566  $5,047  $ 5,060
                                  ======  ======  ======  ======  =======
Debt:
  Manufacturing operations....... $   92  $  115  $  127  $  127  $   175
  Financial services operations..  1,224   1,305   1,330   1,091    1,199
                                  ------  ------  ------  ------  -------
    Total debt................... $1,316  $1,420  $1,457  $1,218  $ 1,374
                                  ======  ======  ======  ======  =======
Preferred stock.................. $  244  $  244  $  244  $  244  $   245
                                  ======  ======  ======  ======  =======
Total shareowners' equity........ $1,020  $  916  $  870  $  817  $   775
                                  ======  ======  ======  ======  =======

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                                       16

--------------------------------------------------------------------------------

                                       FISCAL YEAR ENDED OCTOBER 31,
                                ------------------------------------------------
                                 1997     1996     1995     1994     1993
                                -------  -------  -------  -------  -------
                                   (IN MILLIONS, EXCEPT MARKET SHARE
                                             AND UNIT DATA)
OTHER FINANCIAL AND OPERATING
 DATA:
Capital expenditures..........  $   172  $   117  $   139  $    87  $   110
Depreciation and amortization.      120      105       86       72       75
United States and Canadian
 retail deliveries of trucks
 and school buses.............   99,500   94,000  101,700   91,600   79,800
United States and Canadian
 market share (5).............     28.6%    27.5%    26.7%    27.0%    27.6%
Unit shipments:
  Trucks and school buses.....  104,400   95,200  112,200   95,000   87,200
  OEM engines.................  184,000  163,200  154,200  130,600  118,200

--------
(1) Includes revenues of NFC as well as the Company's other financial services subsidiaries.
(2) The Company contributed approximately 25.6 million shares of its Class B Common Stock valued at $513 million to the Supplemental Trust (as defined) in 1993.
(3) The 1994 loss of discontinued operations resulted from a $20 million after tax charge for environmental liabilities at production facilities of two formerly owned businesses, Wisconsin Steel and Solar Turbine, Inc.
(4) In the third quarter of 1993, the Company adopted Statement of Financial Accounting Standards ("SFAS") No. 106, "Employer's Accounting for Postretirement Benefits Other than Pensions" ("SFAS 106") and SFAS No. 109, "Accounting for Income Taxes" ("SFAS 109"), retroactive to November 1, 1992.
(5) Based on retail deliveries of medium trucks (Classes 5, 6 and 7), including school buses, and heavy trucks (Class 8) in the United States and Canada by Transportation and its dealers, compared to the industry total in the United States and Canada of retail deliveries.
(6) The net income (loss) per common share information for all periods presented have been restated to reflect the new earnings per share calculation required by Statement of Financial Accounting Standard No. 128 "Earnings Per Share." Income (loss) of continuing operations per common share was computed as follows:

                                                    FISCAL YEAR ENDED OCTOBER 31,
                                                    ----------------------------
                                                     1997 1996 1995 1994 1993
                                                     ---- ---- ---- ---- -----
                                                           (IN MILLIONS)
      Income (loss) of continuing operations........ $150 $ 65 $164 $102 $(273)
      Less dividends on Series G Preferred Stock....   29   29   29   29    29
                                                     ---- ---- ---- ---- -----
      Income (loss) of continuing operations
       applicable to common stock (Basic and
       Diluted)..................................... $121 $ 36 $135 $ 73 $(302)
                                                     ==== ==== ==== ==== =====
      Average shares outstanding (millions)
       Basic........................................ 73.1 73.7 74.2 74.5  34.9
         Dilutive effect of options outstanding.....   .4  --   --   --    --
         Conversion of Series D Preferred Stock.....   .1   .1   .1   .1   --
                                                     ---- ---- ---- ---- -----
       Diluted...................................... 73.6 73.8 74.3 74.6  34.9
                                                     ==== ==== ==== ==== =====

  Unexercised employee stock options to purchase shares of Navistar Common Stock were not included in the diluted shares outstanding when the options' exercise prices were greater than the average market price of Navistar Common Stock during the respective periods. Additionally, the diluted calculation excludes the effects of the conversion of the Series G Preferred Stock as such conversion would produce anti-dilutive results. The dilutive effect of options outstanding and the conversion of Series D Preferred Stock were not included in 1993 diluted shares as such inclusion would produce anti-dilutive results. Basic and diluted loss of discontinued operations per common share in 1994 was $0.27. Basic and diluted loss from the cumulative effect of changes in accounting policy per common share in 1993 was $6.56. In January of 1998, the Company repurchased approximately
  3.2 million shares of its Class B Common Stock from the Supplemental Trust. For the fiscal year ended October 31, 1997, after giving pro forma effect to the Initial Offerings and the application of the net proceeds therefrom, as if each had occurred as of the beginning of fiscal 1997 basic and diluted income of continuing operations per common share and basic and diluted net income per common share would have each been $1.93 and $1.92, respectively.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

                  SUPPLEMENTAL UNAUDITED FINANCIAL INFORMATION

  The following table sets forth certain unaudited supplemental financial information of the Company (with the Company's financial services operations set forth on an equity basis of accounting). The Company has included this supplemental information to assist prospective investors in evaluating an investment in the Notes. This information should not be considered in isolation or as a substitute for the Company's financial data that has been prepared in accordance with generally accepted accounting principles. The information set forth herein should be read in conjunction with "Selected Consolidated Financial and Operating Data," "Management's Discussion and Analysis of Results of Operations and Financial Condition" and the Company's Consolidated Financial Statements and the notes thereto included elsewhere in this Prospectus.

                                        FISCAL YEAR ENDED OCTOBER 31,
                               ------------------------------------------------
                                      1997          1996   1995   1994    1993
                               ------------------- ------ ------ ------  ------
                               PRO FORMA(1) ACTUAL
                               ------------ ------
                                    (IN MILLIONS, EXCEPT PER SHARE DATA)
SELECTED CONDENSED STATEMENT
 OF INCOME:
Sales of manufactured
 products....................     $6,147    $6,147 $5,508 $6,125 $5,153  $4,510
Other income.................         44        44     42     43     25      16
                                  ------    ------ ------ ------ ------  ------
      Total sales and
       revenues..............      6,191     6,191  5,550  6,168  5,178   4,526
                                  ------    ------ ------ ------ ------  ------
Cost of products sold........      5,270     5,274  4,818  5,280  4,494   3,919
Other expenses (2)...........        744       746    704    679    576   1,097
Interest expense.............         27         7      6      9     10      12
                                  ------    ------ ------ ------ ------  ------
      Total costs and
       expenses..............      6,041     6,027  5,528  5,968  5,080   5,028
                                  ------    ------ ------ ------ ------  ------
Income (loss) before income
 taxes
  Manufacturing operations...        150       164     22    200     98    (502)
  Financial services
   operations................         78        78     83     62     60      61
                                  ------    ------ ------ ------ ------  ------
      Income (loss) before
       income taxes..........        228       242    105    262    158    (441)
Income tax expense (benefit).         87        92     40     98     56    (168)
                                  ------    ------ ------ ------ ------  ------
Income (loss) of continuing
 operations..................        141       150     65    164    102    (273)
Loss of discontinued
 operations (3)..............        --        --     --     --     (20)    --
Cumulative effect of changes
 in
 accounting policy (4).......        --        --     --     --     --     (228)
                                  ------    ------ ------ ------ ------  ------
Net income (loss)............        141       150     65    164     82    (501)
Less dividends on Series G
 preferred stock.............        --         29     29     29     29      29
                                  ------    ------ ------ ------ ------  ------
Net income (loss) applicable
 to common stock.............     $  141    $  121 $   36 $  135 $   53  $ (530)
                                  ======    ====== ====== ====== ======  ======
                                               AT OCTOBER 31,
                               ------------------------------------------------
                                      1997          1996   1995   1994    1993
                               ------------------- ------ ------ ------  ------
                                    AS
                               ADJUSTED(5)  ACTUAL
                               ------------ ------
                                                (IN MILLIONS)
SELECTED CONDENSED BALANCE
 SHEET DATA:
Cash, cash equivalents and
 marketable securities.......     $  829    $  802 $  707 $  876 $  665  $  462
Property and equipment, net..        706       706    666    642    549     608
Total assets.................      4,145     4,111  3,815  4,018  3,724   3,645
Postretirement benefits
 liabilities.................      1,178     1,178  1,344  1,334  1,292   1,345
Total debt...................        371        92    115    127    127     175
Total shareowners' equity....        780     1,020    916    870    817     775

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

                                           FISCAL YEAR ENDED OCTOBER 31,
                                        ---------------------------------------
                                             1997       1996  1995  1994  1993
                                        --------------- ----  ----  ----  -----
                                          PRO
                                        FORMA(1) ACTUAL
                                        -------- ------
                                            (IN MILLIONS, EXCEPT RATIOS)
OTHER FINANCIAL DATA:
EBITDA (6).............................   $274    $268  $118  $284  $176  $(421)
Dividends received from NFC............     40      40    26     9    26     23
Cash provided by (used in):
  Operations...........................     NA     438   --    400   280    192
  Investment programs..................     NA    (241)   39  (378)  (46)  (509)
  Financing activities.................     NA     (76)  (48)  (60) (112)   472
Ratio of EBITDA to interest expense....   10.1x   38.3x 19.7x 31.6x 17.6x
Ratio of total debt to EBITDA (7)......    1.4x    0.3x  1.0x  0.4x  0.7x

--------
(1) Gives pro forma effect to the Initial Offerings and the application of the net proceeds therefrom as if each had occurred as of the beginning of fiscal 1997. Pro forma adjustments include: (i) a net increase in interest expense of $20 million; (ii) a corresponding reduction in cost of products sold and other expense of an aggregate $6 million due to lower profit-sharing expense; (iii) a corresponding decrease in income tax expense of $5 million; and (iv) the elimination of dividends paid on the Series G Convertible Cumulative Preferred Stock of $29 million. The pro forma information does not purport to represent what the Company's results of operations actually would have been if the Initial Offerings had actually occurred as of such dates or what such results will be for any future periods.
(2) The Company contributed approximately 25.6 million of shares of its Class B Common Stock valued at $509 million to the Supplemental Trust in 1993.
(3) The 1994 loss of discontinued operations resulted from a $20 million after tax charge for environmental liabilities at production facilities of two formerly owned businesses, Wisconsin Steel and Solar Turbine, Inc.
(4) In the third quarter of 1993, the Company adopted SFAS 106 and SFAS 109, retroactive to November 1, 1992.
(5) Gives effect to the sale of the Old Notes in the Initial Offerings and the application of the net proceeds therefrom as if each had occurred on October 31, 1997. See "Capitalization."
(6) EBITDA represents income from manufacturing operations before the cumulative effect of changes in accounting policy, interest expense, taxes on income and depreciation and amortization expense. The Company believes EBITDA provides additional information for measuring its ability to generate funds for liquidity and capital requirements. This information is presented as a supplement to the other data provided because it provides information which the Company believes is useful for additional analysis. EBITDA should not be considered in isolation or as a substitute for net income, cash flows from operating activities and other consolidated operations or cash flow statement data prepared in accordance with generally accepted accounting principles or as a measure of the Company's profitability or liquidity.
(7) For the purpose of this ratio, total debt was calculated in the pro forma column by giving effect to the sale of the Old Notes in the Initial Offerings and the application of the net proceeds therefrom as if each had occurred on October 31, 1997.

--------------------------------------------------------------------------------

                                 RISK FACTORS

  Holders of the Old Notes should carefully consider the following factors in addition to the other information contained in this Prospectus. This Prospectus contains forward-looking statements that involve risks and uncertainties. Actual results could differ materially from those discussed herein. Factors that could cause or contribute to such differences include, but are not limited to, those identified below as well as those discussed elsewhere in this Prospectus.

MARKET AND GENERAL ECONOMIC CONDITIONS

  Navistar's ability to be profitable depends in part on the varying conditions in the medium and heavy truck, mid-range diesel engine and service parts markets. See "Business." The truck markets in which the Company competes are subject to considerable volatility. Such markets move in response to cycles in the overall business environment and are particularly sensitive to the industrial sector, which generates a significant portion of the freight tonnage hauled. Truck and engine demand also depend on general economic conditions, interest rate levels and fuel costs.

COMPETITION

  The North American truck market, in which Navistar competes, is highly competitive. Navistar's major domestic competitors include PACCAR, Ford and General Motors, as well as foreign-controlled domestic manufacturers, such as Freightliner, Mack and Volvo GM. In addition, well-capitalized manufacturers from Japan (Hino, Isuzu, Nissan, Mitsubishi) are attempting to increase their North American sales levels. The intensity of this competition, which is expected to continue, results in price discounting and margin pressures throughout the industry and adversely affects Navistar's ability to increase or maintain vehicle prices. Many of Navistar's competitors have greater financial resources, which may place Navistar at a competitive disadvantage in responding to substantial industry changes, such as changes in governmental regulations that require major additional capital expenditures. In addition, certain of Navistar's competitors may have lower overall labor costs.

FUTURE CAPITAL REQUIREMENTS

  Navistar has announced plans for approximately $350 million in capital spending over the next six years for the NGT Program. Capital expenditures for fiscal 1998 are expected to be approximately $370 million, of which $25 million is to be spent for the NGT Program. Additional capital expenditures are planned for the completion of the truck assembly facility in Mexico, increased manufacturing capacity at the Indianapolis engine plant, commencement of truck operations in Brazil and improvements to existing facilities and products. Navistar's investment in the NGT Program will also include $300 million in development expense over the next six years, of which approximately $50 million is planned for 1998.

  The Company will be required to make substantial cash expenditures over the next several years to implement its NGT Program and to meet its other capital expenditure and development objectives. Historically, Navistar has relied on cash balances and cash provided by operations to meet its funding requirements. The amount of cash generated by Navistar's business varies with industry volumes in the medium and heavy truck markets. No assurance can be given that Navistar will have the cash balances necessary to implement its NGT Program and to meet its other capital requirements or that financing will be available or, if available, that it will be available on satisfactory terms. The future availability of financing will depend on many factors, including Navistar's earnings, credit ratings, the outlook for truck industry demand and the capital resources of financial institutions. If adequate funds are not available, the Company may be required to cut back or discontinue the NGT Program or other product development or capital improvement programs. See "Management's Discussion and Analysis of Results of Operations and Financial Condition--Liquidity and Capital Resources" and
"--Business Environment."

  From and after July 1, 1998, the Settlement Agreement in respect of Navistar's postretirement healthcare and life insurance benefits (the "Settlement Agreement") gives the Supplemental Trust established thereunder the exclusive right, subject to certain limited exceptions, to conduct public offerings of Common Stock for a period of 5 years (the "Window Period"), subject to earlier termination at such time as the Supplemental Trust has received net proceeds of $500 million from qualifying sales of Common Stock. During this period, Navistar will be prohibited from conducting public offerings of equity securities for working capital or other purposes unless the Supplemental Committee (as defined) under the Supplemental Trust otherwise consents. To date, the Company believes that the Supplemental Trust has received approximately $78 million in net proceeds from qualifying sales of Common Stock. See "--Potential Influence of Supplemental Trust."

RELIANCE ON MAJOR CUSTOMER

  Ford accounted for approximately 14% of the Company's revenues during fiscal 1997 and fiscal 1996 and approximately 12% for fiscal 1995. Although the Company has contracts with Ford that continue through 2012, such contracts provide for supplying Ford's requirements for particular models, rather than for manufacturing a specific quantity of products. The loss of Ford as a customer or a significant decrease in demand for the models or a group of related models that utilize the Company's products could have a material adverse effect on the Company.

HOLDING COMPANY STRUCTURE

  NIC, the issuer of the Notes, is a holding company with no significant business operations other than (i) holding the capital stock of Transportation and Navistar International Corporation Mexico S.A. de C.V. ("Navimex"), other subsidiaries and joint venture interests and (ii) advancing funds to, and receiving funds from, its direct and indirect subsidiaries. In repaying its indebtedness, including the Notes, NIC must rely on dividends and other payments made to it by Transportation and its other direct and indirect subsidiaries. In addition, the Indentures governing the Notes will allow the Company the ability to make substantial investments (including, without limitation, contributions of assets) in joint ventures.

  The holders of the Notes have no direct claims against the assets of NIC's subsidiaries. The ability of NIC's subsidiaries to make payments to NIC will be affected by the obligations of such subsidiaries to their creditors. Claims of holders of indebtedness of NIC, including the Notes, against the cash flow and assets of NIC's subsidiaries will be effectively subordinated to claims of such creditors. In addition, the rights of the holders of the Notes to participate in the assets of any subsidiary of NIC upon such subsidiary's liquidation or recapitalization will be subject to the prior claims of such subsidiary's creditors. As of October 31, 1997, after giving pro forma effect to the Initial Offerings and the application of the net proceeds therefrom, the direct and indirect subsidiaries of NIC would have had approximately $4,431 million of liabilities (including trade payables). The ability of NIC's subsidiaries to make payments to NIC will also be subject to, among other things, applicable state corporate laws and contractual restrictions. State corporate laws applicable to NIC's subsidiaries generally prohibit the payment of dividends by any given subsidiary unless such subsidiary has capital surplus or net profits in the current or immediately preceding year. In addition, the payment of dividends by NFC is limited by the terms of several of its financings. See "Description of Other Financing Arrangements."

SUBORDINATION OF THE SENIOR SUBORDINATED NOTES

  The payment on the principal of, premium, if any, and interest on the Senior Subordinated Notes will be subordinate in right of payment to the prior payment in full of all Senior Indebtedness of NIC, including the Senior Notes, whether outstanding at the date of the indenture in respect of the Senior Subordinated Notes or thereafter incurred. As of October 31, 1997, after giving pro forma effect to the Initial Offerings and the application of the net proceeds therefrom, NIC would have had $100 million in Senior Indebtedness outstanding, all of which would rank senior to the Senior Subordinated Notes, and no indebtedness which would be subordinated to the Senior Subordinated Notes. Additional Senior Indebtedness can be incurred by NIC from time to time, subject to certain restrictions. In the event of a default in the payment or prepayment of the principal of, premium, if any, or interest on any Senior Indebtedness of NIC, NIC is prohibited from making any payment with respect to the principal of, premium, if any, or interest on the Senior Subordinated Notes unless and until such default has been cured or waived or all Senior Indebtedness of NIC has been discharged or paid in full. In addition, the Senior Subordinated Notes will be effectively subordinated to all existing and future liabilities of the subsidiaries of NIC. As of October 31, 1997, after giving pro forma effect to the Initial Offerings and the application of the net proceeds therefrom, the amount of such liabilities (including trade payables) would have been approximately $4,431 million. See "--Holding Company Structure."

  In addition, upon any payment or distribution of NIC's assets to its creditors upon any dissolution, winding-up, liquidation, reorganization, bankruptcy, insolvency, receivership or other proceedings relating to NIC, whether voluntary or involuntary, the holders of Senior Indebtedness of NIC will be entitled to receive payment in full of all amounts due thereon before the holders of the Senior Subordinated Notes will be entitled to receive any payment with respect to the principal of, premium, if any, or interest on the Senior Subordinated Notes. By reason of such subordination, in the event of the insolvency of NIC, holders of the Senior Subordinated Notes may receive less, ratably, than holders of Senior Indebtedness of NIC and other creditors of NIC, or may recover nothing. See "Description of the Notes--Subordination of Senior Subordinated Notes; Ranking."

IMPACT OF GOVERNMENT REGULATION

  Truck and engine manufacturers continue to face increasing governmental regulation of their products, especially in the areas of environment and safety. As a diesel engine manufacturer, Navistar has incurred research and tooling costs to redesign its engine product lines to meet the United States Environmental Protection Agency ("U.S. EPA") and California Air Resources Board ("CARB") emission standards effective for the 1998 model year. In addition, Navistar expects to continue to incur research, design and tooling costs to: (i) achieve further reductions in ozone-causing exhaust emissions by 2004 in accordance with the voluntary agreement entered into by Navistar, along with other engine manufacturers, with the U.S. EPA and CARB and (ii) satisfy the 1998 Clean Fuel Fleet Vehicle requirements and California's emission standards in 2002 for engines used in medium-size vehicles. Navistar expects that its diesel engines will be able to meet all of these standards within the required time frames.

  Truck manufacturers are also subject to various noise standards imposed by federal, state and local regulations, and to the National Traffic and Motor Vehicle Safety Act and Federal Motor Vehicle Safety Standards promulgated by the National Highway Traffic Safety Administration. Navistar believes it is in compliance with such standards.

  Complying with such laws and regulations has added and will continue to add to the cost of Navistar's products, and increases the capital-intensive nature of Navistar's business. If the present level of price competition continues, it may become increasingly difficult for manufacturers of engines and trucks to recover these costs and, accordingly, lower margins may result. See "Business--Impact of Government Regulation."

PENSION AND POSTRETIREMENT HEALTH CARE OBLIGATIONS

  Navistar has significant underfunded pension obligations. At October 31, 1997, the accumulated benefit obligation of Navistar's underfunded pension plans was approximately $445 million, compared to $607 million at October 31, 1996. In November 1997, Navistar contributed $100 million to the hourly pension plan. Navistar's long-term objective is to fund its entire accumulated pension benefit obligation over the next 5 to 8 years with funds that are principally generated by operations.

  In the event Navistar's pension plans were terminated for any reason and plan assets were insufficient to meet guaranteed liabilities, the Pension Benefit Guaranty Corporation ("PBGC") may have a right to take over these plans as their administrator and trustee. In this event, the actual present value of guaranteed pension liabilities may be determined in a manner different from that used by Navistar to determine its unfunded vested pension liability. Subject to certain limitations, the PBGC would have a claim against Navistar to the extent that plan assets were not sufficient to meet the actuarial present value of guaranteed liabilities.

  In addition to providing pension benefits, Navistar provides health care and life insurance for a majority of its retired employees and their spouses and certain dependents and will provide retiree health care and life insurance benefits for most of its existing employees hired before July 1, 1993. In 1993, a trust was established to partially fund this post-retirement health care liability (the "Base Trust"). In November 1997, Navistar contributed $200 million to the Base Trust satisfying the balance of its $500 million prefunding obligation, although Navistar will remain obligated to make future contributions to the Base Trust on a pay-as-you-go basis. These benefits are provided as part of the Settlement Agreement.

POTENTIAL INFLUENCE OF SUPPLEMENTAL TRUST

  In July 1993, Navistar restructured its postretirement health care and life insurance benefits pursuant to the Settlement Agreement that resolved litigation between Navistar and a class of its employees, retirees and collective bargaining organizations, including the UAW, as lead class plaintiff. The Settlement Agreement provides, among other things, that Navistar establish a Supplemental Benefit Trust (the "Supplemental Trust") for the purpose of funding certain retiree and health benefits under a Supplemental Benefit Program. The Supplemental Trust currently holds approximately 19.9 million shares of Navistar's non-voting Class B Common Stock. On July 1, 1998, the non-voting Class B Common Stock held by the Supplemental Trust will convert into voting Common Stock, which is the same class of stock held by Navistar's other shareowners. Based upon the 49.2 million shares of Common Stock currently outstanding, the Supplemental Trust would hold approximately 29% of Navistar's voting stock upon conversion. As a result of such stock ownership, it is likely that the Supplemental Trust will be able to have a significant influence over those matters submitted to a vote of Navistar's shareowners, including the election of directors and approval of certain significant corporate transactions, following such conversion. A committee of five members acts as administrator of the Supplemental Benefit Program (the "Supplemental Committee") and as such has the power to direct the voting of the Common Stock held by the Supplemental Trust. Two of the members of the Supplemental Committee are designees of the UAW, one is a retired management employee and two are independent from either Navistar or the UAW. In addition, the Settlement Agreement provides for the addition of three seats to Navistar's Board of Directors, one of which is elected by the UAW and two of which are elected by the Supplemental Committee on behalf of the Supplemental Trust. Navistar's Board of Directors is currently comprised of 14 persons.

RISK OF LOSS OF TAX BENEFITS

  If, as a result of any transaction involving Navistar's equity securities, an "ownership change" occurs for federal income tax purposes, the Company's ability to use its substantial net operating losses (the "NOLs") to offset taxable income, and thereby reduce Navistar's tax liability, would be severely limited, requiring an adjustment to Navistar's deferred tax asset reflected in its Statement of Financial Condition. The Settlement Agreement requires that Navistar not sell or acquire Common Stock or other securities or take other actions if to do so would put Navistar at risk of an "ownership change" or would limit the ability of the Supplemental Trust to sell on or after July 1, 1998 Common Stock up to an amount equal to $500 million less proceeds from prior sales of Common Stock (which amount is currently approximately $372 million) without putting Navistar's NOLs at risk. The Company believes, based on the information currently available to it, that the redemption of the Series G Convertible Cumulative Preferred Stock should not, by itself, put the Company at risk of an "ownership change" or restrict the ability of the Supplemental Trust to sell up to an additional $372 million of stock. See "Management's Discussion and Analysis of Results of Operations and Financial Condition--Income Taxes" for a discussion of the Company's NOLs.

  As part of the Settlement Agreement, a provision (the "Prohibited Transfer Provision") was added to NIC's Certificate of Incorporation to protect against certain transfers of equity securities which could cause an "ownership change." Although the Prohibited Transfer Provision is intended to prevent transfers which could cause an "ownership change," Navistar may not be able to prevent every transaction that could cause an "ownership change." By its terms, the Prohibited Transfer Provision will expire on June 30, 2001.

ABSENCE OF A PUBLIC MARKET COULD ADVERSELY AFFECT THE VALUE OF EXCHANGE NOTES

  The Old Notes were issued to, and the Company believes are currently owned by, a relatively small number of beneficial owners. Prior to the Exchange Offer, there has not been any public market for the Old Notes. The

Old Notes have not been registered under the Securities Act and will be subject to restrictions on transferability to the extent that they are not exchanged for Exchange Notes by holders who are entitled to participate in this Exchange Offer. The holders of Old Notes (other than any such holder that is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act) who are not eligible to participate in the Exchange Offer are entitled to certain registration rights, and the Company is required to file a Shelf Registration Statement with respect to such Old Notes. The Exchange Notes will constitute a new issue of securities with no established trading market. The Company does not intend to list the Exchange Notes on any national securities exchange or seek the admission thereof to trading in the National Association of Securities Dealers Automated Quotation System. The Initial Purchasers have advised the Company that they currently intend to make a market in the Exchange Notes, but they are not obligated to do so and may discontinue such market making at any time. In addition, such market making activity will be subject to the limits imposed by the Securities Act and the Exchange Act and may be limited during the Exchange Offer and the pendency of the Shelf Registration Statement. Accordingly, no assurance can be given that an active public or other market will develop for the Exchange Notes or as to the liquidity of the trading market for the Exchange Notes. If a trading market does not develop or is not maintained, holders of the Exchange Notes may experience difficulty in reselling the Exchange Notes or may be unable to sell them at all. If a market for the Exchange Notes develops, any such market may be discontinued at any time.

  If a public trading market develops for the Exchange Notes, future trading prices of such securities will depend on many factors including, among other things, prevailing interest rates, the Company's results of operations and market for similar securities. Depending on prevailing interest rates, the market for similar securities and other factors, including the financial condition of the Company, the Exchange Notes may trade at a discount from their principal amount.

FAILURE TO FOLLOW EXCHANGE OFFER PROCEDURES COULD ADVERSELY AFFECT HOLDERS

  Issuance of the Exchange Notes in exchange for the Old Notes pursuant to the Exchange Offer will be made only after a timely receipt by the Company of such Old Notes, a properly completed and duly executed Letter of Transmittal or Agent's Message and all other required documents. Therefore, holders of the Old Notes desiring to tender such Old Notes in exchange for Exchange Notes should allow sufficient time to ensure timely delivery. The Company is under no duty to give notification of defects or irregularities with respect to the tenders of Old Notes for exchange. Old Notes that are not tendered or are tendered but not accepted will, following the consummation of the Exchange Offer, continue to be subject to the existing restrictions upon transfer thereof, and, upon consummation of the Exchange Offer certain registration rights under the Registration Rights Agreement will terminate. In addition, any holder of Old Notes who tenders in the Exchange Offer for the purpose of participating in a distribution of the Exchange Notes may be deemed to have received restricted securities, and if so, will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. Each broker-dealer that receives Exchange Notes for its own account in exchange for Old Notes, where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. See "Plan of Distribution." To the extent that Old Notes are tendered and accepted in the Exchange Offer, the trading market for untendered and tendered but unaccepted Old Notes could be adversely affected. See "The Exchange Offer."

                                USE OF PROCEEDS

  This Exchange Offer is intended to satisfy certain of the Company's obligations under the Purchase Agreements and the Registration Rights Agreements. The Company will not receive any cash proceeds from the issuance of the Exchange Notes offered hereby. In consideration for issuing the Exchange Notes contemplated in this Prospectus, the Company will receive Old Notes in like principal amount, the form and terms of which are the same as the form and terms of the Exchange Notes (which replace the Old Notes), except as otherwise described herein.

  The net proceeds from the sale of the Old Senior Notes (after deducting the discounts to the Initial Purchasers and the expenses in connection with such offering) were approximately $98 million. The Company has used or expects to use such net proceeds as follows: (i) approximately $47 million will be used to repay the 9% Sinking Fund Debentures due June 15, 2004 of Transportation (the "9% Debentures"), including all accrued and unpaid interest thereon; and
(ii) approximately $27 million has been used to repay the 8% Secured Note due August 15, 2002 of Transportation (the "8% Note"), including all accrued and unpaid interest thereon. Any remaining proceeds will be for general corporate purposes, including working capital.

  The net proceeds from the sale of the Old Senior Subordinated Notes (after deducting discounts to the Initial Purchasers and the expenses in connection with such offering) were approximately $244 million, which will be used to redeem NIC's Series G Convertible Cumulative Preferred Stock (the "Series G Preferred") and to pay accumulated and unpaid dividends thereon.

  The Company intends to repay the 9% Debentures and redeem the Series G Preferred as soon as practical after completion of the Initial Offerings. Pending such uses outlined above, the Company will invest such net proceeds from the Initial Offerings in short-term, investment grade, interest-bearing securities.

                                CAPITALIZATION

  The following table sets forth the historical capitalization of the Company as of October 31, 1997 and as adjusted to give effect to the sale of the Old Notes in the Initial Offerings and the application of the net proceeds therefrom. The Old Notes surrendered in exchange for Exchange Notes will be retired and canceled and cannot be reissued. Accordingly, issuance of the Exchange Notes will not result in any increase or decrease in the indebtedness of the Company. As such, no effect has been given to the Exchange Offer in the following capitalization table. See "Use of Proceeds."

                                                           AT OCTOBER 31, 1997
                                                           --------------------
                                                           ACTUAL   AS ADJUSTED
                                                           -------  -----------
                                                              (IN MILLIONS)
Cash, cash equivalents and marketable securities (1)(2)... $   965    $   992
                                                           =======    =======
TOTAL DEBT (INCLUDING CURRENT PORTION):
Manufacturing operations:
  6 1/4% Sinking Fund Debentures, due 1998................ $     3    $     3
  9% Sinking Fund Debentures, due 2004....................      45        --
  8% Secured Note, due 2002...............................      26        --
  Capitalized leases and other obligations................      18         18
  Mexican credit facility (3).............................     --         --
  7% Senior Notes, due 2003...............................     --         100
  8% Senior Subordinated Notes, due 2008..................     --         250
                                                           -------    -------
    Total manufacturing operations debt...................      92        371
Financial services operations:
  Asset-backed commercial paper program...................     541        541
  Bank credit facility....................................     393        393
  8 7/8% Senior Subordinated Notes due 1998...............      94         94
  9% Senior Subordinated Notes due 2002...................     100        100
  Capitalized leases......................................      96         96
                                                           -------    -------
    Total financial services debt.........................   1,224      1,224
                                                           -------    -------
    Total debt............................................   1,316      1,595
SHAREOWNERS' EQUITY:
  Series G convertible cumulative preferred stock
   (liquidation
   preference $240 million)...............................     240        --
  Series D convertible junior preference stock
   (liquidation
   preference $4 million).................................       4          4
  Common Stock............................................   1,659      1,659
  Class B Common Stock (2)................................     471        471
  Retained earnings (deficit).............................  (1,301)    (1,301)
  Treasury stock, at cost.................................     (53)       (53)
                                                           -------    -------
    Total shareowners' equity.............................   1,020        780
                                                           -------    -------
    Total capitalization.................................. $ 2,336    $ 2,375
                                                           =======    =======

--------
(1) In November 1997, Navistar contributed $100 million to the hourly pension plan and $200 million to the Base Trust. These contributions were funded from existing cash balances.
(2) In January 1998, the Company repurchased approximately 3.2 million shares of its Class B Common Stock from the Supplemental Trust. The purchase price of approximately $83 million was funded from existing cash balances.
(3) In November 1997, the Company's Mexican subsidiary established a $125 million credit facility to be used to fund the development of the Company's Mexican operations. As of December 31, 1997, an aggregate of $35 million of borrowings was outstanding under such facility. All of such subsidiary's indebtedness under such facility is guaranteed on a senior basis by NIC.

              SELECTED CONSOLIDATED FINANCIAL AND OPERATING DATA

  The selected consolidated financial data for Navistar for the five year period ended October 31, 1997 was derived from Navistar's audited consolidated financial statements and notes thereto. The selected consolidated financial data set forth below should be read in conjunction with "Management's Discussion and Analysis of Results of Operations and Financial Condition" and the Company's Consolidated Financial Statements and notes thereto included elsewhere in this Prospectus.

                                     FISCAL YEAR ENDED OCTOBER 31,
                                  ---------------------------------------
                                   1997    1996    1995    1994    1993
                                  ------  ------  ------  ------  -------
                                    (IN MILLIONS, EXCEPT PER SHARE DATA)
SELECTED INCOME STATEMENT DATA:
Sales and revenues:
  Sales of manufactured products. $6,147  $5,508  $6,125  $5,153  $ 4,510
  Finance and insurance revenue
   (1)...........................    174     197     167     152      181
  Other income...................     50      49      50      32       30
                                  ------  ------  ------  ------  -------
    Total sales and revenues.....  6,371   5,754   6,342   5,337    4,721
                                  ------  ------  ------  ------  -------
Costs and expenses:
  Costs of products and services
   sold..........................  5,292   4,827   5,288   4,496    3,925
  Other expenses (2).............    763     739     705     608    1,146
  Interest expense...............     74      83      87      75       91
                                  ------  ------  ------  ------  -------
    Total costs and expenses.....  6,129   5,649   6,080   5,179    5,162
                                  ------  ------  ------  ------  -------
Income (loss) before income
 taxes...........................    242     105     262     158     (441)
Income tax expense (benefit).....     92      40      98      56     (168)
                                  ------  ------  ------  ------  -------
Income (loss) of continuing
 operations......................    150      65     164     102     (273)
Loss of discontinued operations
 (3).............................    --      --      --      (20)     --
Cumulative effect of changes in
 accounting policy (4)...........    --      --      --      --      (228)
                                  ------  ------  ------  ------  -------
Net income (loss)................ $  150  $   65  $  164  $   82  $  (501)
                                  ======  ======  ======  ======  =======
Income (loss) of continuing
 operations per common share (7)
  Basic.......................... $ 1.66  $  .49  $ 1.83  $  .99  $ (8.63)
  Diluted........................ $ 1.65  $  .49  $ 1.83  $  .99  $ (8.63)
Net income (loss) per common
 share (7)
  Basic.......................... $ 1.66  $  .49  $ 1.83  $  .72  $(15.19)
  Diluted........................ $ 1.65  $  .49  $ 1.83  $  .72  $(15.19)
                                            AT OCTOBER 31,
                                  ---------------------------------------
                                   1997    1996    1995    1994    1993
                                  ------  ------  ------  ------  -------
                                               (IN MILLIONS)
SELECTED BALANCE SHEET DATA:
Assets:
  Manufacturing operations....... $4,111  $3,815  $4,018  $3,724  $ 3,645
  Financial services operations..  1,857   1,843   1,922   1,582    1,672
  Eliminations...................   (452)   (332)   (374)   (259)    (257)
                                  ------  ------  ------  ------  -------
    Total assets................. $5,516  $5,326  $5,566  $5,047  $ 5,060
                                  ======  ======  ======  ======  =======
Debt:
  Manufacturing operations....... $   92  $  115  $  127  $  127  $   175
  Financial services operations..  1,224   1,305   1,330   1,091    1,199
                                  ------  ------  ------  ------  -------
    Total debt................... $1,316  $1,420  $1,457  $1,218  $ 1,374
                                  ======  ======  ======  ======  =======
Preferred stock.................. $  244  $  244  $  244  $  244  $   245
                                  ======  ======  ======  ======  =======
Total shareowners' equity........ $1,020  $  916  $  870  $  817  $   775
                                  ======  ======  ======  ======  =======

                                    FISCAL YEAR ENDED OCTOBER 31,
                           ------------------------------------------------
                             1997      1996      1995      1994      1993
                           --------  --------  --------  --------  --------
                              (IN MILLIONS, EXCEPT RATIO, EMPLOYEES,
                                   MARKET SHARE AND UNIT DATA)
OTHER FINANCIAL DATA:
Dividends paid, Series G
 Preferred Stock.........  $     29  $     29  $     29  $     58  $    --
Capital expenditures.....       172       117       139        87       110
Engineering and research
 expense.................       124       129       113        97        94
Depreciation and
 amortization............       120       105        86        72        75
Average number of Common,
 Class B Common and
 dilutive common
 equivalent shares
 outstanding.............      73.6      73.8      74.3      74.6      34.9
Ratio of earnings to
 fixed charges (5).......       3.7x      2.1x      3.5x      2.7x      --
OPERATING DATA:
Number of employees:
  Worldwide..............    16,168    14,187    16,079    14,910    13,612
  United States..........    13,493    12,445    13,852    12,792    11,934
United States and
 Canadian retail
 deliveries of trucks and
 school buses............    99,500    94,000   101,700    91,600    79,800
United States and
 Canadian market share
 (6).....................      28.6%     27.5%     26.7%     27.0%     27.6%
Unit shipments:
  Trucks and school
   buses.................   104,400    95,200   112,200    95,000    87,200
  OEM engines............   184,000   163,200   154,200   130,600   118,200

--------
(1) Includes revenues of NFC as well as Navistar's other financial service subsidiaries.
(2) The Company contributed approximately 25.6 million shares of its Class B Common Stock valued at $513 million to the Supplemental Trust in 1993.
(3) The 1994 loss of discontinued operations resulted from a $20 million after tax charge for environmental liabilities at production facilities of two formerly owned businesses, Wisconsin Steel and Solar Turbine, Inc.
(4) In the third quarter of 1993, the Company adopted SFAS 106 and SFAS 109, retroactive to November 1, 1992.
(5) The ratio of earnings to fixed charges is determined by dividing pretax income from continuing operations, adjusted for interest expense, debt expense amortization and the portion of rental expense deemed representative of an interest factor by the sum of interest expense, debt expense amortization and the portion of rental expense deemed representative of the interest factor. Earnings were insufficient to cover fixed charges by approximately $441 million in fiscal 1993. For the fiscal year ended October 31, 1997, after giving pro forma effect to the Initial Offerings and the application of the net proceeds therefrom, as if each had occurred as of the beginning of fiscal 1997, the Company's ratio of earnings to fixed charges would have been 3.0x.
(6) Based on retail deliveries of medium trucks (Classes 5, 6 and 7), including school buses, and heavy trucks (Class 8) in the United States and Canada by Transportation and its dealers, compared to the industry total in the United States and Canada of retail deliveries.
(7) The net income (loss) per common share information for all periods presented have been restated to reflect the new earnings per share calculation required by Statement of Financial Accounting Standard No. 128 "Earnings Per Share." Income (loss) of continuing operations per common share was computed as follows:

                                                    FISCAL YEAR ENDED OCTOBER 31,
                                                    ----------------------------
                                                     1997 1996 1995 1994 1993
                                                     ---- ---- ---- ---- -----
                                                           (IN MILLIONS)
      Income (loss) of continuing operations........ $150 $ 65 $164 $102 $(273)
      Less dividends on Series G Preferred Stock....   29   29   29   29    29
                                                     ---- ---- ---- ---- -----
      Income (loss) of continuing operations
       applicable to common stock (Basic and
       Diluted)..................................... $121 $ 36 $135 $ 73 $(302)
                                                     ==== ==== ==== ==== =====
      Average shares outstanding (millions)
       Basic........................................ 73.1 73.7 74.2 74.5  34.9
         Dilutive effect of options outstanding.....   .4  --   --   --    --
         Conversion of Series D Preferred Stock.....   .1   .1   .1   .1   --
                                                     ---- ---- ---- ---- -----
       Diluted...................................... 73.6 73.8 74.3 74.6  34.9
                                                     ==== ==== ==== ==== =====

  Unexercised employee stock options to purchase shares of Navistar Common Stock were not included in the diluted shares outstanding when the options' exercise prices were greater than the average market price of Navistar Common Stock during the respective periods. Additionally, the diluted calculation excludes the effects of the conversion of the Series G Preferred Stock as such conversion would produce anti-dilutive results. The dilutive effect of options outstanding and the conversion of Series D Preferred Stock were not included in 1993 diluted shares as such inclusion would produce anti-dilutive results. Basic and diluted loss of discontinued operations per common share in 1994 was $0.27. Basic and diluted loss from the cumulative effect of changes in accounting policy per common share in 1993 was $6.56. In January of 1998, the Company repurchased approximately
  3.2 million shares of its Class B Common Stock from the Supplemental Trust.

                MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS
                     OF OPERATIONS AND FINANCIAL CONDITION

  The following discussion and analysis should be read in conjunction with the Company's Financial Statements and notes thereto included elsewhere in this Prospectus. Certain statements under this caption constitute "forward-looking statements" under Section 27A of the Securities Act and involve risks and uncertainties. The Company's actual results may differ significantly from the results discussed in such forward-looking statements. Factors that might cause such a difference include, but are not limited to, those discussed under the captions "Risk Factors" and "Business Environment."

GENERAL

  NIC is a holding company and its principal operating subsidiary is Transportation. The Company's manufacturing operations are engaged in the manufacture and marketing of Class 5 through 8 trucks, including school buses, mid-range diesel engines and service parts primarily in the United States and Canada. These products are also sold to distributors in selected export markets. The financial services operations of the Company provide wholesale, retail and lease financing, and commercial physical damage and liability insurance coverage to the Company's dealers and retail customers and to the general public through an independent insurance agency system.

  The discussion and analysis reviews the operating and financial results, and liquidity and capital resources of manufacturing operations and financial services operations. Manufacturing operations include the financial results of the financial services operations included on a one-line basis under the equity method of accounting. Financial services operations include NFC, its domestic insurance subsidiary as well as the Company's foreign finance and insurance companies. See Note 1 to the Financial Statements.

BUSINESS ENVIRONMENT

  Sales of Class 5 through 8 trucks are cyclical, with demand affected by such economic factors as industrial production, construction, demand for consumer durable goods, interest rates and the earnings and cash flow of dealers and customers. Reflecting the stability of the general economy, demand for new trucks remained strong during 1997. An improvement in the number of new truck orders has increased the Company's order backlog to 45,300 units at October 31, 1997 from 20,900 units at October 31, 1996. Retail deliveries in 1998 continue to be highly dependent on the rate at which new truck orders are received. The Company will evaluate order receipts and backlog throughout the year and will balance production with demand as appropriate.

  The Company currently projects 1998 United States and Canadian Class 8 heavy truck demand to be 195,000 units, a slight decrease from 1997. Class 5, 6 and 7 medium truck demand, excluding school buses, is forecast at 116,000 units, slightly lower than in 1997. Demand for school buses is expected to decrease 8% in 1998 to 30,500 units. Mid-range diesel engine shipments by the Company to original equipment manufacturers in 1998 are expected to be 215,700 units, 17% higher than in 1997. The Company's service parts sales are projected to grow 9% to approximately $875 million.

  The Supplemental Trust, which was created in 1993 for the benefit of the Company's current and future retirees and administered by a five person trust committee, owned all of the outstanding Class B Common Stock at October 31, 1997, which represented approximately one-third of the Company's outstanding Common Stock. The Class B Common Stock has restricted voting rights and transfer provisions but, on July 1, 1998, will convert into Common Stock with full voting rights and no transfer restrictions.

  During August 1997, the Company's current master contract with the UAW was extended through October 1, 2002. This contract allows the Company to focus its assembly plants, simplify current product lines, invest in new product development, and achieve more competitive wage, benefit and productivity levels.

  During 1997, the Company entered into a ten-year agreement, effective with model year 2003, to supply newly designed, advanced technology engines through the year 2012 to Ford for use in its diesel-powered light trucks and vans. The Company's current engine agreement with Ford was extended through model year 2002.

  The Company is currently considering an internal corporate reorganization, whereby, among other things, Transportation's engine and service parts operations and NFC would become direct subsidiaries of NIC.

RESULTS OF OPERATIONS

  The Company reported net income of $150 million for 1997, or $1.65 per common share, reflecting higher sales of manufactured products. Net income was $65 million, or $0.49 per common share, in 1996 and $164 million, or $1.83 per common share, in 1995. Net income in 1996 included a one-time $35 million pretax charge for costs related to the termination of the NGT Program. In August 1997, the Company and the UAW reached agreement on a master contract extension that enabled the Company to reinstate this program. The remaining accrual for the 1996 charge at the time of the announcement was not material.

  The Company's manufacturing operations reported income before income taxes of $164 million in 1997 compared with pretax income of $22 million in 1996 and $200 million in 1995. The increase in 1997 reflects higher sales of trucks and diesel engines as well as the effects of improved pricing and various cost improvement initiatives. The decrease in 1996 from 1995 reflects a decline in demand for trucks as well as the charge for termination of the Company's NGT Program.

  The Company's financial services operations had income before income taxes of $78 million, $83 million and $62 million in 1997, 1996 and 1995, respectively.

  NFC's pretax income in 1997 was $75 million, a 7% decrease from $81 million in 1996. The change is primarily a result of lower income on sales of retail receivables and a decline in wholesale financing activity. The reduced gains on sales resulted from lower margins on retail notes reflecting higher market interest rates prior to the date of sale. NFC's pretax income increased $22 million in 1996 from the $59 million reported in 1995 primarily due to higher income on sales of retail notes and an increased volume of wholesale financing.

  Earnings from the foreign finance and insurance subsidiaries were $3 million, $2 million and $3 million in 1997, 1996 and 1995, respectively.

  SALES AND REVENUES. Industry retail sales of Class 5 through 8 trucks totaled 347,400 units in 1997, a 2% increase from the 341,200 units sold in 1996, but 9% lower than the 380,600 units sold in 1995. Class 8 heavy truck sales totaled 196,800 units, comparable to the 195,400 units sold in 1996 but a decrease of 14% from the 228,800 units sold in 1995. Industry sales of Class 5, 6 and 7 medium trucks, including school buses, totaled 150,600 units in 1997, a 3% increase from 1996 when 145,800 units were sold, and comparable to the 151,800 units sold in 1995. Industry sales of school buses, which accounted for 22% of the medium truck market, increased slightly from 1996 to 33,200 units.

  Sales and revenues of $6,371 million in 1997 were 11% higher than the $5,754 million reported in 1996 and comparable to the $6,342 million reported in 1995. Sales of trucks, mid-range diesel engines and service parts totaled $6,147 million in 1997, 12% above the $5,508 million reported for 1996 and comparable to the $6,125 million reported in 1995.

  The Company maintained its position as sales leader in the combined United States and Canadian Class 5 through 8 truck market in 1997 with a 28.6% market share, an increase from the 27.5% share in 1996 and the 26.7% share in 1995. (Sources: American Automobile Manufacturer's Association, the United States Motor Vehicle Manufacturer's Association and R. L. Polk & Company.) In 1997, the Company's share of the Class 8 heavy truck market increased to 18.6% from 17.1% in 1996 and 18.4% in 1995.

  Shipments of mid-range diesel engines by the Company to other OEMs during 1997 were a record 184,000 units, a 13% increase from 1996 and a 19% improvement over 1995. Higher shipments to Ford to meet consumer demand for the light trucks and vans which use this engine was the primary reason for the increase.

  Service parts sales of $806 million in 1997 increased from the $760 million reported in 1996 and were 10% higher than the $730 million reported in 1995 as a result of dealer and national account volume growth.

  Finance and insurance revenue for 1997 was $174 million, 12% lower than the $197 million reported in 1996 primarily as a result of a decline in wholesale financing activity. Revenues from financial services operations increased 18% between 1996 and 1995 primarily as a result of higher income on sales of retail notes.

  COSTS AND EXPENSES. Manufacturing gross margin was 14.2% of sales in 1997, compared with 12.5% in 1996 and 13.8% in 1995. The increase in gross margin is primarily due to lower production costs and improved pricing offset by a provision for employee profit sharing. Factors which contributed to the change in gross margin between 1996 and 1995 included lower sales volumes, more competitive pricing and the costs of terminating the NGT Program.

  Engineering and research expense was $124 million in 1997, $129 million in 1996 and $113 million in 1995, reflecting continuing investment in new truck and engine products as well as improvements to existing products.

  Marketing and administrative expense was $365 million in 1997 compared with $319 million in 1996 and $307 million in 1995. The change between 1997 and 1996 is the result of higher sales and distribution costs, and an increase in the provision for payment to employees as provided by the Company's performance incentive programs. The $12 million increase in the expense between 1996 and 1995 reflects investment in the implementation of the Company's strategy to reduce costs and complexity in its manufacturing processes.

  Interest expense decreased to $74 million in 1997 from $83 million in 1996 and $87 million in 1995. The decreases in 1997 and 1996 were the result of lower wholesale note funding requirements and declining interest rates.

  Finance service charges on sold receivables were $23 million in 1997, 4% lower than in 1996 and 21% lower than in 1995.

LIQUIDITY AND CAPITAL RESOURCES

  Cash flow is generated from the manufacture and sale of trucks, mid-range diesel engines and service parts as well as product financing and insurance coverage provided to Transportation's dealers and retail customers by the financial services operations.

  Historically, funds to finance Transportation's products are obtained from a combination of commercial paper, short- and long-term bank borrowings, medium- and long-term debt issues, sales of finance receivables and equity capital. NFC's current debt ratings have made bank borrowings and sales of finance receivables the most economic sources of cash. Insurance operations are funded through internal operations.

  Total cash, cash equivalents and marketable securities of the Company amounted to $965 million at October 31, 1997, $881 million at October 31, 1996 and $1,040 million at October 31, 1995.

  Cash provided by operations during 1997 totaled $380 million, primarily from net income of $150 million, $82 million of noncash deferred income taxes, $59 million of other noncash items, principally depreciation, and a net change in operating assets and liabilities of $89 million. Income tax expense for 1997 was $92 million, of which $10 million was cash payments to federal and certain state and local governments, while the remaining $82 million of federal and other taxes reduced the deferred tax asset.

  The net change in operating assets and liabilities of $89 million includes a $195 million increase in receivables, reflecting continued strong demand for the Company's products, offset by a $288 million increase in accounts payable as a result of increased production in the fourth quarter.

  Investment programs included a net decrease in marketable securities, as sales of securities exceeded purchases by $45 million. During 1997, the purchase of $970 million of retail notes and lease receivables was funded with $958 million in proceeds from the sale of receivables and principal collections of $94 million. Other investment activities used $42 million for an increase in property and equipment leased to others and $172 million to fund capital expenditures. Capital expenditures included $82 million for construction of a truck assembly facility in Mexico, $42 million to increase mid-range diesel engine capacity and additional funds for truck product improvements.

  Financing activities used cash to pay $29 million in dividends on the Series G Preferred shares, $46 million for principal payments on long-term debt, and $285 million to reduce notes and debt outstanding under the bank revolving credit facility and asset-backed and other commercial paper programs offset by an increase of $209 million in long-term debt.

  During 1997 and 1996, NFC supplied 94% of the wholesale financing of new trucks sold to Transportation's dealers compared with 93% in 1995. NFC's share of the retail financing of new trucks sold in the United States decreased to 13% in 1997 from 16% in 1996 and 14% in 1995 due to the highly competitive commercial financing market.

  The sale of finance receivables is a significant source of funding for the financial services operations. During 1997, 1996 and 1995, NFC sold $987 million, $985 million and $740 million, respectively, of retail notes through Navistar Financial Retail Receivables Corporation ("NFRRC"), a wholly owned subsidiary. The net proceeds from these sales were used for general working capital purposes. In November 1997, NFC sold an additional $500 million of retail notes through NFRRC.

  NFRRC has filed registration statements with the SEC which provide for the issuance of up to $5,000 million of asset-backed securities. At October 31, 1997, the remaining shelf registration available to NFRRC for issuance of asset-backed securities was $1,473 million. See Note 8 to the Financial Statements.

  NFC has a $925 million contractually committed bank revolving credit facility and a $400 million asset-backed commercial paper program supported by a bank liquidity facility which mature in March 2001. NFC also utilizes a $600 million revolving wholesale note trust that provides for the continuous sale of eligible wholesale notes on a daily basis. The trust is comprised of two $100 million tranches of investor certificates maturing serially from 1998 to 1999, and two $200 million tranches maturing in 2003 and 2004. At October 31, 1997, the remaining shelf registration available for issuance of investor certificates was $200 million.

  At October 31, 1997, available funding under NFC's amended and restated credit facility (the "Credit Agreement") and the asset-backed commercial paper facility (the "ABCP Program") was $532 million and $14 million, respectively, of which $141 million was used to back short-term debt at October 31, 1997.

  The Company finances capital expenditures principally through internally generated cash. Capital leasing is used to fund selected projects based on economic and operating factors. The Company had outstanding capital commitments of $137 million at October 31, 1997 primarily for increased manufacturing capacity at the Indianapolis engine plant and construction of a truck assembly facility in Mexico.

  The Company has announced plans for approximately $350 million in capital spending over the next six years for the NGT Program. Capital expenditures for 1998 are expected to be approximately double the current year's level. Approximately $25 million is to be spent in 1998 for the NGT Program. Additional capital expenditures are planned for the completion of the truck assembly facility in Mexico, increased manufacturing capacity at the Indianapolis engine plant, commencement of truck operations in Brazil and improvements to existing facilities and products. The Company's investment in the NGT Program will also include $300 million in development expense over the next six years, of which approximately $50 million is planned for 1998.

  In November 1997, the Company contributed $200 million to the Retiree Health Care Base Plan Trust and contributed $100 million to the hourly pension plan.

  NFC's maximum exposure under all receivable sale recourse provisions at October 31, 1997 was $246 million; however, management believes that the allowance for credit losses on sold receivables is adequate.

  At October 31, 1997, the Canadian operating subsidiary was contingently liable for retail customers' contracts and leases financed by a third party. The Company is subject to maximum recourse of $261 million on retail contracts and $13 million on retail leases. In addition, as of October 31, 1997, the Company is contingently liable for approximately $49 million for various guarantees and buyback programs; however, based on historical loss trends, the Company's exposure is not considered material.

  The Canadian operating subsidiary, NFC and certain other subsidiaries included in financial services operations are parties to agreements which result in the restriction of amounts which can be distributed to Transportation in the form of dividends, loans or advances. At October 31, 1997, the maximum amount of dividends which were available for distribution under the most restrictive covenants was $62 million.

  The Company and Transportation are obligated under certain agreements with public and private lenders of NFC to maintain the subsidiary's income before interest expense and income taxes at not less than 125% of its total interest expense. No income maintenance payments were required for the three years ended October 31, 1997. See "Business--Certain Arrangements with NFC."

  During November 1997, the Company arranged financing for $125 million of funds denominated in U.S. dollars and Mexican pesos to be used for development of the Company's Mexican operations.

  Management continues to evaluate current and forecasted cash flow as a basis for financing operating requirements, capital expenditures and anticipated payments of preferred dividends. Management believes that collections on the outstanding receivables portfolios as well as funds available from various funding sources will permit the financial services operations to meet the financing requirements of the Company's dealers and customers.

ENVIRONMENTAL MATTERS

  In the fourth quarter of 1994, Transportation recorded a $20 million charge, net of $13 million of income taxes, as a loss of discontinued operations related to environmental liabilities at production facilities of two formerly owned businesses, Wisconsin Steel and Solar Turbine, Inc. Included in the charge was an anticipated $11 million payment to the Economic Development Administration, a division of the U.S. Department of Commerce, in settlement of commercial and environmental disputes related to the Wisconsin Steel property. In 1997, the U.S. Department of Justice and Transportation approved the final consent decree related to the Wisconsin Steel property and the Company paid $11 million to the Economic Development Administration.

  The Company has been named a potentially responsible party ("PRP"), in conjunction with other parties, in a number of cases arising under an environmental protection law known as the Superfund law. These cases involve sites which allegedly have received wastes from current or former Company locations. Based on information available to the Company, which in most cases consists of data related to quantities and characteristics of material generated at or shipped to each site as well as cost estimates from PRPs and/or federal or state regulatory agencies for the cleanup of these sites, a reasonable estimate is calculated of the Company's share, if any, of the probable costs and is provided for in the financial statements. These obligations generally are recognized no later than completion of the remedial feasibility study and are not discounted to their present value. The Company reviews its accruals on a regular basis and believes that, based on these calculations, its share of the potential additional costs for the cleanup of each site will not have a material effect on the Company's financial results.

DERIVATIVE FINANCIAL INSTRUMENTS

  As disclosed in Notes 1 and 10 to the Financial Statements, the Company uses derivative financial instruments to transfer or reduce the risks of foreign exchange and interest rate volatility, and potentially increase the return on invested funds. Company policy does not allow the use of derivatives for speculative purposes.

  The Company's manufacturing operations, as conditions warrant, hedge foreign exchange exposure on the purchase of parts and materials from foreign countries and its exposure from sales of manufactured products in other countries. Contracted purchases of commodities for manufacturing may be hedged up to one year. The manufacturing operations had no foreign exchange exposure at October 31, 1997.

  NFC uses interest rate caps, interest rate swaps and forward interest rate contracts when needed to convert floating rate funds to fixed and vice versa to match its asset portfolio. NFC also uses forward interest rate contracts to manage its exposure to fluctuations in funding costs from the anticipated securitization and sale of retail notes. During 1997, NFC entered into $500 million of interest rate hedge agreements in anticipation of the November 1997 sale of retail receivables. These hedge agreements were closed in conjunction with the pricing of the sale, and the loss at October 31, 1997, which was not material, was deferred and reduced the gain recognized on the sale of receivables in November 1997.

  Both manufacturing operations and NFC purchase collateralized mortgage obligations that have relatively stable cash flow patterns in relation to interest rate changes.

YEAR 2000

  The Company has made and will make certain investments in its software systems and applications to ensure that the Company is Year 2000 compliant. The financial impact to the Company has not been and is not anticipated to be material to its financial position or results of operations.

NEW ACCOUNTING PRONOUNCEMENTS

  In February 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 128, "Earnings Per Share." This statement specifies the computation, presentation and disclosure requirements for earnings per share and is effective for financial statements issued for periods ending after December 15, 1997. The standard is not expected to have a material effect on the Company's net income per common share computation.

  In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" ("SFAS 130"), and Statement of Financial Accounting Standards No. 131, "Disclosures about Segments of an Enterprise and Related Information" ("SFAS 131"). SFAS 130 establishes standards for reporting and display of comprehensive income and its components. SFAS 131 establishes standards for reporting information about operating segments, and related disclosures about products and services, geographic areas and major customers. These statements are effective for fiscal years beginning after December 15, 1997. These standards expand or modify disclosures and, accordingly, will have no impact on the Company's reported financial position, results of operations and cash flows. The Company is assessing the impact of SFAS 131 on its reported segments.

  In February 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 132, "Employers' Disclosures about Pensions and Other Postretirement Benefits." This statement revises standards for disclosures about pension and other postretirement benefit plans and is effective for fiscal years beginning after December 15, 1997. This standard expands or modifies disclosure and, accordingly will have no impact on the Company's reported financial position, results of operations and cash flows.

INCOME TAXES

  The Statement of Financial Condition at October 31, 1997 and 1996 includes a deferred tax asset of $934 million and $1,030 million, respectively, net of valuation allowances of $309 million related to future tax benefits. The deferred tax assets are net of valuation allowances since it is more likely than not that some portion of the deferred tax asset may not be realized in the future.

  The deferred tax asset includes the tax benefits associated with cumulative tax losses of $1,808 million and temporary differences, which represent the cumulative expense of $1,413 million recorded in the Statement of Income that has not been deducted on the Company's tax returns. The valuation allowance at October 31, 1997 assumes that it is more likely than not that approximately $815 million of cumulative tax losses will not be realized before their expiration date. Realization of the net deferred tax asset is dependent on the generation of approximately $2,500 million of future taxable income, of which an average of approximately $75 million would need to be generated annually for the 14-year period 1998 through 2011. The remaining taxable income, which represents the realization of tax benefits associated with temporary differences, does not need to be generated until subsequent to 2011. Until the Company has utilized its significant NOL carryforwards, the cash payment of federal income taxes will be minimal. See
Note 3 to the Financial Statements.

  Extensive analysis is performed to determine the amount of the deferred tax asset. Such analysis is based on the premise that the Company is and will continue to be a going concern and that it is more likely than not that deferred tax benefits will be realized through the generation of future taxable income. Management reviews all available evidence, both positive and negative, to assess the long-term earnings potential of the Company using a number of alternatives to evaluate financial results in economic cycles at various industry volume conditions based upon the Company's current operating structure. Other factors considered are the Company's 17-consecutive-year leadership in the combined market share of Class 5 through 8 trucks and recognition as a worldwide leading producer of mid-range diesel engines. The projected availability of taxable income to realize the tax benefit from net operating loss carryforwards and the reversal of temporary differences before expiration of these benefits are also considered. The valuation allowance may be adjusted in the future as a result of changes in business and industry conditions, operating structure, Company strategies or other significant transactions. Management believes that, with the combination of available tax planning strategies and the maintenance of significant market share, earnings are achievable in order to realize the net deferred tax asset of $934 million.

  Reconciliation of the Company's income before income taxes for financial statement purposes to United States taxable income for the years ended October 31 is as follows:

                                                      YEARS ENDED OCTOBER 31,
                                                      -------------------------
                                                       1997     1996     1995
                                                      -------  -------  -------
                                                       (MILLIONS OF DOLLARS)
Income before income taxes........................... $   242  $   105  $   262
Exclusion of (income) loss of foreign subsidiaries...      (3)       3      (11)
State income taxes...................................      (2)      (2)      (2)
Temporary differences................................     151     (284)      69
Other................................................       6      --        (4)
                                                      -------  -------  -------
    Taxable income (loss)............................ $   394  $  (178) $   314
                                                      =======  =======  =======

  The Company contributed approximately $215 million to its hourly and salaried pension plans in fiscal 1997. The timing of these contributions allowed for their deduction on the Company's 1996 tax return, which resulted in a tax loss of $178 million as compared to the $37 million of taxable income previously reported.

                                   BUSINESS

  Navistar, through its wholly owned subsidiary Transportation, operates in two principal industry segments: manufacturing and financial services. Manufacturing operations are responsible for the manufacture and marketing of medium and heavy trucks, including school buses, mid-range diesel engines and service parts primarily in the United States and Canada as well as in selected export markets. Based on assets and revenues, manufacturing operations represent the majority of the Company's business activities. The financial services operations consist of NFC, its domestic insurance subsidiary and the Company's foreign finance and insurance subsidiaries. NFC's primary business is the retail and wholesale financing of products sold by the manufacturing operations and its dealers within the United States and the providing of commercial physical damage and liability insurance to the manufacturing operations' dealers and retail customers and to the general public through an independent insurance agency system. Industry segment data for 1997, 1996 and 1995 is summarized in Note 14 to the Financial Statements, which is included elsewhere in this Prospectus.

THE MEDIUM AND HEAVY TRUCK INDUSTRY

  The market in which Navistar competes is subject to considerable volatility as it moves in response to cycles in the overall business environment and is particularly sensitive to the industrial sector which generates a significant portion of the freight tonnage hauled. Government regulation has impacted and will continue to impact trucking operations and efficiency and the specifications of equipment.

  The following table shows industry retail deliveries in the combined United States and Canadian markets for the five years ended October 31, in thousands of units:

                                                      YEARS ENDED OCTOBER 31,
                                                   -----------------------------
                                                   1997  1996  1995  1994  1993
                                                   ----- ----- ----- ----- -----
Class 5, 6 and 7 medium trucks and school buses... 150.6 145.8 151.8 134.2 122.5
Class 8 heavy trucks.............................. 196.8 195.4 228.8 205.4 166.4
                                                   ----- ----- ----- ----- -----
Total............................................. 347.4 341.2 380.6 339.6 288.9
                                                   ===== ===== ===== ===== =====

  Source: Monthly data derived from materials produced by the American Automobile Manufacturers Associations ("AAMA") in the United States and Canada, and other sources.

  The Class 5 through 8 truck market in the United States and Canada is highly competitive. Major domestic competitors include PACCAR, Ford and General Motors, as well as foreign-controlled domestic manufacturers, such as Freightliner, Mack and Volvo GM. In addition, manufacturers from Japan (Hino, Isuzu, Nissan and Mitsubishi) are competing in the United States and Canadian markets. The intensity of this competition results in price discounting and margin pressures throughout the industry. In addition to the influence of price, market position is driven by product quality, engineering, styling, utility and distribution.

TRANSPORTATION MARKET SHARE

  Transportation delivered 99,500 Class 5 through 8 trucks, including school buses, in the United States and Canada in fiscal 1997, a 6% increase from the 94,000 units delivered in 1996. Navistar's combined share of the Class 5 through 8 truck market was 28.6% in 1997 and 27.5% in 1996. Transportation has been the leader in combined market share for Class 5 through 8 trucks, including school buses, in the United States and Canada in each of its last 17 fiscal years based on data obtained from the AAMA, the United States Motor Vehicle Manufacturers Association and R.L. Polk & Company.

COMPETITIVE STRENGTHS

  The Company believes that its key competitive strengths include the following:

  Leading Market Position. The Company has been the leader in the combined market share for Class 5 through 8 trucks, including school buses, in the United States and Canada in each of its last 17 fiscal years. In fiscal 1997, the Company's combined market share of the Class 5 through 8 truck market was 28.6%, a 1.1 percentage point increase in market share from the previous year. For each of the last five fiscal years, the Company has been the leader in the medium truck and school bus markets. In addition, the Company believes that it is the largest supplier of replacement parts to the heavy and medium truck and bus aftermarkets.

  Commitment to Customer Satisfaction. In order to achieve high customer satisfaction, the Company maintains the largest retail organization in North America specializing in medium and heavy trucks. In addition, the Company operates seven regional parts distribution centers in the United States and Canada, enabling it to offer 24-hour availability and same day shipment of the parts most frequently requested by customers. In 1997, Navistar was ranked number one for the third consecutive year by the annual ATD Attitude Survey, which evaluates OEMs on quality and performance issues related to products, parts, policies and service.

  Largest Supplier of Mid-Range Diesel Engines. The Company is the leading supplier of mid-range diesel engines in the 160-300 horsepower range and is currently the exclusive supplier of diesel engines to Ford for use in its diesel-powered light trucks and vans. On October 29, 1997, the Company finalized its agreement with Ford to supply newly-designed, advanced technology engines through the year 2012 for use in Ford's F-series pickup trucks and Econoline vans. This 10-year agreement is scheduled to become effective beginning with model year 2003 and will replace the Company's current agreement with Ford, which will expire after model year 2002. The Company has been supplying diesel engines to Ford since 1982.

TRUCK STRATEGY

  In fiscal 1997, the Company continued to implement its five-point truck strategy, which the Company adopted in fiscal 1996 in order to improve operating performance and increase profitability. Specifically, this strategy is designed to enable Transportation's truck division to achieve its part in Navistar's goal of generating an average 17.5% after tax return on equity over a business cycle. The principal components of this strategy as well as recent achievements in its implementation include:

  . Reduce Product Complexity. The Company believes that it can increase manufacturing efficiency and improve product quality by reducing the complexity of its product offerings. Historically, thousands of options and a separate chassis design were offered for each truck model manufactured by Transportation, which led to significant manufacturing inefficiencies. In 1996, Transportation introduced a new ordering program known as Diamond Spec(TM) for its premium conventional heavy duty trucks. Under this program, Transportation rationalized the number of possible option combinations by developing pre-packaged option groups which are arranged under 11 categories (i.e., engine, chassis, electrical system) based upon the most popular preferences of its customers. Transportation also combined the chassis for three models offered in this premium conventional product category into one chassis. In 1997, Transportation expanded its Diamond Spec(TM) ordering system and completed a successful pilot program in 11 key markets for its medium trucks. This standardization of option and chassis groups is expected to lead to significant operating cost savings from increased manufacturing efficiency and to better pricing for purchased components. In addition, Transportation believes that this program will result in an overall improvement in product quality and shorter and more reliable delivery times.

  . Focus Manufacturing Facilities. The Company believes that it can achieve significant improvements in manufacturing efficiency by focusing each of its principal truck manufacturing facilities on producing a single type of truck model. In order to sharpen the Company's focus on serving its customers and markets, the Company recently announced a reorganization of its truck group into six distinct businesses. The new organization will consist of four vehicle centers--heavy truck, severe service truck, medium truck and school bus, and two business centers--parts and international. In fiscal 1996, Transportation transferred the production of its stripped chassis from its Springfield, Ohio facility to its Conway, Arkansas facility, in order to achieve efficiencies in the production of medium duty trucks. Similarly, the Company established a joint venture, SST Truck Company, which will focus on the production of the highly-complex Paystar(R) severe service trucks, thereby permitting Transportation's Chatham, Ontario facility to concentrate on manufacturing premium conventional heavy duty trucks.

  . Emphasize Product Development. The Company believes that each of its current truck models equals or exceeds those of its competitors in terms of satisfying its customers' needs. Nevertheless, the Company intends to continue to enhance and expand its current product offerings in an effort to provide trucks that better satisfy its customers' changing demands. In fiscal 1997, Navistar's Board of Directors approved funding for the NGT Program. Pursuant to the NGT Program, the Company expects to invest $350 million in capital and spend $300 million in development costs over the next six years to develop and manufacture a full line of world-class medium trucks, school buses and regular conventional heavy trucks, which will offer enhanced driver comfort, operating efficiency, overall appearance, quality and performance. The design and development phases of the NGT Program are currently underway and the Company expects the first new vehicles to be available in mid-2001, with additional new vehicles to follow approximately every six months through 2003. In 1997, Transportation also introduced the International 9100 conventional truck to replace its 8200 heavy duty regular conventional truck and made significant improvements to its premium conventional models. Further model improvements are expected to be introduced for Transportation's premium conventional heavy duty truck models in fiscal 1998.

  . Expand International Operations. The Company believes that there are significant opportunities to increase sales of both trucks and engines in Mexico and in other selected export markets. In 1997, the Company captured approximately 11.5% of the Mexican truck market after establishing a dealer network and a parts distribution center and arranging for production at a contract manufacturer in 1996. The Company's dealer network in Mexico was expanded from 23 to 38 locations in 1997. The Company is currently constructing an assembly facility located near Monterrey, Mexico. This medium duty and heavy duty truck facility is anticipated to cost approximately $167 million and to begin production by late-1998. Its capacity will be 65 units per shift. The Company believes that its Mexican operations will enable it to expand into other Latin American countries, particularly as a result of the favorable and cost effective trade agreements between Mexico and other Latin American countries. The Company has also recently established a presence in Brazil by forming a Brazilian subsidiary and signing an agreement with a Brazilian equipment manufacturer to assemble commercial trucks. The Company expects that production of its trucks in Brazil will begin in late 1998.

  . Establish Competitive Wage, Benefit and Productivity Levels.
    Transportation expects to achieve significant productivity gains as a result of favorable changes in job classifications, work rules and training. In August 1997, Transportation's collective bargaining agreement with the UAW was extended through October 1, 2002. This contract contains significant changes from the prior agreement, enabling the Company to better focus its assembly plants, simplify current product lines, invest in new product development and achieve more competitive wage, benefit and productivity levels. This new agreement enabled the Company to reinstate its NGT Program and continue to implement its five-point truck strategy. In 1996, Transportation signed a new three-year collective bargaining agreement with the CAW.

PRODUCTS

  The following table illustrates the percentage of the Company's manufacturing sales by class of product based on dollar amount:

                                                                YEARS ENDED
                                                                OCTOBER 31,
                                                               ----------------
   PRODUCT CLASS                                               1997  1996  1995
   -------------                                               ----  ----  ----
   Class 5, 6 and 7 medium trucks and school buses............  34%   35%   32%
   Class 8 heavy trucks.......................................  37    35    42
   Service parts..............................................  13    14    12
   Engines....................................................  16    16    14
                                                               ---   ---   ---
       Total.................................................. 100%  100%  100%
                                                               ===   ===   ===

  Transportation manufactures a full line of products in the common carrier, private carrier, government/service, leasing, construction, energy/petroleum and student transportation markets. Transportation offers diesel-powered trucks and buses because of their improved fuel economy, ease of serviceability and greater durability over gasoline-powered vehicles. Transportation's Class 8 heavy trucks generally use diesel engines purchased from outside suppliers while Class 5, 6 and 7 medium trucks are powered by a proprietary line of mid-range diesel engines manufactured by Transportation. Based upon information published by R.L. Polk & Company, diesel-powered Class 5, 6 and 7 medium truck shipments represented 87% of all medium truck shipments for fiscal year 1997 in the United States and Canada.

  Transportation's truck and bus manufacturing operations in the United States and Canada consist principally of the assembly of components manufactured by its suppliers, although Transportation produces its own mid-range diesel truck engines, sheet metal components (including cabs) and miscellaneous other parts. During 1997, the Company announced plans for approximately $350 million in capital spending and $300 million in development expense over the next six years for development of its next generation truck.

ENGINE AND FOUNDRY

  Transportation builds diesel engines for use in its Class 5, 6 and 7 medium trucks, school buses, selected Class 8 heavy truck models and for sale to original equipment manufacturers in the United States and Canada. Transportation also sells engines for industrial, agricultural and marine applications. Transportation is the leading supplier of mid-range diesel engines in the 160-300 horsepower range according to data supplied by Power Systems Research of Minneapolis, Minnesota.

  Transportation has an agreement to supply its 7.3 liter (7.3L) electronically controlled diesel engine to Ford through the year 2002 for use in all of Ford's diesel-powered light trucks and vans. Sales of this engine to Ford currently account for approximately 87% of Transportation's 7.3L sales. Shipments of engines to all original equipment manufacturers totaled a record 184,000 units in 1997, an increase of 13% from the 163,200 units shipped in 1996. During 1997, Transportation entered into a ten-year agreement, effective with model year 2003, to supply Ford with a 7.3L replacement product for use in its diesel-powered light trucks and vans.

SERVICE PARTS

  In the United States and Canada, Transportation operates seven regional parts distribution centers, which allows it to offer 24-hour availability and same day shipment of the parts most frequently requested by customers. The Company also operates a parts distribution center in Mexico.

  Transportation's service parts program is vital to the maintenance of the relationship with its customers and dealers. The sale of replacement parts does not represent a separate and distinct business of Transportation. Transportation's truck group makes decisions about the pricing of trucks and replacement parts based upon a variety of factors which integrally link the pricing and sale of replacement parts with the sale of medium and heavy trucks, including school buses. The acceptable price for dealers and fleet truck sales is determined by not only looking at the market price of the individual trucks themselves, but also by analyzing the amount of future replacement parts that will be purchased from Transportation over the truck's life cycle and the total expected profit contribution, including future replacement parts, expected to be realized on each sale. Accordingly, the pricing of trucks and replacement parts is not independently determined.

MARKETING AND DISTRIBUTION

  Transportation's truck products are distributed in virtually all key markets in the United States and Canada. Transportation's truck distribution and service network in these countries was composed of 954, 957 and 958 dealers and retail outlets at October 31, 1997, 1996 and 1995, respectively. Included in these totals were 514, 504 and 490 secondary and associate locations at October 31, 1997, 1996 and 1995, respectively. The Company also has a dealer network in Mexico composed of 38 and 23 dealer locations at October 31, 1997 and 1996, respectively.

  Retail dealer activity is supported by five regional operations in the United States and general offices in Canada and Mexico. Transportation has a national account sales group, responsible for 99 major national account customers. Transportation's network of 16 Used Truck Centers in the United States provides trade-in support to the Company's dealers and national accounts group, and markets all makes and models of reconditioned used trucks to owner-operators and fleet buyers. Trucks, components and service parts are exported for wholesale and retail sale to more than 70 countries around the world.

FINANCIAL SERVICES

  NFC is a financial services organization that provides wholesale, retail and lease financing of new and used trucks sold by Transportation and its dealers in the United States. NFC also finances wholesale accounts and selected retail accounts receivable of Transportation. Sales of new products (including trailers) of other manufacturers are also financed regardless of whether designed or customarily sold for use with Transportation's truck products. During 1997 and 1996, NFC provided wholesale financing for 94% of the new truck units sold by Transportation to its dealers and distributors in the United States and retail and lease financing for 13% and 16%, respectively, of all new truck units sold or leased by Transportation to retail customers.

  NFC's wholly owned domestic insurance subsidiary, Harco National Insurance Company, provides commercial physical damage and liability insurance coverage to Transportation's dealers and retail customers, and to the general public through an independent insurance agency system.

  Harbour Assurance Company of Bermuda Limited offers a variety of programs to the Company, including general liability insurance, ocean cargo coverage for shipments to and from foreign distributors, and reinsurance coverage for various Transportation policies.

IMPORTANT SUPPORTING OPERATIONS

  Navistar International Corporation Canada has an agreement with a subsidiary of General Electric Capital Canada, Inc. to provide financing for Canadian dealers and customers.

RESEARCH AND DEVELOPMENT

  Research and development activities, which are directed toward the introduction of new products and improvements of existing products and processes used in their manufacture, totaled $92 million, $101 million, and $91 million for 1997, 1996 and 1995, respectively.

BACKLOG

  The backlog of unfilled truck orders (subject to cancellation or return in certain events) at October 31, 1997, 1996 and 1995 was $2,360 million, $1,254 million and $2,581 million, respectively.

  Although the backlog of unfilled orders is one of many indicators of market demand, other factors such as changes in production rates, available capacity, new product introductions and competitive pricing actions may affect point-in-time comparisons.

EMPLOYEES

  The Company employed 16,168, 14,187 and 16,079 individuals at October 31, 1997, 1996 and 1995, respectively.

LABOR RELATIONS

  At October 31, 1997, the UAW represented 8,079 of the Company's active employees in the United States, and the CAW represented 2,142 of the Company's active employees in Canada. Other unions represented 955 of the Company's active employees in the United States and Canada. The Company entered into a collective bargaining agreement with the UAW in 1995, which would have expired on October 1, 1998. During August 1997, the Company's collective bargaining agreement with the UAW was extended through October 1, 2002. This contract allows the Company to focus its assembly plants, simplify current product lines, invest in new product development, and achieve more competitive wage, benefit and productivity levels. In addition, the Company entered into a collective bargaining agreement with the CAW in 1996, which expires on October 24, 1999.

PATENTS AND TRADEMARKS

  Transportation continuously obtains patents on its inventions and, thus, owns a significant patent portfolio. Additionally, many of the components which Transportation purchases for its products are protected by patents that are owned or controlled by the component manufacturer. Transportation has licenses under third-party patents relating to its products and their manufacture, and Transportation grants licenses under its patents. The royalties paid or received under these licenses are not significant. No particular patent or group of patents is considered by Transportation to be essential to its business as a whole.

  Like all businesses which offer well-known products or services, Transportation's primary trademarks are an important part of its worldwide sales and marketing efforts, and provide instant identification of its products and services in the marketplace. To support these efforts, Transportation maintains, or has pending, registrations of its primary trademarks in those countries in which it does business or expects to do business.

RAW MATERIALS AND ENERGY SUPPLIES

  Transportation purchases raw materials, parts and components from numerous outside suppliers but relies upon some suppliers for a substantial number of components for its truck and engine products. A majority of Transportation's requirements for raw materials and supplies is filled by single-source suppliers.

  The impact of an interruption in supply will vary by commodity. Some parts are generic to the industry while others are of a proprietary design requiring unique tooling which would require time to recreate. However, the Company's exposure to a disruption in production as a result of an interruption of raw materials and supplies is no greater than the industry as a whole. In order to remedy any losses resulting from an interruption in supply, the Company maintains contingent business interruption insurance for storms, fire and water damage.

  While the Company believes that it has adequate assurances of continued supply, the inability of a supplier to deliver could have an adverse effect on production at certain of the Company's manufacturing locations.

IMPACT OF GOVERNMENT REGULATION

  Truck and engine manufacturers continue to face increasing governmental regulation of their products, especially in the areas of environment and safety. The Company believes its products comply with all applicable environmental and safety regulations.

  As a diesel engine manufacturer, the Company has incurred research and tooling costs to redesign its engine product lines to meet the U.S. EPA and CARB emission standards effective for the 1998 model year. In addition to the 1998 standards, the Company, along with other engine manufacturers, has signed a voluntary agreement with U.S. EPA and CARB to achieve new reductions in ozone-causing exhaust emissions by 2004 (the "Statement of Principles"). In October 1997, as a result of the Statement of Principles, the U.S. EPA issued a final rule defining heavy-duty emission requirements for the 2004 model year. The Company will also provide engines that satisfy 1998 Clean Fuel Fleet Vehicle requirements and must also satisfy California's emission standards in 2002 for engines used in medium-size vehicles (which includes vehicles up to 14,000 lbs. Gross Vehicle Weight Rating). The Company expects that its diesel engines will be able to meet all of these standards within the required time frame. For model year 1998, the U.S. EPA has issued conditional certification of conformance for all electronically-controlled diesel engines while it investigates whether these engines fully comply with regulations concerning nitrogen oxide emissions. In particular, the U.S. EPA is focusing on whether certain electronics strategies used to maintain fuel economy have an adverse impact on nitrogen oxide emissions. Navistar believes the diesel engines manufactured by it are in compliance with all applicable U.S. EPA standards and is cooperating with the U.S. EPA's investigation. It is possible that the U.S. EPA investigation could result in some buyers deferring their purchases of trucks pending the outcome of the investigation, and that future U.S. EPA action could impact the fuel economy of trucks.

  Effective with the 1998 model year, Canada's emission standards mirror those of the U.S. EPA and require the sale of low-sulfur diesel fuel effective October 1, 1997. Mexico has adopted the U.S. heavy diesel engine emission standards as of the 1994 model year but has conditioned compliance on the availability of low-sulfur diesel fuel.

  Truck manufacturers are also subject to various noise standards imposed by federal, state and local regulations. The engine is one of a truck's primary noise sources, and the Company, therefore, works closely with original equipment manufacturers to develop strategies to reduce engine noise. The Company is also subject to the National Traffic and Motor Vehicle Safety Act ("Safety Act") and Federal Motor Vehicle Safety Standards ("Safety Standards") promulgated by the National Highway Traffic Safety Administration. The Company believes it is in compliance with the Safety Act and the Safety Standards.

  Expenditures to comply with various environmental regulations relating to the control of air, water and land pollution at production facilities and to control noise levels and emissions from Transportation's products have not been material except for two sites formerly owned by the Company, Wisconsin Steel in Chicago, Illinois, and Solar Turbine in San Diego, California. In 1994, Transportation recorded a $20 million after-tax charge as a loss of discontinued operations for environmental liabilities and cleanup cost at these two sites. It is not expected that the costs of compliance with foreseeable environmental requirements will have a material effect on the Company's financial position or operating results.

PROPERTIES

  In the United States and Canada, Transportation owns and operates eight manufacturing and assembly operations, which contain approximately nine million square feet of floor space. Four facilities manufacture and assemble trucks, two plants manufacture diesel engines and two locations produce gray iron castings. The Company also manufactures trucks at a facility owned and operated through a joint venture in the U.S. and is constructing a truck assembly facility in Mexico. In addition, Transportation owns or leases other significant properties in the United States and Canada including vehicle and parts distribution centers, sales offices, an engineering center and its headquarters in Chicago.

  Transportation's principal research and engineering facilities are located in Fort Wayne, Indiana, and Melrose Park, Illinois. In addition, certain research is conducted at its manufacturing plants.

  All of Transportation's plants are being utilized and have been maintained adequately, are in good operating condition and are suitable for its current needs through productive utilization of the facilities. These facilities, together with planned capital expenditures, are expected to meet
Transportation's manufacturing needs in the foreseeable future.

  A majority of the activity of the financial services operations is conducted from its leased headquarters in Rolling Meadows, Illinois. The financial services operations also lease six other office locations in the United States.

LEGAL PROCEEDINGS

  The Company and its subsidiaries are subject to various claims arising in the ordinary course of business, and are parties to various legal proceedings which constitute ordinary routine litigation incidental to the business of the Company and its subsidiaries. In the opinion of the Company's management, none of these proceedings or claims are material to the business or the financial condition of the Company.

CERTAIN ARRANGEMENTS WITH NFC

 Master Intercompany Agreement

  The operating relationship between Transportation and NFC is governed by the terms of a master intercompany agreement dated as of April 26, 1993 and as amended on September 30, 1996 (the "Master Intercompany Agreement"). The Master Intercompany Agreement requires, among other things, that Transportation, with limited exceptions, offer NFC all wholesale and retail notes and installment sales contracts which Transportation acquires in the regular course of its business from sales of trucks and related equipment to Transportation's dealers and customers. Such offers must be on terms which will (together with charges made to others for financing services) afford reasonable compensation for the financing services rendered by NFC to Transportation and Transportation's dealers with respect to the sale of Transportation's products and used goods. NFC in turn has agreed, to the extent that it is able to finance such purchases, that it will purchase all such receivables without recourse.

  Pursuant to the Master Intercompany Agreement, NFC also purchases Transportation's wholesale accounts receivable from Transportation's dealers arising out of Transportation's sales of goods (primarily parts) and services to such dealers. NFC receives compensation from Transportation in the form of a floating rate service charge for financing these accounts.

  The Master Intercompany Agreement also provides that NFC will purchase retail accounts receivable from Transportation that arise out of Transportation's sales to retail customers. NFC receives a floating rate service charge from Transportation for financing these accounts.

 Tax Allocation Agreement

  Pursuant to the tax allocation agreement effective October 1, 1981, as subsequently amended and supplemented (the "Tax Allocation Agreement"), NFC is required to pay to Transportation an amount equal to the amount NFC and its subsidiaries would pay with respect to federal corporate income taxes if NFC and its subsidiaries filed federal tax returns on a consolidated basis as an affiliated group of corporations, notwithstanding the fact that the affiliated group of corporations including Navistar and its subsidiaries may not have any federal tax liability. The Tax Allocation Agreement contains similar provisions regarding state income taxes for states that permit the filing of consolidated returns.

 Side Agreement

  The Amended and Restated Parent's Side Agreement dated as of November 8, 1994, between NIC and Transportation (the "Side Agreement") requires either Transportation or NIC to hold and own 100% of the outstanding voting stock of NFC (other than shares held by directors of NFC as qualifying shares). The Side Agreement also requires Transportation not to permit NFC's consolidated income before income taxes, interest expense and dividends on preferred stock to be less than 125% of NFC's consolidated interest expense and dividends on preferred stock for any period of four fiscal quarters immediately preceding the date of measurement.

                                  MANAGEMENT

  The following table lists the names, ages and all positions held by the executive officers of the Company as of December 31, 1997:

               NAME          AGE                    POSITION
               ----          ---                    --------
      John R. Horne........   59 Chairman, President and Chief Executive
                                 Officer
      Donald DeFosset, Jr..   49 Executive Vice President and President, Truck
                                 Group
      Robert C. Lannert....   57 Executive Vice President and Chief Financial
                                 Officer
      Robert A. Boardman...   50 Senior Vice President and General Counsel
      Thomas M. Hough......   52 Vice President and Treasurer
      J. Steven Keate......   41 Vice President and Controller
      Steven K. Covey......   46 Corporate Secretary

  John R. Horne has served as Chairman, President and Chief Executive Officer of NIC since 1996 and a Director of NIC since 1990. Mr. Horne has also served as Chairman, President and Chief Executive Officer of Transportation since 1995 and a Director of Transportation since 1987. Prior to this, Mr. Horne served as President and Chief Executive Officer, 1995-1996, President and Chief Operating Officer, 1990-1995, Group Vice President and General Manager, Engine and Foundry, 1990, and Vice President and General Manager, Engine and Foundry, 1983-1990.

  Donald DeFosset, Jr. has served as Executive Vice President of NIC and President, Truck Group, since 1996. Mr. DeFosset has also served as Executive Vice President and President, Truck Group of Transportation since 1996. Prior to this, Mr. DeFosset served as President, Allied Signal Safety Restraints Systems of Allied Signal Inc., 1993-1996, Group Executive and General Manager, Allied Signal Turbocharging and Truck Brake Systems, 1992-1993, and Vice President, Planning and Business Development in 1992 and served as Executive Vice President, Operations for Mack Trucks, 1989-1992.

  Robert C. Lannert has served as Executive Vice President and Chief Financial Officer of NIC and a Director of NIC since 1990. Mr. Lannert has also served as Executive Vice President and Chief Financial Officer of Transportation since 1990 and a Director of Transportation since 1987. Prior to this, Mr. Lannert served as Vice President and Treasurer, 1987-1990, and Vice President and Treasurer of Transportation, 1979-1990.

  Robert A. Boardman has served as Senior Vice President and General Counsel of NIC since 1990. Mr. Boardman has also served as Senior Vice President and General Counsel of Transportation since 1990. Prior to this, Mr. Boardman served as Vice President of Manville Corporation, 1988-1990, and Corporate Secretary, 1983-1990.

  Thomas M. Hough has served as Vice President and Treasurer of NIC since 1992. Mr. Hough has also served as Vice President and Treasurer of Transportation since 1992. Prior to this, Mr. Hough served as Assistant Treasurer of NIC, 1987-1992, and Assistant Treasurer of Transportation, 1987-1992. Mr. Hough also served as Assistant Controller, Accounting and Financial Systems, 1987, and Controller of NFC, 1982-1987.

  J. Steven Keate has served as Vice President and Controller of NIC since 1995. Mr. Keate has also served as Vice President and Controller of Transportation since 1995. Prior to this, Mr. Keate served as Vice President and Controller of General Dynamics Corporation, 1991-1995, and Corporate Manager, Financial Planning and Analysis, 1989-1991.

  Steven K. Covey has served as Corporate Secretary of NIC since 1990. Mr. Covey has also served as Associate General Counsel of Transportation since 1992. Prior to this, Mr. Covey served as General Attorney, Finance and Securities of Transportation, 1989-1992, Senior Counsel, Finance and Securities, 1986-1989, and Senior Attorney, Corporate Operations 1984-1986.

                  DESCRIPTION OF OTHER FINANCING ARRANGEMENTS

MEXICO CREDIT AGREEMENT

  In November 1997, NIC and Navimex entered into a credit agreement (the "Mexico Credit Agreement") with a group of banks. The commitment of the Mexico Credit Agreement is $125 million, including $65 million in a U.S. dollar tranche and the equivalent of $60 million in Mexican pesos for a peso tranche. The facility is a multiple drawdown term credit facility, the proceeds of which are to be used for the construction of the Company's new assembly facility near Monterrey, Mexico. The maturity date of the Mexico Credit Agreement is December 2002. Borrowings under the Mexico Credit Agreement are secured by all of the assets of Navimex and are guaranteed by NIC.

  All amounts borrowed under the commitment are to be drawn pro-rata between the U.S. dollar tranche and the peso tranche. With respect to all U.S. dollar loans, Navimex has elected a fixed interest rate of 6 1/8% plus a margin based on NIC's long-term credit rating. The interest rate on peso loans is based on the Interbank Interest Equilibrium Rate calculated by the Banco de Mexico, plus a margin based on NIC's long-term credit rating.

  The Mexico Credit Agreement includes a number of restrictive covenants, which require NIC to maintain (i) a consolidated net worth (which includes certain amounts of subordinated indebtedness) of at least $850 million plus 50% of positive net earnings for each fiscal year commencing with fiscal year 1997 plus 50% of the net cash proceeds to NIC of any primary sales of capital stock, (ii) a cash flow coverage ratio of at least 1.25 to 1, and (iii) a minimum cash reserve equal to 75% at fiscal year end and 50% at any other time of the aggregate outstanding amount of all loans under the Mexico Credit Agreement. In addition, NIC's total consolidated debt to the sum of its total consolidated debt plus its consolidated net worth may not exceed certain prescribed ratios.

  The Mexico Credit Agreement also limits the amount of investments that NIC and Navimex can make and the amount of debt each can incur, subject to certain limited exceptions, and contains a negative pledge which prevents NIC and Navimex from incurring or suffering to exist liens on its assets, except in certain limited circumstances. The Mexico Credit Agreement also contains covenants regarding reporting, insurance, conduct of business, maintenance of existence and compliance with laws and customary events of default.

NFC BANK CREDIT AGREEMENT

  NFC has a $925 million Credit Agreement which matures in March 2001. Under the terms of the Credit Agreement, NFC may (i) lend up to $100 million to Transportation, secured by Transportation's service parts and new and used truck inventories; and (ii) receive up to $50 million of credit in its asset base calculation for Mexican retail and wholesale receivables funded by NFC. Amounts outstanding under the Credit Agreement are secured by all the assets of NFC, including a pledge of all of the stock of each of NFC's subsidiaries.

  Three interest rate options are available for borrowings under the Credit
Agreement: (i) Base Rate Loans, tied to the higher of the prime rate or the sum of 1/2 of 1% plus the Federal Funds rate; (ii) CD Loans, based on the prevailing Certificate of Deposit rate; and (iii) Euro-Dollar Loans, based on the London interbank offered rate ("LIBOR"), in each case plus a margin based on NFC's long-term credit rating.

  The Credit Agreement includes a number of restrictive covenants. For example, NFC is required to maintain (i) a consolidated tangible net worth of at least $175 million and (ii) consolidated interest expense, preferred stock dividends and consolidated income before income taxes that is at least 125% of its fixed charges (consisting of consolidated interest expense and preferred stock dividends). In addition, NFC's total consolidated debt to consolidated tangible net worth may not exceed 7 to 1. NFC may not transfer its accounts receivable or prepay subordinated debt below $100 million, except in accordance with the terms contained in the Credit Agreement.

  In addition, the Credit Agreement requires NFC to hold all of the outstanding stock of each of its subsidiaries. The Credit Agreement requires that NFC perform all of its obligations under the Master Intercompany Agreement, not consent to amendments or modifications thereof which would be materially adverse to NFC (except in certain limited circumstances) and enforce the Master Intercompany Agreement against Transportation in accordance with its terms. NFC is prohibited from engaging in transactions with affiliates (except in certain limited circumstances) that are not in the ordinary course of business and on an arm's-length basis. The Credit Agreement also requires that NFC maintain adequate loan loss reserves and its current dealer guideline program. The Credit Agreement also contains additional covenants and events of default that are customary to this type of financing.

SECURITIZATION PROGRAMS

  NFC presently utilizes securitizations to fund a substantial portion of its acquisitions of wholesale notes and retail notes (together with lease receivables, the "receivables"). NFC relies upon the securitization market, which provides it with funding at rates offered to companies with investment grade ratings. NFC anticipates continuing to utilize securitizations to fund its acquisitions of wholesale notes and retail notes.

 Wholesale Notes Securitizations

  Since 1990, NFC has securitized its wholesale notes. On a daily basis, NFC sells all newly arising wholesale notes, except those which are ineligible and those which exceed a dealer concentration level which is set by NFC (subject to a contractual maximum), to Navistar Financial Securities Corporation ("NFSC"), a wholly owned special purpose subsidiary of NFC. NFSC in turn sells the wholesale notes to a trust, which effectively reinvests collections on outstanding trust receivables in such newly originated wholesale notes. NFSC retains an interest in the trust, a portion of which is subordinated to the investor certificates. At October 31, 1997, NFSC's retained interest in the trust constituted $120 million, of which $100 million was subordinated to claims of investor certificateholders.

 Retail Notes Securitizations

  Since 1993, NFC has securitized a significant portion of its retail loans. Approximately twice a year, NFC sells a pool of retail loans, certain monies due or received thereunder, security interests in the vehicles and equipment financed thereby and certain other property (collectively, the "Property") to NFRRC, a wholly owned special purpose subsidiary of NFC. Immediately thereafter, NFRRC transfers such Property to a trust formed specifically for such transactions in exchange for either asset-backed notes or certificates issued by such trust. NFC retains the option under certain circumstances to repurchase the remaining pool of retail loans of any trust once monies due and payable thereunder constitute 10% or less of aggregate amount due and payable under such retail loans when initially purchased by the trust. NFRRC retains a residual interest in each trust.

  As of October 31, 1997, trusts formed by NFRRC have issued an aggregate principal amount of approximately $3,776 million of asset-backed securities. Each class of asset-backed securities may have a different interest rate. At October 31, 1997, asset-backed securities from seven securitized transactions originated by NFRRC remained outstanding and had a remaining aggregate principal balance of approximately $1,367 million.

 Asset-Backed Commercial Paper Program

  NFC and Truck Retail Instalment Paper Corp. ("TRIP"), a wholly owned subsidiary of NFC, established NFC Asset Trust (the "ABCP Trust") in late 1994 for the purpose of issuing asset-backed commercial paper. As a condition to issuance, all commercial paper must be rated at least "A-1" by Standard & Poor's Ratings Group and "P-1" by Moody's. NFC currently may issue up to $400 million in face amount of commercial paper under the ABCP Program. The ABCP Trust has also issued approximately $14 million of subordinated certificates. At October 31, 1997, the ABCP Trust had outstanding commercial paper of $388 million.

  NFC currently uses the ABCP Program to warehouse its retail loans pending a permanent securitization of such loans as described above. To support the commercial paper program, NFC has arranged a liquidity facility with a syndicate of banks. Loans under the liquidity facility are available either to repay maturing commercial paper if sufficient funds are not otherwise available or to fund loans to TRIP. The lenders provide liquidity, not credit support, for the ABCP Trust. The lenders' commitments under the liquidity facility terminate in March 2001.

SALE-LEASEBACKS

  During 1997, NFC entered into sale-leaseback agreements involving vehicles subject to retail finance and operating leases with end users. The agreements grant to the purchasers a security interest in the underlying end user leases. The aggregate value of the leased vehicles was approximately $105 million. NFC may effect additional sale-leasebacks in the future.

1998 AND 2002 NOTES

  NFC's 8 7/8% Senior Subordinated Notes due 1998 (the "1998 Notes") were issued pursuant to an indenture, dated as of November 15, 1993, between NFC and First Trust, N.A. (as successor to Continental Bank, National Association), as Trustee (the "1998 Notes Indenture"). NFC's 9.0% Senior Subordinated Notes due 2002 (the "2002 Notes" and together with the 1998 Notes, the "NFC Notes") were issued pursuant to an indenture, dated as of May 30, 1997, between NFC and The Fuji Bank & Trust Company, as Trustee (the "2002 Notes Indenture"). The 1998 Notes and the 2002 Notes are each limited to $100 million aggregate principal amount and mature on November 15, 1998 and June 1, 2002, respectively. The NFC Notes are not redeemable by NFC prior to maturity and are not subject to any mandatory sinking fund payments.

  The 1998 Notes Indenture and the 2002 Notes Indenture contain certain covenants that, among other things, limit the ability of NFC or any of its subsidiaries to maintain or incur indebtedness, create liens, enter into certain transactions with affiliates, or consummate certain merger, consolidation or asset sale transactions. In addition, NFC is required to maintain a Consolidated Fixed Charge Coverage Ratio of at least 1.25 to 1.0 (as of the end of any fiscal quarter) under the 1998 Notes Indenture, provided that such ratio will be reduced to 1.10 to 1.0 for any fiscal quarter in which the 1998 Notes are rated investment grade. These covenants are subject to certain exceptions and qualifications.

  The NFC Notes are general obligations of NFC and are subordinated to all senior indebtedness of NFC (as defined in the 1998 Notes Indenture or the 2002 Notes Indenture, as applicable). The NFC Notes rank pari passu with all senior subordinated indebtedness of NFC and rank senior to subordinated indebtedness of NFC. As a result of the restrictive covenants contained in the 1998 Notes Indenture and the 2002 Notes Indenture and pursuant to the Credit Agreement, holders of the NFC Notes are secured, subject to the subordination provisions contained in such Indenture, equally and ratably with the holders of the Senior Indebtedness of NFC, by a lien on substantially all of the assets of NFC. Such lien and security interest is subject to release without prior notice to, or the consent of, the holders of the 1998 Notes or the 2002 Notes Indenture, as the case may be.

  Upon a Change of Control Triggering Event (as defined in the 1998 Notes Indenture and the 2002 Notes Indenture), NFC will, subject to certain conditions, make an offer to purchase all outstanding NFC Notes at a purchase price of 101% of the principal amount thereof plus accrued and unpaid interest to the redemption date. The Credit Agreement imposes certain limitations on the purchase of the NFC Notes upon a Change of Control Triggering Event.

                              THE EXCHANGE OFFER

PURPOSE AND EFFECT OF THE EXCHANGE OFFER

  The Old Notes were originally sold by the Company on February 4, 1998 to the Initial Purchasers pursuant to the Purchase Agreements. The Initial Purchasers subsequently placed the Old Notes with (i) qualified institutional buyers in reliance on Rule 144A under the Securities Act and (ii) qualified buyers outside the United States in reliance upon Registration S under the Securities Act. As a condition of the Purchase Agreements, the Company entered into the Registration Rights Agreements with the Initial Purchasers pursuant to which the Company has agreed, for the benefit of the holders of the Old Notes, at the Company's cost, to use its best efforts to (i) file the Exchange Offer Registration Statement within 60 days after the date of the original issue of the Old Notes (the "Issue Date") with the Commission with respect to the Exchange Offer for the Exchange Notes, (ii) use its best efforts to cause the Exchange Offer Registration Statement to be declared effective under the Securities Act within 150 days after the Issue Date and (iii) unless the Exchange Offer would not be permitted by applicable law or Commission policy, commence the Exchange Offer and use its best efforts to issue the Exchange Notes on or prior to 180 days after the Issue Date. Upon the Exchange Offer Registration Statement being declared effective, the Company will offer the Exchange Notes in exchange for surrender of the Old Notes. The Company will keep the Exchange Offer open for not less than 20 business days (or longer if required by applicable law) after the date on which notice of the Exchange Offer is mailed to the holders of the Old Notes. For each Old Note surrendered to the Company pursuant to the Exchange Offer, the holder of such Old Note will receive an Exchange Note having a principal amount equal to that of the surrendered Old Note. Interest on each Old Note will accrue from the last interest payment date on which interest was paid on the Old Note surrendered in exchange therefor or, if no interest has been paid on such Old Note, from the date of its original issue. Interest on each Exchange Note will accrue from the date of its original issue.

  Under existing interpretations of the staff of the Commission contained in several no-action letters to third parties, the Exchange Notes will in general be freely tradeable after the Exchange Offer without further registration under the Securities Act. However, any purchaser of Old Notes who is an "affiliate" of the Company or who intends to participate in the Exchange Offer for the purpose of distributing the Exchange Notes (i) will not be able to rely on the interpretation of the staff of the Commission, (ii) will not be able to tender its Old Notes in the Exchange Offer and (iii) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or transfer of the Exchange Notes, unless such sale or transfer is made pursuant to an exemption from such requirements.

  As contemplated by these no-action letters and the Registration Rights Agreements, each holder accepting the Exchange Offer is required to represent to the Company in the Letter of Transmittal or Agent's Message that (i) the Exchange Notes are to be acquired by the holder or the person receiving such Exchange Notes, whether or not such person is the holder, in the ordinary course of business, (ii) the holder or any such other person (other than a broker-dealer referred to in the next sentence) is not engaging and does not intend to engage, in distribution of the Exchange Notes, (iii) the holder or any such other person has no arrangement or understanding with any person to participate in the distribution of the Exchange Notes, (iv) neither the holder nor any such other person is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act and (v) the holder or any such other person acknowledges that if such holder or any other person participates in the Exchange Offer for the purpose of distributing the Exchange Notes it must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale of the Exchange Notes and cannot rely on those no-action letters. As indicated above, each Participating Broker-Dealer that receives an Exchange Note for its own account in exchange for Old Notes must acknowledge that it (i) acquired the Old Notes for its own account as a result of market-making activities or other trading activities,
(ii) has not entered into any arrangement or understanding with the Company or any "affiliate" of the Company (within the meaning of Rule 405 under the Securities Act) to distribute the Exchange Notes to be received in the Exchange Offer and (iii) will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such Exchange Notes. For a description of the procedures for resales by Participant Broker-Dealers, see "Plan of Distribution."

  In the event that changes in the law or the applicable interpretations of the staff of the Commission do not permit the Company to effect such an Exchange Offer, or if for any other reason the Exchange Offer is not consummated within 180 days of the Issue Date, the Company will (i) file the Shelf Registration Statement covering resales of the Old Notes; (ii) use its reasonable best efforts to cause the Shelf Registration Statement to be declared effective under the Securities Act and (iii) use its reasonable best efforts to keep effective the Shelf Registration Statement until two years after the Issue Date. The Company will, in the event of the filing of the Shelf Registration Statement, provide to each applicable holder of the Old Notes copies of the prospectus which is a part of the Shelf Registration Statement, notify each such holder when the Shelf Registration Statement has become effective and take certain other actions as are required to permit unrestricted resale of the Old Notes. A holder of the Old Notes that sells such Old Notes pursuant to the Shelf Registration Statements generally will be required to be named as a selling security holder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales and will be bound by the provisions of the Registration Rights Agreements which are applicable to such a holder (including certain indemnification obligations). In addition, each holder of the Old Notes will be required to deliver information to be used in connection with the Shelf Registration Statement and to provide comments on the Shelf Registration Statement within the time periods set forth in the Registration Rights Agreement in order to have its Old Notes included in the Shelf Registration Statement and to benefit from the provisions set forth in the following paragraph.

  The Registration Rights Agreements provide that (i) the Company will file an Exchange Offer Registration Statement with the Commission on or prior to 60 days after the Issue Date, (ii) the Company will use its best efforts to have the Exchange Offer Registration Statement declared effective by the Commission on or prior to 150 days after the Issue Date, (iii) unless the Exchange Offer would not be permitted by applicable law or Commission policy, the Company will commence the Exchange Offer and use its best efforts to issue the Exchange Note on or prior to 180 days after the Issue Date and (iv) if obligated to file the Shelf Registration Statement, the Company will use its best efforts to file the Shelf Registration Statement with the Commission in a timely fashion. If (a) the Company fails to file any of the Registration Statements required by the Registration Rights Agreements or before the date specified for such filing, (b) any of such Registration Statements is not declared effective by the Commission on or prior to the date specified for such effectiveness, or (c) the Company fails to consummate the Exchange Offer on or prior to the date specified for such consummation, or (d) the Shelf Registration Statement or the Exchange Offer Registration Statement is declared effective but thereafter ceases to be effective or usable in connection with resales of Transfer Restricted Securities during the period specified in the Registration Rights Agreements (each such event referred to in clauses (a) through (d) above a "Registration Default"), the sole remedy available to holders of the Old Notes will be the immediate assessment of Additional Interest as follows: the per annum interest rate on the Old Notes will increase by 0.25% and the per annum interest rate will increase by an additional 0.25% for each subsequent 90-day period during which the Registration Default remains uncured, up to a maximum additional interest rate of 1.0% per annum. All Additional Interest will be payable to holders of the Old Notes in cash on each February 1 and August 1, commencing with the first such date occurring after any such Additional Interest commences to accrue, until such Registration Default is cured. After the date on which such Registration Default is cured, the interest rate on the Old Notes will revert to the original rate per annum.

  Holders of Old Notes will be required to make certain representations to the Company (as described in the Registration Rights Agreements) in order to participate in the Exchange Offer and will be required to deliver information to be used in connection with the Shelf Registration Statement and to provide comments on the Shelf Registration Statement within the time periods set forth in the Registration Rights Agreements in order to have its Old Notes included in the Shelf Registration Statement and benefit from the provisions regarding Additional Interest set forth above.

  The summary herein of certain provisions of the Registration Rights Agreements does not purport to be complete and is subject to, and is qualified in its entirety by, all the provisions of the Registration Rights Agreements, a copy of which is filed as an exhibit to the Exchange Offer Registration Statement of which this Prospectus is a part.

  Following the consummation of the Exchange Offer, holders of the Old Notes who were eligible to participate in the Exchange Offer but who did not tender its Old Notes will not have any further registration rights and such Old Notes will continue to be subject to certain restrictions on transfer. Accordingly, the liquidity of the market for such Old Notes could be adversely affected.

TERMS OF THE EXCHANGE OFFER

  Upon the terms and subject to the conditions set forth in this Prospectus and in the Letter of Transmittal, the Company will accept any and all Old Notes validly tendered and not withdrawn prior to 5:00 p.m., New York City time, on the Expiration Date. The Company will issue $1,000 principal amount of Exchange Notes in exchange for each $1,000 principal amount of outstanding Old Notes accepted in the Exchange Offer. Holders may tender some or all of its Old Notes pursuant to the Exchange Offer. However, Old Notes may be tendered only in integral multiples of $1,000.

  The form and terms of the Exchange Notes are the same as the form and terms of the Old Notes except that (i) the Exchange Notes bear a Series B designation and a different CUSIP Number from the Old Notes, (ii) the Exchange Notes have been registered under the Securities Act and hence will not bear legends restricting the transfer thereof and (iii) the holders of the Exchange Notes will not be entitled to certain rights under the Registration Rights Agreements, including the provisions providing for an increase in the interest rate on the Old Notes in certain circumstances relating to the timing of the Exchange Offer, all of which rights will terminate when the Exchange Offer is terminated. The Exchange Notes will evidence the same debt as the Old Notes and will be entitled to the benefits of the Indentures.

  As of the date of this Prospectus, $100,000,000 aggregate principal amount of Old Senior Notes and $250,000,000 aggregate principal amount of Old Senior Subordinated Notes were outstanding. The Company has fixed the close of business on March 4, 1998 as the record date for the Exchange Offer for purposes of determining the persons to whom this Prospectus and the Letter of Transmittal will be mailed initially.

  Holders of Old Notes do not have any appraisal or dissenters' rights under the General Corporation Law of Delaware, or the Indentures in connection with the Exchange Offer. The Company intends to conduct the Exchange Offer in accordance with the applicable requirements of the Exchange Act and the rules and regulations of the Commission thereunder.

  The Company shall be deemed to have accepted validly tendered Old Notes when, as and if the Company has given oral or written notice thereof to the Exchange Agent. The Exchange Agent will act as agent for the tendering holders for the purpose of receiving the Exchange Notes from the Company.

  If any tendered Old Notes are not accepted for exchange because of an invalid tender, the occurrence of certain other events set forth herein or otherwise, the certificates for any such unaccepted Old Notes will be returned, without expense, to the tendering holder thereof as promptly as practicable after the Expiration Date.

  Holders who tender Old Notes in the Exchange Offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the Letter of Transmittal, transfer taxes with respect to the exchange of Old Notes pursuant to the Exchange Offer. The Company will pay all charges and expenses, other than transfer taxes in certain circumstances, in connection with the Exchange Offer. See "--Fees and Expenses."

EXPIRATION DATE; EXTENSIONS; AMENDMENTS

  The term "Expiration Date" shall mean 5:00 p.m., New York City time, on April 6 1998, unless the Company, in its sole discretion, extends the Exchange Offer, in which case the term "Expiration Date" shall mean the latest date and time to which the Exchange Offer is extended.

  In order to extend the Exchange Offer, the Company will notify the Exchange Agent of any extension by oral or written notice and will mail to the registered holders an announcement thereof, each prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.

  The Company reserves the right, in its sole discretion, (i) to delay accepting any Old Notes, to extend the Exchange Offer or to terminate the Exchange Offer if any of the conditions set forth below under "--Conditions" shall not have been satisfied, by giving oral or written notice of such delay, extension or termination to the Exchange Agent or (ii) to amend the terms of the Exchange Offer in any manner. Any such delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by oral or written notice thereof to the registered holders.

INTEREST ON THE EXCHANGE NOTES

  The Exchange Notes will bear interest from their date of issuance. Holders of Old Notes that are accepted for exchange will receive, in cash, accrued interest thereon to, but not including, the date of issuance of the Exchange Notes. Such interest will be paid with the first interest payment on the Exchange Notes on August 1, 1998. Interest on the Old Notes accepted for exchange will cease to accrue upon issuance of the Exchange Notes.

  Interest on the Exchange Notes is payable semi-annually on each February 1 and August 1, commencing on August 1, 1998.

PROCEDURES FOR TENDERING

  Only a holder of Old Notes may tender such Old Notes in the Exchange Offer. To tender in the Exchange Offer, a holder must complete, sign and date the Letter of Transmittal, or a facsimile thereof, have the signatures thereon guaranteed if required by the Letter of Transmittal or transmit an Agent's Message in connection with a book-entry transfer, and mail or otherwise deliver such Letter of Transmittal or such facsimile, together with the Old Notes and any other required documents, to the Exchange Agent prior to 5:00 p.m., New York City time, on the Expiration Date. To be tendered effectively, the Old Notes, Letter of Transmittal or an Agent's Message and other required documents must be completed and received by the Exchange Agent at the address set forth below under "Exchange Agent" prior to 5:00 p.m., New York City time, on the Expiration Date. Delivery of the Old Notes may be made by book-entry transfer in accordance with the procedures described below. Confirmation of such book-entry transfer must be received by the Exchange Agent prior to the Expiration Date.

  The term "Agent's Message" means a message transmitted by a book-entry transfer facility to, and received by, the Exchange Agent forming a part of a confirmation of a book-entry, which states that such book-entry transfer facility has received an express acknowledgment from the participant in such book-entry transfer facility tendering the Old Notes that such participant has received and agrees: (i) to participate in the Automated Tender Option Program ("ATOP"); (ii) to be bound by the terms of the Letter of Transmittal; and
(iii) that the Company may enforce such agreement against such participant.

  By executing the Letter of Transmittal, each holder will make to the Company the representations set forth above in the third paragraph under the heading "--Purpose and Effect of the Exchange Offer."

  The tender by a holder and the acceptance thereof by the Company will constitute agreement between such holder and the Company in accordance with the terms and subject to the conditions set forth herein and in the Letter of Transmittal or Agent's Message.

  THE METHOD OF DELIVERY OF OLD NOTES AND THE LETTER OF TRANSMITTAL OR AGENT'S MESSAGE AND ALL OTHER REQUIRED DOCUMENTS TO THE EXCHANGE AGENT IS AT THE ELECTION AND SOLE RISK OF THE HOLDER. AS AN ALTERNATIVE TO DELIVERY BY MAIL, HOLDERS MAY WISH TO CONSIDER OVERNIGHT OR HAND DELIVERY SERVICE. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE DELIVERY TO THE EXCHANGE AGENT BEFORE THE EXPIRATION DATE. NO LETTER OF TRANSMITTAL OR OLD NOTES SHOULD BE SENT TO THE COMPANY. HOLDERS MAY REQUEST THEIR RESPECTIVE BROKERS, DEALERS, COMMERCIAL BANKS, TRUST COMPANIES OR NOMINEES TO EFFECT THE ABOVE TRANSACTIONS FOR SUCH HOLDERS.

  Any beneficial owner whose Old Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact the registered holder promptly and instruct such registered holder to tender on such beneficial owner's behalf. See "Instructions to Registered Holder and/or Book-Entry Transfer Facility Participant from Beneficial Owner" included with the Letter of Transmittal.

  Signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, must be guaranteed by an Eligible Institution (as defined below) unless the Old Notes tendered pursuant thereto are tendered (i) by a registered holder who has not completed the box entitled "Special Registration Instructions" or "Special Delivery Instructions" on the Letter of Transmittal or (ii) for the account of an Eligible Institution. In the event that signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, such guarantee must be by a member firm of the Medallion System (an "Eligible Institution").

  If the Letter of Transmittal is signed by a person other than the registered holder of any Old Notes listed therein, such Old Notes must be endorsed or accompanied by a properly completed bond power, signed by such registered holder as such registered holder's name appears on such Old Notes with the signature thereon guaranteed by an Eligible Institution.

  If the Letter of Transmittal or any Old Notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, offices of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and evidence satisfactory to the Company of its authority to so act must be submitted with the Letter of Transmittal.

  The Company understands that the Exchange Agent will make a request promptly after the date of this Prospectus to establish accounts with respect to the Old Notes at the book-entry transfer facility, The Depository Trust Company (the "Book-Entry Transfer Facility"), for the purpose of facilitating the Exchange Offer, and subject to the establishment thereof, any financial institution that is a participant in the Book-Entry Transfer Facility's system may make book-entry delivery of Old Notes by causing such Book-Entry Transfer Facility to transfer such Old Notes into the Exchange Agent's account with respect to the Old Notes in accordance with the Book-Entry Transfer Facility's procedures for such transfer. Although delivery of the Old Notes may be effected through book-entry transfer into the Exchange Agent's account at the Book-Entry Transfer Facility, unless an Agent's Message is received by the Exchange Agent in compliance with ATOP, an appropriate Letter of Transmittal properly completed and duly executed with any required signature guarantee and all other required documents must in each case be transmitted to and received or confirmed by the Exchange Agent at its address set forth below on or prior to the Expiration Date, or, if the guaranteed delivery procedures described below are complied with, within the time period provided under such procedures. Delivery of documents to the Book-Entry Transfer Facility does not constitute delivery to the Exchange Agent.

  All questions as to the validity, form, eligibility (including time of receipt), acceptance of tendered Old Notes and withdrawal of tendered Old Notes will be determined by the Company in its sole discretion, which determination will be final and binding. The Company reserves the absolute right to reject any and all Old Notes not properly tendered or any Old Notes the Company's acceptance of which would, in the opinion of counsel for the Company, be unlawful. The Company also reserves the right in its sole discretion to waive any defects, irregularities or conditions of tender as to particular Old Notes. The Company's interpretation of the terms and conditions of the Exchange Offer (including the instructions in the Letter of Transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Old Notes must be cured within such time as the Company shall determine. Although the Company intends to notify holders of defects or irregularities with respect to tenders of Old Notes, neither the Company, the Exchange Agent nor any other person shall incur any liability for failure to give such notification. Tenders of Old Notes will not be deemed to have been made until such defects or irregularities have been cured or waived. Any Old Notes received by the Exchange Agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the Exchange Agent to the tendering holders, unless otherwise provided in the Letter of Transmittal, as soon as practicable following the Expiration Date.

GUARANTEED DELIVERY PROCEDURES

  Holders who wish to tender their Old Notes and (i) whose Old Notes are not immediately available, (ii) who cannot deliver their Old Notes, the Letter of Transmittal or any other required documents to the Exchange Agent or (iii) who cannot complete the procedures for book-entry transfer, prior to the Expiration Date, may effect a tender if:

    (a) the tender is made through an Eligible Institution;

    (b) prior to the Expiration Date, the Exchange Agent receives from such Eligible Institution a properly completed and duly executed Notice of Guaranteed Delivery (by facsimile transmission, mail or hand delivery) setting forth the name and address of the holder, the certificate number(s) of such Old Notes and the principal amount of Old Notes tendered, stating that the tender is being made thereby and guaranteeing that, within five New York Stock Exchange trading days after the Expiration Date, the Letter of Transmittal (or facsimile thereof) together with the certificate(s) representing the Old Notes (or a confirmation of book-entry transfer of such Old Notes into the Exchange Agent's account at the Book-Entry Transfer Facility), and any other documents required by the Letter of Transmittal will be deposited by the Eligible Institution with the Exchange Agent; and

    (c) such properly completed and executed Letter of Transmittal (of facsimile thereof), as well as the certificate(s) representing all tendered Old Notes in proper form for transfer (or a confirmation of book-entry transfer of such Old Notes into the Exchange Agent's account at the Book-Entry Transfer Facility), and all other documents required by the Letter of Transmittal are received by the Exchange Agent upon five New York Stock Exchange trading days after the Expiration Date.

  Upon request to the Exchange Agent, a Notice of Guaranteed Delivery will be sent to holders who wish to tender their Old Notes according to the guaranteed delivery procedures set forth above.

WITHDRAWAL OF TENDERS

  Except as otherwise provided herein, tenders of Old Notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date.

  To withdraw a tender of Old Notes in the Exchange Offer, a telegram, telex, letter or facsimile transmission notice of withdrawal must be received by the Exchange Agent at its address set forth herein prior to 5:00 p.m., New York City time, on the Expiration Date. Any such notice of withdrawal must (i) specify the name of the person having deposited the Old Notes to be withdrawn (the "Depositor"), (ii) identify the Old Notes to be withdrawn (including the certificate number(s) and principal amount of such Old Notes, or, in the case of Old Notes transferred by book-entry transfer, the name and number of the account at the Book-Entry Transfer Facility to be credited), (iii) be signed by the holder in the same manner as the original signature on the Letter of Transmittal by which such Old Notes were tendered (including any required signature guarantees) or be accompanied by documents of transfer sufficient to have the Trustee with respect to the Old Notes register the transfer of such Old Notes into the name of the person withdrawing the tender and (iv) specify the name in which any such Old Notes are to be registered, if different from that of the Depositor. All questions as to the validity, form and eligibility (including time of receipt) of such notices will be determined by the Company, whose determination shall be final and binding on all parties. Any Old Notes so withdrawn will be deemed not to have been validly tendered for purposes of the Exchange Offer and no Exchange Notes will be issued with respect thereto unless the Old Notes so withdrawn are validly retendered. Any Old Notes which have been tendered but which are not accepted for exchange will be returned to the holder thereof without cost to such holder as soon as practicable after withdrawal, rejection of tender or termination of the Exchange Offer. Properly withdrawn Old Notes may be retendered by following one of the procedures described above under "--Procedures for Tendering" at any time prior to the Expiration Date.

CONDITIONS

  Notwithstanding any other term of the Exchange Offer, the Company shall not be required to accept for exchange, or exchange the Exchange Notes for, any Old Notes, and may terminate or amend the Exchange Offer as provided herein before the acceptance of such Old Notes, if:

    (a) any action or proceeding is instituted or threatened in any court or by or before any governmental agency with respect to the Exchange Offer which, in the sole judgment of the Company, might materially impair the ability of the Company to proceed with the Exchange Offer or any material adverse development has occurred in any existing action or proceeding with respect to the Company or any of its subsidiaries; or

    (b) any law, statute, rule, regulation or interpretation by the staff of the Commission is proposed, adopted or enacted, which, in the sole judgment of the Company, might materially impair the ability of the Company to proceed with the Exchange Offer or materially impair the contemplated benefits of the Exchange Offer to the Company; or

    (c) any governmental approval has not been obtained, which approval the Company shall, in its sole discretion, deem necessary for the consummation of the Exchange Offer as contemplated hereby.

  If the Company determines in its reasonable discretion that any of the conditions are not satisfied, the Company may (i) refuse to accept any Old Notes and return all tendered Old Notes to the tendering holders, (ii) extend the Exchange Offer and retain all Old Notes tendered prior to the expiration of the Exchange Offer, subject, however, to the rights of holders to withdraw such Old Notes (see "--Withdrawal of Tenders") or (iii) waive such unsatisfied conditions with respect to the Exchange Offer and accept all properly tendered Old Notes which have not been withdrawn.

EXCHANGE AGENT

  Harris Trust and Savings Bank has been appointed as Exchange Agent for the Exchange Offer. Questions and requests for assistance, requests for additional copies of this Prospectus or of the Letter of Transmittal and requests for Notice of Guaranteed Delivery should be directed to the Exchange Agent addressed as follows:


  By Registered or Certified Mail:             By Hand/Overnight Courier:
    Harris Trust and Savings Bank             Harris Trust and Savings Bank
c/o Harris Trust Company of New York      c/o Harris Trust Company of New York
            P.O. Box 1010                      88 Pine Street, 19th Floor
         Wall Street Station                       New York, NY 10005
       New York, NY 10268-1010


                        Facsimile Transmission Number:
                       (For Eligible Institutions Only)
                                (212) 701-7636

                  Confirm Receipt of Facsimile by Telephone:
                                (212) 701-7624

  DELIVERY TO AN ADDRESS OTHER THAN SET FORTH ABOVE WILL NOT CONSTITUTE A VALID DELIVERY.

FEES AND EXPENSES

  The expenses of soliciting tenders will be borne by the Company. The principal solicitation is being made by mail; however, additional solicitation may be made by telegraph, telecopy, telephone or in person by officers and regular employees of the Company and its affiliates.

  The Company has not retained any dealer-manager in connection with the Exchange Offer and will not make any payments to brokers, dealers, or others soliciting acceptances of the Exchange Offer. The Company, however, will pay the Exchange Agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of pocket expenses in connection therewith.

  The cash expenses to be incurred in connection with the Exchange Offer will be paid by the Company. Such expenses include fees and expenses of the Exchange Agent and Trustee, accounting and legal fees and printing costs, among others.

ACCOUNTING TREATMENT

  The Exchange Notes will be recorded at the same carrying value as the Old Notes, which is face value, as reflected in the Company's accounting records on the date of exchange. Accordingly, no gain or loss for accounting purposes will be recognized by the Company. The expenses of the Exchange Offer will be expensed over the term of the Exchange Notes.

CONSEQUENCES OF FAILURE TO EXCHANGE

  The Old Notes that are not exchanged for Exchange Notes pursuant to the Exchange Offer will remain restricted securities. Accordingly, such Old Notes may be resold only (i) to the Company (upon redemption thereof or otherwise),
(ii) so long as the Old Notes are eligible for resale pursuant to Rule 144A, to a person inside the United States whom the seller reasonably believes is a qualified institutional buyer within the meaning of Rule 144A under the Securities Act in a transaction meeting the requirements of Rule 144A, in accordance with Rule 144 under the Securities Act, or pursuant to another exemption from the registration requirements of the Securities Act (and based upon an opinion of counsel reasonably acceptable to the Company), (iii) outside the United States to a foreign person in a transaction meeting the requirements of Rule 904 under the Securities Act, or (iv) pursuant to an effective registration statement under the Securities Act, in each case in accordance with any applicable securities laws of any state of the United States.

RESALE OF THE EXCHANGE NOTES

  With respect to resales of Exchange Notes, based on interpretations by the staff of the Commission set forth in no-action letters issued to third parties, the Company believes that a holder or other person who receives Exchange Notes, whether or not such person is the holder (other than a person that is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act) who receives Exchange Notes in exchange for Old Notes in the ordinary course of business and who is not participating, does not intend to participate, and has no arrangement or understanding with any person to participate, in the distribution of the Exchange Notes, will be allowed to resell the Exchange Notes to the public without further registration under the Securities Act and without delivering to the purchasers of the Exchange Notes a prospectus that satisfies the requirements of Section 10 of the Securities Act. However, if any holder acquires Exchange Notes in the Exchange Offer for the purpose of distributing or participating in a distribution of the Exchange Notes, such holder cannot rely on the position of the staff of the Commission enunciated in such no-action letters or any similar interpretive letters, and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction, unless an exemption from registration is otherwise available. Further, each Participating Broker-Dealer that receives Exchange Notes for its own account in exchange for Old Notes, where such Old Notes were acquired by such Participating Broker-Dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes.

  As contemplated by these no-action letters and the Registration Rights Agreements, each holder accepting the Exchange Offer is required to represent to the Company in the Letter of Transmittal that (i) the Exchange Notes are to be acquired by the holder or the person receiving such Exchange Notes, whether or not such person is the holder, in the ordinary course of business, (ii) the holder or any such other person (other than a broker-dealer referred to in the next sentence) is not engaging and does not intend to engage, in the distribution of the Exchange Notes, (iii) the holder or any such other person has no arrangement or understanding with any person to participate in the distribution of the Exchange Notes, (iv) neither the holder nor any such other person is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act, and (v) the holder or any such other person acknowledges that if such holder or other person participates in the Exchange Offer for the purpose of distributing the Exchange Notes it must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale of the Exchange Notes and cannot rely on those no-action letters. As indicated above, each Participating Broker-Dealer that receives Exchange Notes for its own account in exchange for Old Notes must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. For a description of the procedures for such resales by Participating Broker-Dealers, see "Plan of Distribution."

                           DESCRIPTION OF THE NOTES

GENERAL

  The Senior Exchange Notes will be issued under the Senior Notes Indenture. The Senior Subordinated Exchange Notes will be issued under the Senior Subordinated Notes Indenture. The Exchange Notes are subject to all such terms, and Holders of Exchange Notes are referred to the Indentures and the Trust Indenture Act for a statement thereof. The form and terms of the Exchange Notes are the same as the form and terms of the Old Notes (which they replace) except that (i) the Exchange Notes bear a Series B designation and a different CUSIP Number from the Old Notes, (ii) the Exchange Notes have been registered under the Securities Act and, therefore, will not bear legends restricting the transfer thereof, and (iii) the holders of Exchange Notes will not be entitled to certain rights under the Registration Rights Agreement, including the provisions providing for an increase in the interest rate on the Old Notes in certain circumstances relating to the timing of the Exchange Offer, which rights will terminate when the Exchange Offer is consummated. A copy of the Indentures and the Registration Rights Agreements described below have been filed as exhibits to the Exchange Offer Registration Statement of which this Prospectus forms a part.

  The following summary of certain provisions of the Indentures and the Registration Rights Agreements does not purport to be complete and is qualified in its entirety by reference to the Indentures and the Registration Rights Agreements, including the definitions therein of certain terms used below. The definitions of certain terms used in the following summary are set forth below under "--Certain Definitions" or are otherwise defined in the Indentures. Any reference to a "Trustee" means the Senior Note Trustee or the Senior Subordinated Note Trustee, as the context may require. Unless otherwise specifically indicated, all references in this section to the "Company" are to NIC and not to any of its subsidiaries. The Old Senior Notes and Senior Exchange Notes are sometimes collectively referred to herein as the "Senior Notes," the Old Senior Subordinated Notes and the Senior Subordinated Exchange Notes are sometimes collectively referred to herein as the "Senior Subordinated Notes" and the Senior Notes and Senior Subordinated Notes are sometimes collectively referred to herein as the "Notes."

  The Senior Notes are general unsecured obligations of the Company, limited to $100 million aggregate principal amount, and rank pari passu in right of payment with all existing and future unsubordinated Indebtedness of the Company and senior in right of payment to all existing and future subordinated Indebtedness of the Company. The Senior Notes are effectively subordinated to all secured Indebtedness of the Company, if any. The Senior Notes mature on February 1, 2003 and bear interest at the rate per annum of 7%. Interest will be payable semiannually (to holders of record of Senior Notes at the close of business on the January 15 or July 15 immediately preceding the interest payment date) on February 1 and August 1 of each year, respectively, commencing August 1, 1998. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

  The Senior Subordinated Notes are general unsecured obligations of the Company, limited to $250 million aggregate principal amount, and are subordinated in right of payment to all existing and future Senior Indebtedness of the Company. The Senior Subordinated Notes mature on February 1, 2008 and bear interest at the rate per annum of 8%. Interest will be payable semiannually (to holders of record of Senior Subordinated Notes at the close of business on the January 15 or July 15 immediately preceding the interest payment date) on February 1 and August 1 of each year, respectively, commencing August 1, 1998. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

  The Notes will not have the benefit of any sinking fund.

OPTIONAL REDEMPTION

  On or after February 1, 2003, the Senior Subordinated Notes may be redeemed at any time, in whole or in part, at the option of the Company, on not less than 20 days' nor more than 60 days' notice, at the redemption prices (expressed as percentages of the principal amount) set forth below, if redeemed during the 12 month period beginning February 1 of the year indicated below, in each case together with interest accrued to the redemption date:

      YEAR                                                            PERCENTAGE
      ----                                                            ----------
      2003...........................................................   104.00%
      2004...........................................................   102.67%
      2005...........................................................   101.33%
      2006 and thereafter............................................   100.00%

  In addition, prior to February 1, 2001, the Company may, at its option redeem up to 35% of the principal amount of the Senior Subordinated Notes originally issued with the net cash proceeds received by the Company from one or more public offerings of Common Stock of the Company made after the Issue Date, at a redemption price (expressed as a percentage of the principal amount) of 108.0% of the principal amount thereof, plus accrued and unpaid interest to the date fixed for redemption; provided that at least $162.5 million in aggregate principal amount of the Senior Subordinated Notes remains outstanding immediately after any such redemption (excluding any Notes owned by the Company or any of its Affiliates). Notice of redemption pursuant to this paragraph must be mailed to Holders of Senior Subordinated Notes not later than 60 days following the consummation of such public offering.

  Selection of Senior Subordinated Notes for any redemption shall be made by the Trustee under the Senior Subordinated Note Indenture in accordance with the rules of any national securities exchange on which the Senior Subordinated Notes may be listed or if the Senior Subordinated Notes are not so listed, pro rata or by lot or in such other manner as the Senior Subordinated Note Trustee shall deem appropriate and fair. Senior Subordinated Notes in denominations larger than $1,000 may be redeemed in part but only in integral multiples of $1,000. Notice of redemption will be mailed at least 20 days but not more than 60 days before the redemption date to each Holder of Senior Subordinated Notes to be redeemed at his or her registered address. On and after the redemption date, interest will cease to accrue on Senior Subordinated Notes or portions thereof called for redemption.

SUBORDINATION OF SENIOR SUBORDINATED NOTES; RANKING

  The Company's obligations with respect to the payment of the principal of, premium, if any, and interest on, and all other obligations in respect of, each and all of the Senior Subordinated Notes shall be subordinated in right of payment, to the extent and in the manner provided in the Senior Subordinated Note Indenture, to the prior payment in full in cash of all Senior Indebtedness of the Company.

  In the event of (i) any insolvency or bankruptcy case or proceeding, (ii) any receivership, liquidation, dissolution or other winding up of the Company, whether voluntary or involuntary and whether or not involving insolvency or bankruptcy or (iii) any assignment for the benefit of the creditors or any other marshaling of assets and liabilities of the Company, then and in any such event specified in (i), (ii) or (iii) above, the holders of Senior Indebtedness shall be entitled to receive payment in full in cash of all amounts due or to become due on or in respect of all Senior Indebtedness before the Holders of the Senior Subordinated Notes are entitled to receive any Note Payment (as defined below), and in any such event any Note Payment to which the Holders of the Senior Subordinated Notes or the Senior Subordinated Note Trustee on their behalf would be entitled, but for the subordination provisions of the Senior Subordinated Note Indenture, shall be made by the Company or by any receiver, trustee in bankruptcy, liquidating trustee, agent or other Person making such payment or distribution, directly to the holders of the Senior Indebtedness (pro rata to such holders on the basis of the respective amounts of Senior Indebtedness held by such holders) or their respective trustee, agent or other representative under any agreement or indenture pursuant to which any such Senior Indebtedness may have been issued, as their respective interests may appear, to the extent necessary to pay all such Senior Indebtedness in full, in cash, after giving effect to any concurrent payment, distribution or provision therefor to or for the holders of such Senior Indebtedness.

  In the event that, notwithstanding the foregoing provision prohibiting such Note Payment, any Note Payment shall be received by the Senior Subordinated Note Trustee or any Holder of Senior Subordinated Notes at a time when such Note Payment is prohibited as described in the preceding paragraph and before all obligations in respect of Senior Indebtedness are paid in full in cash, such Note Payment shall be received and held in trust for the benefit of, and shall be paid over or delivered to, the holders of Senior Indebtedness (pro rata to such holders on the basis of the respective amounts of Senior Indebtedness held by such holders) or their respective trustee, agent or other representative under any agreement or indenture pursuant to which any of such Senior Indebtedness may have been issued, as their respective interests may appear, for application to the payment of Senior Indebtedness remaining unpaid until all such Senior Indebtedness has been paid in full in cash after giving effect to any concurrent payment, distribution or provision therefor to or for the account of the holders of such Senior Indebtedness.

  No direct or indirect payment, deposit or distribution of any kind or character, whether in cash, property or securities (including any payment made to Holders of the Senior Subordinated Notes under the terms of Indebtedness subordinated to the Senior Subordinated Notes, but excluding any payment or distribution of Permitted Junior Securities) by or on behalf of the Company of principal of, premium, if any, or interest on, or any other obligation in respect of, the Senior Subordinated Notes whether pursuant to the terms of the Senior Subordinated Notes, upon acceleration, by way of repurchase, redemption, defeasance or otherwise (all such payments, deposits or distributions being referred to herein, individually and collectively, as a "Note Payment"), shall be made if, at the time of such Note Payment, there exists a default (a "Payment Default") in the payment when due of all or any portion of the obligations under or in respect of any Designated Senior Indebtedness, whether at maturity, on account of mandatory redemption or prepayment, acceleration or otherwise, and such Payment Default shall not have been cured or waived. In addition, during the continuance of any default or event of default (other than a Payment Default) with respect to any Designated Senior Indebtedness pursuant to which the maturity thereof may be accelerated immediately without the giving of any notice (except such notice as may be required to effect such acceleration) or the expiration of any applicable grace periods, no Note Payment may be made by or on behalf of the Company for a period (a "Payment Blockage Period") commencing upon the receipt by the Company and the Senior Subordinated Note Trustee of written notice of such default or event of default from the holder or holders of such Designated Senior Indebtedness or any trustee, agent or other representative acting on behalf of the holder or holders of such Designated Senior Indebtedness specifying an election to effect a Payment Blockage Period (a "Payment Blockage Notice") and ending 179 days thereafter (or earlier if such Payment Blockage Period is terminated (i) by written notice to the Senior Subordinated Note Trustee and the Company from the holder or holders of such Designated Senior Indebtedness or any trustee, agent or other representative acting on behalf of the holder or holders of such Designated Senior Indebtedness, (ii) by discharge or repayment in full in cash of such Designated Senior Indebtedness or (iii) because the default or event of default giving rise to such Payment Blockage Notice has been cured, waived or ceased to exist). Subject to the provisions of the first sentence of this paragraph, the Company may resume payments on the Senior Subordinated Notes after such Payment Blockage Period.

  Not more than one Payment Blockage Period may be commenced with respect to the Senior Subordinated Notes during any period of 360 consecutive days, unless at least 180 consecutive days shall have elapsed during which time no payment blockage was in effect. No default or event of default that existed or was continuing on the date of commencement of any Payment Blockage Period with respect to the Designated Senior Indebtedness initiating such Payment Blockage Period may be, or be made, the basis for the commencement of any other Payment Blockage Period by the holder or holders of such Designated Senior Indebtedness or any trustee, agent or other representative acting on behalf of the holder or holders of such Designated Senior Indebtedness, whether or not within a period of 360 consecutive days, unless such default or event of default has been cured or waived for a period of not less than 90 consecutive days.

  In the event that, notwithstanding the foregoing, any Note Payment shall be received by the Senior Subordinated Note Trustee or any Holder when such Note Payment is prohibited by the second preceding paragraph, such payment shall be held in trust for the benefit of, and shall be paid over or delivered to, the holders of Designated Senior Indebtedness or any trustee, agent or other representative under any agreement or indenture pursuant to which any such Designated Senior Indebtedness may have been issued, as their respective interests may appear, but only to the extent that, upon notice from the Senior Subordinated Note Trustee to the holders of Designated Senior Indebtedness that such prohibited Note Payment has been made, the holders of the Designated Senior Indebtedness (or their trustee, agent or other representative) notify the Senior Subordinated Note Trustee in writing of the amounts then due and owing on the Designated Senior Indebtedness, if any, and only the amount specified in such notice to the Senior Subordinated Note Trustee shall be paid to or for the account of the holders of Designated Senior Indebtedness.

  The failure to make any payment or distribution for or on account of the Senior Subordinated Notes by reason of the provisions of the Senior Subordinated Note Indenture described under this section will not be construed as preventing the occurrence of an Event of Default described in clause (a),
(b) or (c) of the first paragraph under "--Events of Default."

  If the Company fails to make any payment on the Senior Subordinated Notes when due or within any applicable grace period, whether or not such failure is on account of the subordination provisions referred to above, such failure would constitute an Event of Default under the Senior Subordinated Note Indenture and would enable the Holders to accelerate the maturity of the Senior Subordinated Notes. See "--Events of Default."

  By reason of such subordination, in the event of liquidation or insolvency, creditors of the Company who are not holders of Senior Indebtedness of the Company (other than the Holders of the Senior Subordinated Notes or other equally subordinated obligations) may recover less, ratably, than the holders of Senior Indebtedness of the Company and may recover more, ratably, than the Holders of the Senior Subordinated Notes.

  At October 31, 1997, on a pro forma basis after giving effect to the Initial Offerings, the Company would have had approximately $100.0 million of Indebtedness outstanding which would constitute Senior Indebtedness of the Company. In addition, the Senior Notes will constitute Senior Indebtedness for purposes of the Senior Subordinated Note Indenture. Although the Senior Subordinated Note Indenture will restrict, but not prohibit, the incurrence of Senior Indebtedness of the Company and other Indebtedness by the Company and its Subsidiaries, the incurrence of significant amounts of additional Indebtedness could have an adverse impact on the Company's ability to service its Indebtedness, including the Senior Subordinated Notes. Moreover, the Senior Subordinated Note Indenture does not impose any limitation on the incurrence by the Company or by any Subsidiary of the Company of liabilities that are not Indebtedness under the Senior Subordinated Note Indenture.

  At October 31, 1997, on a pro forma basis after giving effect to the Initial Offerings, there would have been no Indebtedness of the Company outstanding which would rank pari passu with the Senior Subordinated Notes and no Indebtedness outstanding that would rank subordinated to the Senior Subordinated Notes.

  The Notes are effectively subordinated to all existing and future liabilities (including liabilities owed to trade creditors) of the Subsidiaries of the Company to the extent of the assets of each Subsidiary of the Company. Any right of the Company to participate in any distribution of the assets of its Subsidiaries upon the liquidation, reorganization or insolvency thereof (and the consequent right of the Holders to benefit from those assets) will be subject to the claims of creditors (including trade creditors) of such Subsidiary, except to the extent that claims of the Company itself as a creditor of such Subsidiary may be recognized, in which case the claims of the Company would still be subordinate to any security interest in the assets of such Subsidiary and any Indebtedness of such Subsidiary senior to that held by the Company.

  At the date of this Prospectus, the Notes would be solely the obligation of the Company, and no Subsidiary of the Company would be obligated to the Holders or obligated or required to pay any amounts due pursuant to the Notes or make funds available therefor in the form of dividends or advances to the Company. At October 31, 1997, on a pro forma basis after giving effect to the Initial Offerings, the Subsidiaries of the Company had other liabilities under generally accepted accounting principles (including trade payables) to third parties of approximately $4,431 million. Such Indebtedness includes various obligations not reported in the capitalization of the Company, primarily current liabilities (other than short-term debt).

CERTAIN COVENANTS

 Relating Only to the Senior Notes

  APPLICATION OF FALL AWAY COVENANTS. After the Senior Notes have been assigned an Investment Grade rating by both Rating Agencies, the Company will no longer be subject to the agreements and covenants contained in "Limitation on Incurrence of Indebtedness," "Limitation on Certain Asset Dispositions," "Limitation on Restricted Payments," "Limitation on Preferred Stock of Restricted Subsidiaries," "Limitation on Transactions with Affiliates," "Limitation on Payment Restrictions Affecting Restricted Subsidiaries," clauses (i)(A) and (iii) of the first paragraph of "Limitation on Sale/Leaseback Transactions" and clause (ii) of the first paragraph of "Merger, Consolidation, Etc." as therein; provided, such provisions shall no longer have application for any purpose of the Senior Note Indenture.

  LIMITATION ON LIENS. The Company will not, and will not cause or permit any of its Restricted Subsidiaries to, create, incur, assume or suffer to exist any Liens upon any of their respective properties or assets (including, without limitation, any asset in the form of the right to receive payments, fees or other consideration or benefits) whether owned on the Issue Date or acquired after the Issue Date, other than (i) Liens granted by the Company on property or assets of the Company securing Indebtedness of the Company that is permitted by the Senior Note Indenture and that is pari passu with the Senior Notes; provided, that the Senior Notes are secured on an equal and ratable basis with such Liens; (ii) Liens granted by the Company on property or assets of the Company securing Indebtedness of the Company that is permitted by the Senior Note Indenture and that is subordinated to the Senior Notes, provided that the Senior Notes are secured by Liens ranking prior to such Liens; (iii) Permitted Liens; (iv) Liens in respect of Acquired Indebtedness permitted by the Senior Note Indenture; provided, that the Liens in respect of such Acquired Indebtedness secured such Acquired Indebtedness at the time of the incurrence of such Acquired Indebtedness and such Liens and the Acquired Indebtedness were not incurred by the Company or by the Person being acquired or from whom the assets were acquired in connection with, or in anticipation of, the incurrence of such Acquired Indebtedness by the Company, and provided, further that such Liens in respect of such Acquired Indebtedness do not extend to or cover any property or assets of the Company or of any Restricted Subsidiary of the Company other than the property or assets that secured the Acquired Indebtedness prior to the time such Indebtedness became Acquired Indebtedness of the Company; (v) Liens granted in connection with any Qualified Securitization Transaction; (vi) Liens arising from claims of holders of Indebtedness against funds held in a defeasance trust for the benefit of such holders; and (vii) Liens on property or assets of the Company or any Restricted Subsidiary securing Indebtedness permitted by the Senior
Note Indenture not to exceed the greater of (A) $100.0 million and (B) the sum of (1) 85.0% of the total book value of accounts receivable and (2) 50.0% of the total book value of inventory, in each case as reflected on the Company's most recent consolidated financial statements prepared in accordance with GAAP.

 Relating Only to the Senior Subordinated Notes

  LIMITATION ON SENIOR SUBORDINATED INDEBTEDNESS. The Company will not directly or indirectly, in any event incur any (a) Indebtedness that purports to be by its terms (or by the terms of any agreement governing such Indebtedness) both subordinate to any other Indebtedness of the Company and senior or superior in any right of payment or interest to the Senior Subordinated Notes or (b) Indebtedness which by its terms (or by the terms of any agreement governing such Indebtedness) is subordinated to any other Indebtedness of the Company (other than indebtedness of the Company that is subordinated solely to Senior Indebtedness of the Company) unless such Indebtedness is also by its terms (or by the terms of any agreement governing such Indebtedness) made expressly subordinate to the Senior Subordinated Notes to the same extent and in the same manner as such Indebtedness is subordinated pursuant to subordination provisions that are most favorable to the holders of any other Indebtedness of the Company.

  LIMITATION ON LIENS. The Company will not, and will not cause or permit any of its Restricted Subsidiaries to, create, incur, assume or suffer to exist any Liens upon any of their respective properties or assets (including, without limitation, any asset in the form of the right to receive payments, fees or other consideration or benefits) whether owned on the Issue Date or acquired after the Issue Date, other than (i) Liens granted by the Company on property or assets of the Company securing Senior Indebtedness of the Company that is permitted by the Senior Subordinated Note Indenture; (ii) Liens granted by the Company on property or assets of the Company securing Indebtedness of the Company that is permitted by the Senior Subordinated Note Indenture and that is pari passu with the Senior Subordinated Notes, provided, that the Senior Subordinated Notes are secured on an equal and ratable basis with such Liens; (iii) Liens granted by the Company on property or assets of the Company securing Indebtedness of the Company that is permitted by the Senior Subordinated Note Indenture and that is subordinated to the Senior Subordinated Notes, provided that the Senior Subordinated Notes are secured by Liens ranking prior to such Liens; (iv) Permitted Liens; (v) Liens in respect of Acquired Indebtedness permitted by the Senior Subordinated Note Indenture, provided, that the Liens in respect of such Acquired Indebtedness secured such Acquired Indebtedness at the time of the incurrence of such Acquired Indebtedness by the Company and such Liens and the Acquired Indebtedness were not incurred by the Company or by the Person being acquired or from whom the assets were acquired in connection with, or in anticipation of, the incurrence of such Acquired Indebtedness by the Company, and provided, further that such Liens in respect of such Acquired Indebtedness do not extend to or cover any property or assets of the Company or of any Subsidiary of the Company other than the property or assets that secured the Acquired Indebtedness prior to the time such Indebtedness became Acquired Indebtedness of the Company; (vi) Liens granted in connection with any Qualified Securitization Transaction; and
(vii) Liens arising from claims of holders of Indebtedness against funds held in a defeasance trust for the benefit of such holders.

 Relating to all Notes

  LIMITATION ON INCURRENCE OF INDEBTEDNESS. The Indentures provide that the Company will not, and will not cause or permit any of its Restricted Subsidiaries to incur, directly or indirectly, any Indebtedness, except:

    (i) Indebtedness of the Company, if immediately after giving effect to the incurrence of such Indebtedness and the receipt and application of the net proceeds thereof, the Consolidated Cash Flow Ratio of the Company for the four full fiscal quarters for which quarterly or annual financial statements are available next preceding the incurrence of such Indebtedness would be greater than 2.25 to 1.00;

    (ii) Indebtedness outstanding on the Issue Date;

    (iii) Indebtedness incurred pursuant to the $125.0 million Credit Agreement dated as of November 26, 1997 among Navistar International Corporation Mexico, S.A. de C.V., the Company and the lenders listed therein, as such agreement, in whole or in part, may be amended, renewed, extended, increased (but only so long as such increase as is permitted under the terms of the Indenture), substituted, refinanced, restructured, replaced (including, without limitation, any successive renewals, extensions, increases, substitutions, refinancings, restructurings, replacements, supplements, or other modifications of the foregoing);

    (iv) Indebtedness owed by the Company to any Wholly-Owned Subsidiary of the Company or Indebtedness owed by a Subsidiary of the Company to the Company or a Wholly-Owned Subsidiary of the Company; provided, that, upon either (I) the transfer or other disposition by such Wholly-Owned Subsidiary or the Company of any Indebtedness so permitted under this clause (iv) to a Person other than the Company or another Wholly-Owned Subsidiary of the Company or (II) the issuance (other than directors' qualifying shares), sale, transfer or other disposition of shares of Capital Stock or other ownership interests (including by consolidation or merger) of such Wholly-Owned Subsidiary to a Person other than the Company or another such Wholly-Owned Subsidiary of the Company, the provisions of this clause (iv) shall no longer be applicable to such Indebtedness and such Indebtedness shall be deemed to have been incurred at the time of any such issuance, sale. transfer or other disposition, as the case may be;

    (v) Indebtedness of the Company or its Restricted Subsidiaries under any Interest Rate Protection Agreement or Currency Agreement to the extent entered into to hedge any other Indebtedness permitted under the Indentures;

    (vi) Acquired Indebtedness to the extent the Company could have incurred such Indebtedness in accordance with clause (i) above on the date such Indebtedness became Acquired Indebtedness;

    (vii) Indebtedness incurred by the Company or any of its Restricted Subsidiaries constituting reimbursement obligations with respect to letters of credit issued in the ordinary course of business, including, without limitation, letters of credit in response to worker's compensation claims or self-insurance;

    (viii) Indebtedness arising from agreements of the Company or a Restricted Subsidiary of the Company providing for indemnification, adjustment of purchase price, earn-out or other similar obligations, in each case, incurred or assumed in connection with the disposition of any business, assets or a Subsidiary of the Company;

    (ix) Obligations in respect of performance and surety bonds and completion guarantees provided by the Company or any Restricted Subsidiary of the Company in the ordinary course of business;

    (x) Indebtedness consisting of notes issued to employees, officers or directors in connection with the redemption or repurchase of Capital Stock held by such Persons in an aggregate amount not in excess of $10.0 million at any time outstanding;

    (xi) Indebtedness consisting of take-or-pay obligations contained in supply agreements entered into by the Company or its Restricted
  Subsidiaries in the ordinary course;

    (xii) Guarantees by the Company or any of its Restricted Subsidiaries of Indebtedness of the Company or any Restricted Subsidiary permitted to be incurred under another provision of the covenant; provided, that such Guarantee is incurred at the same time as such other Indebtedness;

    (xiii) Indebtedness incurred to renew, extend, refinance or refund (collectively for purposes of this clause (xiii) to "refund") any Indebtedness incurred pursuant to clauses (i) or (ii) above; provided, that
  (I) such Indebtedness does not exceed the principal amount (or accreted amount, if less) of Indebtedness so refunded plus the amount of any premium required to be paid in connection with such refunding pursuant to the terms of the Indebtedness refunded or the amount of any premium reasonably determined by the Company as necessary to accomplish such refunding by means of a tender offer, exchange offer, or privately negotiated repurchase, plus the expenses of the Company or such Restricted Subsidiary incurred in connection therewith and (II)(A) in the case of any refunding of Indebtedness that is pari passu with the Senior Notes or the Senior Subordinated Notes, as the case may be, such refunding Indebtedness is made pari passu with or subordinate in right of payment to such Senior Notes or Senior Subordinated Notes, as the case may be, and, in the case of any refunding of Indebtedness that is subordinate in right of payment to the Senior Notes or the Senior Subordinated Notes, as the case may be, such refunding Indebtedness is subordinate in right of payment to such Senior Notes or Senior Subordinated Notes, as the case may be, on terms no less favorable to the Holders than those contained in the Indebtedness being refunded, (B) in either case, the refunding Indebtedness by its terms, or by the terms of any agreement or instrument pursuant to which such Indebtedness is issued does not have an Average Life that is less than the remaining Average Life of the Indebtedness being refunded and does not permit redemption or other retirement (including pursuant to any required offer to purchase to be made by the Company or any of its Restricted Subsidiaries) of such Indebtedness at the option of the holder thereof prior to the final stated maturity of the Indebtedness being refunded, other than a redemption or other retirement at the option of the holder of such Indebtedness (including pursuant to a required offer to purchase made by the Company or any of its Restricted Subsidiaries) which is conditioned upon a change of control of the Company pursuant to provisions substantially similar to those contained in the Indentures described under "--Change of Control" below and (C) Indebtedness of a Restricted Subsidiary may not be incurred to refund any Indebtedness of the Company;

    (xiv) Indebtedness of the Company under the Notes and the Exchange Notes;

    (xv) the consummation of any Qualified Securitization Transaction;

    (xvi) Attributable Indebtedness relating to any Sale/Leaseback Transaction with respect to the purchase of tooling and related manufacturing equipment in the ordinary course of business consistent with past practices; and

    (xvii) Indebtedness of the Company or its Restricted Subsidiaries, not otherwise permitted to be incurred pursuant to clauses (i) through (xvi) above, which, together with any other outstanding Indebtedness incurred pursuant to this clause (xvii), has an aggregate principal amount not in excess of $100.0 million at any time outstanding.

  After the Senior Notes have been assigned an Investment Grade rating by both Rating Agencies, and notwithstanding that the Senior Notes may later cease to have an Investment Grade rating, the Company will not be subject to the provisions of this covenant with respect to the Senior Note Indenture; provided, that no Default has occurred and is continuing at the time the Senior Notes have been assigned such rating.

  LIMITATION ON PREFERRED STOCK OF RESTRICTED SUBSIDIARIES. The Indentures provide that the Company will not cause or permit any of its Restricted Subsidiaries to issue any Preferred Stock other than to the Company or to another Restricted Subsidiary.

  After the Senior Notes have been assigned an Investment Grade rating by both Rating Agencies, and notwithstanding that the Senior Notes may later cease to have an Investment Grade rating, the Company will not be subject to the provisions of this covenant with respect to the Senior Note Indenture; provided, that no Default has occurred and is continuing at the time the Senior Notes have been assigned such rating.

  LIMITATION ON RESTRICTED PAYMENTS. The Indentures provide that the Company will not, and will not cause or permit any of its Restricted Subsidiaries to directly or indirectly, (i) declare or pay any dividend, or make any distribution of any kind or character (whether in cash, property or securities), in respect of any class of its Capital Stock or to the holders thereof in their capacity as stockholders, excluding any (x) dividend or distributions payable solely in shares of its Qualified Capital Stock or in options, warrants or other rights to acquire its Qualified Capital Stock or
(y) in the case of any Restricted Subsidiary of the Company, dividends or distributions payable to the Company or a Restricted Subsidiary of the Company; (ii) purchase, redeem, or otherwise acquire or retire for value shares of Capital Stock of the Company or a Restricted Subsidiary of the Company, any securities convertible or exchangeable into shares of Capital Stock of the Company or a Restricted Subsidiary of the Company or any options, warrants or rights to purchase or acquire shares of Capital Stock of the Company or a Restricted Subsidiary of the Company, excluding any such shares of Capital Stock, options, warrants, rights or securities which are owned by the Company or a Restricted Subsidiary of the Company; (iii) make any Investment (other than a Permitted Investment) in, or payment on a guarantee of any obligation of, any Person; or (iv) redeem, defease, repurchase, retire or otherwise acquire or retire for value, prior to any scheduled maturity, repayment or sinking fund payment, Indebtedness which is subordinate in right of payment to the Senior Notes in the case of the Senior Note Indenture and the Senior Subordinated Notes in the case of the Senior Subordinated Note Indenture (each of the transactions described in clauses (i) through (iv) (other than any exception to any such clause) being a "Restricted Payment") if at the time thereof:

    (1) an Event of Default, or an event that with the passing of time or giving of notice, or both, would constitute an Event of Default, shall have occurred and be continuing, or

    (2) upon giving effect to such Restricted Payment, the Company could not incur at least $1.00 of additional Indebtedness pursuant to the terms of the Indentures described in clause (i) of "--Limitation on Incurrence of Indebtedness" above, or

    (3) upon giving effect to such Restricted Payment, the aggregate of all Restricted Payments made on or after the Issue Date exceeds the sum (without duplication) of: (a) 50% of cumulative Consolidated Net Income of the Company (or, in the case cumulative Consolidated Net Income of the Company shall be negative, less 100% of such deficit) for the period (treated as an accounting period) from the Issue Date through the last day of the Company's most recently ended fiscal quarter for which financial statements are available, plus (b) 100% of the aggregate net cash proceeds received after the Issue Date, including the fair market value of readily marketable securities from the issuance of Qualified Capital Stock of the Company and warrants, rights or options on Qualified Capital Stock of the Company (other than in respect of any such issuance to a Subsidiary of the Company) and the principal amount of Indebtedness of the Company or a Subsidiary of the Company that has been converted into or exchanged for Qualified Capital Stock of the Company which Indebtedness was incurred after the Issue Date; plus (c) in the case of the disposition or repayment of any Investment constituting a Restricted Payment made after the Issue Date, an amount equal to the lesser of the return of capital with respect to such Investment and the cost of such Investment, in either case, less the cost of the disposition of such Investment; provided, that at the time any such

  Investment is made the Company delivers to the Trustee a resolution of the Board of Directors of the Company to the effect that, for purposes of this "--Limitation on Restricted Payments" covenant, such Investment constitutes a Restricted Payment made after the Issue Date; plus (d) an amount equal to the sum of (i) the net reduction in Investments in Unrestricted Subsidiaries resulting from the receipt of dividends, repayments of loans or advances or other transfers of assets or proceeds from the disposition of Capital Stock or other distributions or payments, in each case to the Company or any Restricted Subsidiary from, or with respect to, interests in Unrestricted Subsidiaries, and (ii) the portion (proportionate to the Company's equity interest in such Subsidiary) of the fair market value of the net assets of an Unrestricted Subsidiary at the time such Unrestricted Subsidiary is designated a Restricted Subsidiary; provided, that the foregoing sum shall not exceed, in the case of any Unrestricted Subsidiary, the amount of Investments previously made (and treated as a Restricted Payment) by the Company or any Restricted Subsidiary in such Unrestricted Subsidiary subsequent to the Issue Date; plus (e) $25.0 million. For purposes of determining the amount expended for Restricted Payments under this clause (3), property other than cash shall be valued at its fair market value.

  Notwithstanding the foregoing, the provisions set forth in the immediately preceding paragraph will not prohibit (i) any dividend on any class of Capital Stock of the Company or any of its Restricted Subsidiaries paid within 60 days after the declaration thereof if, on the date when the dividend was declared, the Company or any of its Restricted Subsidiaries, as the case may be, could have paid such dividend in accordance with the provisions of the Indentures,
(ii) the renewal, extension, refunding or refinancing of any Indebtedness otherwise permitted pursuant to the terms of the Indentures described in clause (xiii) of "--Limitation on Incurrence of Indebtedness" above, (iii) the exchange or conversion of any Indebtedness of the Company or any of its Restricted Subsidiaries for or into Qualified Capital Stock of the Company,
(iv) any Restricted Payments, including loans or other advances made pursuant to any employee benefit plans (including plans for the benefit of directors) or employment agreements or other compensation arrangements, in each case as approved by the Board of Directors of the Company in its good faith judgment,
(v) so long as no Default or Event of Default has occurred and is continuing, any Investment made with the proceeds of a substantially concurrent sale of Qualified Capital Stock of the Company; provided, that the proceeds of such sale of Qualified Capital Stock shall not be (and have not been) included in clause (3) of the preceding paragraph, (vi) the redemption, repurchase, retirement or other acquisition of any Capital Stock of the Company in exchange for or out of the net cash proceeds of the substantially concurrent sale (other than to a Restricted Subsidiary of the Company) of Qualified Capital Stock of the Company; provided, that the proceeds of such sale of Capital Stock shall not be (and have not been) included in clause (3) of the preceding paragraph, (vii) so long as no Event of Default has occurred and is continuing, the redemption, repurchase, retirement or other acquisition of any Subordinated Indebtedness of the Company in exchange for or out of the net cash proceeds of the substantially concurrent sale (other than to a Subsidiary of the Company) of Qualified Capital Stock of the Company; provided, that the proceeds of such sale of Qualified Capital Stock shall not be (and have not been) included in clause (3) of the preceding paragraph, (viii) in the case of the Senior Note Indenture only, the purchase of Senior Subordinated Notes pursuant to an Offer to Purchase required by the covenant described under "-- Limitation on Certain Asset Dispositions" or the covenant described under "-- Change of Control"; provided, that no such purchase shall be permitted until all Senior Notes validly tendered pursuant to the applicable Offer to Purchase in respect of the Senior Notes shall have been purchased by the Company, (ix) the redemption, retirement or repurchase of the Company's outstanding Series G Convertible Preferred Stock out of the net proceeds of the Offerings, (x) Investments in Navistar Financial Corporation made pursuant to the Support Agreement to the extent required by the Support Agreement, (xi) the declaration and payment of dividends to holders of any class of Preferred Stock issued after the Issue Date; provided, that at the time of the issuance of such Preferred Stock, the Company, after giving pro forma effect to such issuance, would have been able to incur at least $1.00 of additional Indebtedness pursuant to the terms of the Indentures described in clause (i) of "--Limitation on Incurrence of Indebtedness" above; (xii) so long as no Event of Default has occurred and is continuing, any purchase or redemption or other retirement for value of Capital Stock of the Company required pursuant to any shareholders agreement, management agreement or employee stock option agreement in accordance with the provisions of any such arrangement in an amount not to exceed $10.0 million in the aggregate; (xiii) repurchases of Capital Stock deemed to occur upon the exercise of stock options if such Capital Stock represents a portion of the exercise price thereof; (xiv) payments not to exceed $500,000 per annum in the aggregate to enable the Company to make payments to holders of its Capital Stock in lieu of issuance of fractional shares of its Capital Stock; (xv) so long as no Event of Default has occurred and is continuing, the repurchase of any shares of Class B Common Stock or Common Stock held by the Supplemental Trust; (xvi) so long as no Event of Default has occurred and is continuing, the redemption of any stock purchase rights under a rights plan in an aggregate amount not to exceed $1.0 million; and (xvii) so long as no Event of Default has occurred and is continuing, Investments in Permitted Joint Ventures and designations of Restricted Subsidiaries as Unrestricted Subsidiaries; provided, that after giving pro forma effect to such Investment, the Company could incur at least $1.00 of additional Indebtedness pursuant to the terms of the Indentures described in clause (i) of "--Limitation on Incurrence of Indebtedness" above. Each Restricted Payment described in clauses (i), (iv), (x), (xii) and (xv) of the previous sentence shall be taken into account (and the Restricted Payments described in the remaining clauses shall not be taken into account) for purposes of computing the aggregate amount of all Restricted Payments made pursuant to clause (3) of the preceding paragraph.

  After the Senior Notes have been assigned an Investment Grade rating by both Rating Agencies, and notwithstanding that the Senior Notes may later cease to have an Investment Grade rating, the Company will not be subject to the provisions of this covenant with respect to the Senior Note Indenture; provided, that no Default has occurred and is continuing at the time the Senior Notes have been assigned such rating.

  LIMITATION ON CERTAIN ASSET DISPOSITIONS. The Indentures provide that the Company will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly, make one or more Asset Dispositions unless: (i) the Company or the Restricted Subsidiary, as the case may be, receives consideration for such Asset Disposition at least equal to the fair market value of the assets sold or disposed of (as determined in good faith by the Company); (ii) not less than 75% of the consideration for the disposition consists of cash or readily marketable cash equivalents or the assumption of Indebtedness (other than non-recourse Indebtedness or any Indebtedness subordinated to the Senior Notes, in the case of the Senior Note Indenture, or the Senior Subordinated Notes, in the case of the Senior Subordinated Note Indenture) of the Company or such Restricted Subsidiary or other obligations relating to such assets (and release of the Company or such Restricted Subsidiary from all liability on the Indebtedness or other obligations assumed); and (iii) all Net Available Proceeds, less any amounts invested or committed to be invested within 360 days of such Asset Disposition in assets related to the business of the Company (including capital expenditures or the Capital Stock of another Person (other than the Company or any Person that is a Restricted Subsidiary of the Company immediately prior to such investment); provided, that immediately after giving effect to any such investment (and not prior thereto) such Person shall be a Restricted Subsidiary of the Company), are applied, on or prior to the 360th day after such Asset Disposition (unless and to the extent that the Company shall determine to make an Offer to Purchase), either to (A) the permanent reduction and prepayment of any Indebtedness of the Company (other than Indebtedness which is expressly subordinate to the applicable issue of Notes) then outstanding (including a permanent reduction of commitments in respect thereof) or (B) the permanent reduction and repayment of any Indebtedness of any Restricted Subsidiary of the Company then outstanding (including a permanent reduction of commitments in respect thereof). The 361st day after such Asset Disposition shall be deemed to be the "Asset Sale Offer Trigger Date," and the amount of Net Available Proceeds from Asset Dispositions otherwise subject to the preceding provisions not so applied or as to which the Company has determined not to so apply shall be referred to as the "Unutilized Net Available Proceeds." Within fifteen days after the Asset Sale Offer Trigger Date, the Company shall make an Offer to Purchase the outstanding applicable issue of Notes at a purchase price in cash equal to 100% of their principal amount plus any accrued and unpaid interest thereon to the Purchase Date. Notwithstanding the foregoing, the Company may defer making any Offer to Purchase outstanding Notes until there are aggregate Unutilized Net Available Proceeds equal to or in excess of $25.0 million (at which time, the entire Unutilized Net Available Proceeds, and not just the amount in excess of $25.0 million, shall be applied as required pursuant to this paragraph). Pending application of the Unutilized Net Available Proceeds pursuant to this covenant, such Unutilized Net Available Proceeds shall be invested in Permitted Investments of the types described in clauses (i), (ii) and (iii) of the definition of "Permitted Investments."

  If any Indebtedness of the Company or any of its Restricted Subsidiaries ranking pari passu with the Senior Notes or the Senior Subordinated Notes , as the case may be, requires that prepayment of, or an offer to prepay, such Indebtedness be made with any Net Available Proceeds, the Company may apply such Net Available Proceeds pro rata (based on the aggregate principal amount of the Senior Notes or the Senior Subordinated Notes, as the case may be, then outstanding and the aggregate principal amount (or accreted value, if less) of all such other Indebtedness then outstanding) to the making of an Offer to Purchase the Senior Notes and the Senior Subordinated Notes in accordance with the foregoing provisions and the prepayment or the offer to prepay such pari passu Indebtedness. Any remaining Net Available Proceeds following the completion of the required Offer to Purchase may be used by the Company for any other purpose (subject to the other provisions of the Indentures) and the amount of Net Available Proceeds then required to be otherwise applied in accordance with this covenant shall be reset to zero, subject to any subsequent Asset Disposition. These provisions will not apply to a transaction consummated in compliance with the provisions of the Indentures described under "--Merger, Consolidation, Etc." below.

  Notwithstanding the foregoing, the provisions of this covenant shall not apply to any Sale/Leaseback Transaction with respect to the purchase of tooling and related manufacturing equipment in the ordinary course of business consistent with past practices.

  In the event that the Company makes an Offer to Purchase the Notes, the Company shall comply with any applicable securities laws and regulations, including any applicable requirements of Section 14(e) of, and Rule 14e-1 under, the Exchange Act and any violation of the provisions of the Indentures relating to such Offer to Purchase occurring as a result of such compliance shall not be deemed an Event of Default or an event that with the passing of time or giving of notice, or both, would constitute an Event of Default.

  The subordination provisions relating to the Senior Subordinated Notes and the "Limitation on Restricted Payments" covenant in the Senior Note Indenture will prohibit the Company from repurchasing any tendered Senior Subordinated Notes upon an Asset Disposition unless and until all of the tendered Senior Notes are first repurchased. In addition, the Company's ability to repurchase Senior Notes and Senior Subordinated Notes may be limited by other then-existing borrowing agreements of the Company and its Restricted Subsidiaries. There can be no assurance that the Company will be able to obtain such a consent or a waiver of such limitations. See "--Subordination of Senior Subordination Notes; Ranking" and "--Certain Covenants--Relating to all Notes--Limitation on Restricted Payments".

  After the Senior Notes have been assigned an Investment Grade rating by both Rating Agencies, and notwithstanding that the Senior Notes may later cease to have an Investment Grade rating, the Company will not be subject to the provisions of this covenant with respect to the Senior Note Indenture; provided, that no Default has occurred and is continuing at the time the Senior Notes have been assigned such rating.

  LIMITATION ON SALE/LEASEBACK TRANSACTIONS. The Company shall not, and shall not cause or permit any Restricted Subsidiary to, enter into any Sale/Leaseback Transaction with respect to any property unless (i) the Company or such Restricted Subsidiary would be entitled to (A) incur Indebtedness in an amount equal to the Attributable Indebtedness with respect to such Sale/Leaseback Transaction pursuant to clause (i) of "--Limitation on Incurrence of Indebtedness" and (B) create a Lien on such property securing such Attributable Indebtedness without securing the Senior Notes pursuant to "--Relating Only to the Senior Notes--Limitation on Liens" and the Senior Subordinated Notes pursuant to "--Relating Only to the Senior Subordinated Notes --Limitation on Liens," (ii) the net proceeds received by the Company or any Restricted Subsidiary in connection with such Sale/Leaseback Transaction are at least equal to the fair value (as determined by the Board of Directors) of such property and (iii) the Company applies the proceeds of such transaction in compliance with "--Limitation on Certain Asset Dispositions." Notwithstanding the foregoing, the provisions of this covenant shall not prohibit the Company or any Restricted Subsidiary from entering into any Sale/Leaseback Transaction with respect to the purchase of tooling and related manufacturing equipment in the ordinary course of business consistent with past practices.

  After the Senior Notes have been assigned an Investment Grade rating by both Rating Agencies, and notwithstanding that the Senior Notes may later cease to have an Investment Grade rating, the Company will not be subject to the provisions of this covenant with respect to the Senior Note Indenture; provided, that no Default has occurred and is continuing at the time the Senior Notes have been assigned such rating.

  LIMITATION ON PAYMENT RESTRICTIONS AFFECTING RESTRICTED SUBSIDIARIES. The Company will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly, create or suffer to exist or allow to become effective any consensual encumbrance or restriction of any kind on the ability of any such Restricted Subsidiary to (i) pay dividends, in cash or otherwise, or make other payments or distributions on its Capital Stock or any other equity interest or participation in, or measured by, its profits, owned by the Company or by any Restricted Subsidiary of the Company, or make payments on any Indebtedness owed to the Company or to any Restricted Subsidiary of the Company; (ii) make loans or advances to the Company or to any Restricted Subsidiary of the Company; or (iii) transfer any of their respective property or assets to the Company or to any Restricted Subsidiary of the Company, except for such encumbrances or restrictions existing under or by reason of (A) applicable law or regulations; (B) customary provisions restricting subletting or assignment of any lease governing a leasehold interest of any Restricted Subsidiary of the Company; (C) Indebtedness or any other contractual requirements (including pursuant to any corporate governance documents in the nature of a charter or by-laws) of a Securitization Subsidiary arising in connection with a Qualified Securitization Transaction, provided, that any such encumbrances and restrictions apply only to such Securitization Subsidiary; (D) any agreement in effect on the Issue Date as any such agreement is in effect on such date; (E) any agreement relating to any Indebtedness incurred by such Restricted Subsidiary prior to the date on which such Restricted Subsidiary became a Subsidiary of the Company and outstanding on such date and not incurred in anticipation or contemplation of becoming a Subsidiary of the Company, provided, such encumbrance or restriction shall not apply to any assets of the Company or its Restricted Subsidiaries other than such Restricted Subsidiary; and (F) the Indentures.

  After the Senior Notes have been assigned an Investment Grade rating by both Rating Agencies, and notwithstanding that the Senior Notes may later cease to have an Investment Grade rating, the Company will not be subject to the provisions of this covenant with respect to the Senior Note Indenture; provided, that no Default has occurred and is continuing at the time the Senior Notes have been assigned such rating.

  LIMITATION ON TRANSACTIONS WITH AFFILIATES. The Company will not, and will not cause or permit any of its Restricted Subsidiaries to (a) sell, lease, transfer or otherwise dispose of any of its property or assets to, (b) purchase any property or assets from, (c) make any Investment in, or (d) enter into or amend or extend any contract, agreement or understanding with or for the benefit of, any Affiliate of the Company or of any Subsidiary (an "Affiliate Transaction"), other than Affiliate Transactions that are on terms that are fair and reasonable to the Company or such Restricted Subsidiary of the Company and that are no less favorable to the Company or such Restricted Subsidiary of the Company than those that could be obtained in a comparable arm's length transaction by the Company or such Restricted Subsidiary of the Company from an unaffiliated party; provided, that if the Company or any Restricted Subsidiary of the Company enters into an Affiliate Transaction or series of Affiliate Transactions involving or having an aggregate value of more than $20.0 million, a majority of the disinterested members of the Board of Directors of the Company or a committee thereof shall, prior to the consummation of such Affiliate Transaction, have determined (as evidenced by a resolution thereof) that such Affiliate Transaction meets the foregoing standard. The foregoing restrictions shall not apply to (a) any transaction between Restricted Subsidiaries of the Company, or between the Company and any Restricted Subsidiary of the Company if such transaction is not otherwise prohibited by the terms of the Indentures, (b) transactions entered into pursuant to the terms of the Master Intercompany Agreement and the Tax Allocation Agreement, (c) transactions entered into in the ordinary course of business, (d) Qualified Securitization Transactions, (e) reasonable fees and compensation paid to and advances of expenses to and indemnity provided on behalf of officers, directors, employees or consultants of the Company or any Subsidiary as determined in good faith by the Company's Board of Directors or senior management; (f) any agreement as in effect as of the Issue Date or any amendment thereto or any transaction contemplated thereby (including pursuant to any amendment thereto) or in any replacement agreement thereto so long as any such management or replacement agreement is not more disadvantageous to the Holders in any material respect than the original agreement as in effect on the Issue Date; (g) Restricted Payments permitted by the Indenture; (h) loans or advances to employees or consultants in the ordinary course of business and consistent with past practices in an aggregate amount outstanding at any time not to exceed $10.0 million; (i) joint venture partners or purchasers or sellers of goods or services, in each case in the ordinary course of business (including, without limitation, pursuant to joint venture agreements) and otherwise in compliance with the terms of the Indenture which are fair to the Company or its Restricted Subsidiaries, in the reasonable determination of the senior management of the Company, or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party; and (j) any employment or compensation arrangement entered into by the Company or any of its Restricted Subsidiaries in the ordinary course of business that is not otherwise prohibited by the Indenture.

  After the Senior Notes have been assigned an Investment Grade rating by both Rating Agencies, and notwithstanding that the Senior Notes may later cease to have an Investment Grade rating, the Company will not be subject to the provisions of this covenant with respect to the Senior Note Indenture; provided, that no Default has occurred and is continuing at the time the Senior Notes have been assigned such rating.

  LIMITATION ON GUARANTEES BY RESTRICTED SUBSIDIARIES. The Company shall not cause or permit any of its Restricted Subsidiaries, directly or indirectly, to guarantee the payment of any Indebtedness of the Company unless such Restricted Subsidiary of the Company simultaneously executes and delivers a supplemental indenture to each of the Indentures providing for the guarantee of payment of the Senior Notes and the Senior Subordinated Notes (each a "Subsidiary Guarantee") by such Restricted Subsidiary of the Company (a "Subsidiary Guarantor"); provided, any guarantee by a Subsidiary Guarantor of such other Indebtedness (A) (1) (X) is unsecured or (Y) is secured and (I) in the case of any such guarantee of Senior Indebtedness of the Company, the Subsidiary Guarantee with respect to the Senior Subordinated Note Indenture is secured equally and ratably with any Liens securing such guarantee, subject to the provisions set forth under "--Subordination of the Senior Subordinated Notes; Ranking" above, (II) in the case of any such guarantee of Indebtedness of the Company ranking pari passu with the Senior Notes or the Senior Subordinated Notes, as the case may be, the relevant Subsidiary Guarantees are secured equally and ratably with any Liens securing such guarantee and (III) in the case of any such guarantee of Indebtedness of the Company subordinated to the Senior Notes or the Senior Subordinated Notes, as the case may be, the relevant Subsidiary Guarantees are secured on a basis ranking prior to the Liens securing such guarantee and (2) (X) in the case of any such guarantee of Indebtedness of the Company subordinated or junior to the Senior Notes or the Senior Subordinated Notes, as the case may be (whether pursuant to its terms or by operation of law), such guarantee is subordinated pursuant to a written agreement to the relevant Subsidiary Guarantees at least to the same extent and in the same manner as such other Indebtedness is subordinated to the Senior Notes or the Senior Subordinated Notes, as the case may be, or (Y) (I) in the case of any such guarantee of Senior Indebtedness of the Company incurred in accordance with the Senior Subordinated Note Indenture, the relevant Subsidiary Guarantee with respect to the Senior Subordinated Note Indenture is subordinated to Guarantor Senior Indebtedness of such Subsidiary Guarantor to the same extent and in the same manner as the Senior Subordinated Notes are subordinated to Senior Indebtedness of the Company or (II) the relevant Subsidiary Guarantees are not subordinated or junior to any Indebtedness of such Subsidiary Guarantor; and (B) such Subsidiary Guarantor waives, and agrees it will not in any manner whatsoever claim or take the benefit or advantage of, any rights of reimbursement, indemnity or subrogation or any other rights against the Company or any other Subsidiary of the Company as a result of any payment by it under such Subsidiary Guarantees. Notwithstanding the foregoing, any Subsidiary Guarantee shall provide by its terms that it shall be automatically and unconditionally released and discharged upon either (A) the unconditional release or discharge of such Subsidiary Guarantor's guarantees of all other Indebtedness of the Company (other than a release resulting from payment under such Subsidiary Guarantor's guarantees) or (B) any sale, exchange or transfer, to any Person not an Affiliate of the Company, of all (but not less than all) of the Capital Stock of such Subsidiary Guarantor, or all or substantially all of the assets of such Subsidiary Guarantor, pursuant to a transaction which is in compliance with all of the terms of the relevant Indenture.

  CHANGE OF CONTROL. Upon the occurrence of a Change of Control (the date of each such occurrence being the "Change of Control Date"), the Company will notify the Holders in writing of such occurrence and will commence an Offer to Purchase (the "Change of Control Offer") all Senior Notes and Senior Subordinated Notes then outstanding, in each case, at a purchase price equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the Purchase Date. Notice of a Change of Control will be mailed by the Company to the Holders not more than 30 days after any Change of Control Date.

  None of the provisions relating to a purchase upon a Change of Control are waivable by the Board of Directors of the Company. The Company could, in the future, enter into certain transactions, including certain recapitalizations of the Company, that would not constitute a Change of Control with respect to the Change of Control purchase feature of the Senior Notes and Senior Subordinated Notes, but would increase the amount of Indebtedness outstanding at such time. If a Change of Control were to occur, there can be no assurance that the Company would have sufficient funds to pay the redemption price for all Notes that the Company is required to redeem. In the event that the Company were required to purchase outstanding Notes pursuant to a Change of Control Offer, the Company expects that it would need to seek third-party financing to the extent it does not have available funds to meet its purchase obligations. However, there can be no assurance that the Company would be able to obtain such financing.

  With respect to the disposition of property or assets, the phrase "all or substantially all" as used in the Indentures (including as set forth under "-- Merger, Consolidation, Etc." below) varies according to the facts and circumstances of the subject transaction, has no clearly established meaning under New York law (which governs the Indentures) and is subject to judicial interpretation. Accordingly, in certain circumstances there may be a degree of uncertainty in ascertaining whether a particular transaction would involve a disposition of "all or substantially all" of the property or assets of a Person and therefore it may be unclear as to whether a Change of Control has occurred and whether the Holders are subject to a Change of Control Offer.

  The subordination provisions relating to the Senior Subordinated Notes and the "Limitation on Restricted Payments" covenant in the Senior Note Indenture will prohibit the Company from repurchasing any tendered Senior Subordinated Notes upon a Change of Control unless and until all of the tendered Senior Notes are first repurchased. In addition, the Company's ability to repurchase Senior Notes and Senior Subordinated Notes may be limited by other then-existing borrowing agreements of the Company and its Subsidiaries. There can be no assurance that the Company will be able to obtain such a consent or a waiver of such limitations. See "--Subordination of Senior Subordination Notes; Ranking" and "--Certain Covenants--Relating to all Notes--Limitation on Restricted Payments".

  If an offer is made to redeem Senior Notes and Senior Subordinated Notes as a result of a Change of Control, the Company will comply with all tender offer rules under state and Federal securities laws, including, but not limited to,
Section 14(e) under the Exchange Act and Rule 14e-1 thereunder, to the extent applicable to such offer.

  The Change of Control redemption feature of the Senior Notes and the Senior Subordinated Notes may in certain circumstances make more difficult or discourage a takeover of the Company and, thus, the removal of incumbent management.

  REPORTS. So long as any Note is outstanding, the Company will file with the Commission and, within 15 days after it files them with the Commission, file with the Trustees and mail or cause the Trustees to mail to the Holders at their addresses as set forth in the registers of the Notes, copies of the annual reports and of the information, documents and other reports which the Company is required to file with the Commission pursuant to Section 13 or 15(d) of the Exchange Act or which the Company would be required to file with the Commission if the Company then had a class of securities registered under the Exchange Act. In addition, the Company shall cause its annual report to stockholders and any quarterly or other financial reports furnished to its stockholders generally to be filed with the Trustees and mailed, no later than the date such materials are mailed or made available to the Company's stockholders, to the Holders at their addresses as set forth in the registers of Notes.

  MERGER, CONSOLIDATION, ETC. The Company will not, in a single transaction or series of related transactions, consolidate or merge with or into, or sell, assign, transfer, lease, convey or otherwise dispose of (and the Company will not cause or permit any of its Restricted Subsidiaries to sell, assign, transfer, lease, convey or otherwise dispose of) all or substantially all of the Company's and its Restricted Subsidiaries' assets (determined on a consolidated basis for the Company and its Restricted Subsidiaries) to any Person or adopt a Plan of Liquidation unless: (i) either (1) the Company shall be the surviving or continuing corporation or (2) the Person (if other than the Company) formed by such consolidation or into which the Company is merged or the Person which acquires by conveyance, transfer or lease the properties and assets of the Company and its Restricted Subsidiaries substantially as an entirety or in the case of a Plan of Liquidation, or Person to which assets of the Company and its Restricted Subsidiaries have been transferred (x) shall be a corporation, limited liability company or partnership organized and validly existing under the laws of the United States or any State thereof or the District of Columbia and (y) shall expressly assume, by supplemental indenture (in form and substance satisfactory to each Trustee), executed and delivered to each Trustee, the due and punctual payment of the principal of, and premium, if any, and interest on all of the Notes and the performance of every covenant of the Notes and the Indentures on the part of the Company to be performed or observed; (ii) immediately after giving effect to such transaction and the assumption contemplated by clause (i)(2)(y) above (including giving effect to any Indebtedness and Acquired Indebtedness incurred or anticipated to be incurred in connection with or in respect of such transaction), the Company (in the case of clause (1) of the foregoing clause (i)) or such Person (in the case of clause (2) thereof) could incur at least $1.00 of additional Indebtedness pursuant to clause (i) of "--Limitation on Incurrence of Indebtedness"; (iii) immediately before and after giving effect to such transaction and the assumption contemplated by clause (i)(2)(y) above (including giving effect to any Indebtedness and Acquired Indebtedness incurred or anticipated to be incurred in connection with or in respect of the transaction) no Default and no Event of Default shall have occurred or be continuing (subject, in the case of the Senior Notes, to the applicability of the covenant described under "Certain Covenants--Relating Only to the Senior Notes--Application of Fall Away Covenants"); and (iv) the Company or such Person shall have delivered to the Trustees (A) an Officers' Certificate and an Opinion of Counsel, each stating that such consolidation, merger, conveyance, transfer or lease or Plan of Liquidation and, if a supplemental indenture is required in connection with such transaction, such supplemental indenture, comply with this provision of the applicable Indenture and that all conditions precedent in the applicable Indenture relating to such transaction have been satisfied and (B) a certificate from the Company's independent certified public accountants stating that the Company has made the calculations required by clause (ii) above in accordance with the terms of the applicable Indenture. Notwithstanding the foregoing, (x) a Restricted Subsidiary of the Company may consolidate with, or merge with or into, or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its assets to, the Company or another Restricted Subsidiary of the Company without complying with clause (ii) of the above, (y) a series of transactions involving the sale of Receivables or interests therein by a Securitization Subsidiary in connection with a Qualified Securitization Transaction shall not be deemed to be the sale of all or substantially all of the Company's assets to the extent such transactions are consummated in the ordinary course of business and (z) the provisions of clause (i) above shall not prohibit the Company or any Restricted Subsidiary from selling, assigning, transferring, leasing, conveying or otherwise disposing of all or substantially all of its assets to a Permitted Joint Venture in a transaction entered into in compliance with "Certain Covenants-- Relating to All the Notes--Limitation on Restricted Payments."

  For purposes of the foregoing, the transfer (by lease, assignment, sale or otherwise, in a single transaction or series of transactions) of all or substantially all of the properties or assets of one or more Restricted Subsidiaries of the Company, the Capital Stock of which constitutes all or substantially all of the properties and assets of the Company, shall be deemed to be the transfer of all or substantially all of the properties and assets of the Company.

  Upon any such consolidation, merger, conveyance, lease or transfer in accordance with the foregoing, the successor Person formed by such consolidation or into which the Company is merged or to which such conveyance, lease or transfer is made will succeed to, and be substituted for, and may exercise every right and power of, the Company under the Indentures with the same effect as if such successor had been named as the

Company therein, and thereafter (except in the case of a sale, assignment, transfer, lease, conveyance or other disposition) the predecessor corporation will be relieved of all further obligations and covenants under the Indentures and the Notes.

EVENTS OF DEFAULT

  The following are Events of Default under the Indentures:

    (a) default in the payment of principal of, or premium, if any, on any Senior Note or Senior Subordinated Note, as the case may be, when due at maturity, upon repurchase, upon acceleration or otherwise, including, without limitation, failure of the Company to repurchase any Senior Note or Senior Subordinated Note, as the case may be, on the date required following a Change of Control (whether or not, in the case of the Senior Subordinated Notes, any such payment is prohibited by the provisions described under "--Subordination of Senior Subordinated Notes; Ranking" above); or

    (b) default in the payment of any installment of interest on any Senior Note or Senior Subordinated Note, as the case may be, when due and continuance of such Default for 30 days or more (whether or not, in the case of the Senior Subordinated Notes, such payment is prohibited by the provisions described under "--Subordination of Senior Subordinated Notes; Ranking" above); or

    (c) failure to observe, perform or comply with any of the provisions described under "Certain Covenants--Relating to all Notes--Merger, Consolidation, Etc." above; or

    (d) default (other than a default set forth in clauses (a), (b) and (c) above) in the performance of, or breach of, any other covenant or warranty of the Company or of any Restricted Subsidiary in the Senior Note Indenture or the Senior Subordinated Note Indenture, as the case may be, or in the Notes and failure to remedy such default or breach within a period of 30 days after written notice from the relevant Trustee or the Holders of at least 25% in aggregate principal amount of the then outstanding Senior Notes or Senior Subordinated Notes, as the case may be; or

    (e) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company or any Subsidiary of the Company (or the payment of which is guaranteed by the Company or any Restricted Subsidiary of the Company), which default results in the acceleration of such Indebtedness prior to its express maturity and the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness the maturity of which has been so accelerated, aggregates $20.0 million or more and such acceleration has not been rescinded or annulled or such Indebtedness discharged in full within 30 days; or

    (f) the entry by a court of competent jurisdiction of one or more judgments, orders or decrees against the Company or any Subsidiary of the Company or any of their respective property or assets in an aggregate amount in excess of $20.0 million, which judgments, orders or decrees have not been vacated, discharged, satisfied or stayed pending appeal within 30 days from the entry thereof and with respect to which legal enforcement proceedings have been commenced; or

    (g) certain events of bankruptcy, insolvency or reorganization involving the Company or any Material Subsidiary of the Company.

  If an Event of Default (other than an Event of Default specified in clause
(g) above involving the Company) occurs and is continuing, then and in every such case the Senior Note Trustee or the Senior Subordinated Note Trustee or the Holders of not less than 25% in aggregate principal amount of the then outstanding Senior Notes or Senior Subordinated Notes may, and the relevant Trustee shall upon the request of Holders of not less than 25% in aggregate principal amount of the Senior Notes or Senior Subordinated Notes then outstanding, declare the unpaid principal of, premium, if any, and accrued and unpaid interest on all the Senior Notes or Senior Subordinated Notes, as the case may be, then outstanding to be due and payable, by a notice in writing to the Company (and to the relevant Trustee, if given by Holders) and upon such declaration such principal amount, premium, if any, and accrued and unpaid interest will become immediately due and payable, notwithstanding anything contained in the relevant Indenture or the Notes to the contrary, but subject to the provisions limiting payment described in "--Subordination of Senior Subordinated Notes; Ranking" above. If an Event of Default specified in clause (g) above involving the Company occurs, all unpaid principal of, and premium, if any, and accrued and unpaid interest on the Senior Notes and the Senior Subordinated Notes then outstanding will ipso facto become due and payable, subject to the prior payment in full of all Senior Indebtedness of the Company, without any declaration or other act on the part of any Trustee or any Holder.

  No Holder of any Note may enforce either Indenture or the Notes except as provided in the relevant Indenture. Subject to the provisions of the relevant Indenture relating to the duties of the Trustee, with respect to each such Indenture the Trustee is under no obligation to exercise any of its rights or powers under such Indenture at the request, order or direction of any of the Holders, unless such Holders have offered to such Trustee reasonable indemnity. Subject to all provisions of the Indentures and applicable law, the Holders of a majority in aggregate principal amount of the then outstanding Senior Notes and Senior Subordinated Notes, as the case may be, have the right to direct the time, method and place of conducting any proceeding for any remedy available to the relevant Trustee or exercising any trust or power conferred on the relevant Trustee. The Trustee may withhold from the relevant Holders notice of any continuing Default or Event of Default (except a Default or Event of Default in the payment of principal of or premium, if any, or interest on the Senior Notes or Senior Subordinated Notes, as the case may be, or that resulted from the failure of the Company to comply with the provisions of "--Certain Covenants--Relating to all Notes--Change of Control" or "-- Merger, Consolidation, Etc." above) if it determines that withholding notice is in their interest. The Holders of a majority in aggregate principal amount of the Senior Notes then outstanding by notice to the Senior Note Trustee may rescind an acceleration of such Senior Notes and its consequences if all existing Events of Default (other than the nonpayment of principal of and premium, if any, and interest on the Senior Notes which has become due solely by virtue of such acceleration) have been cured or waived and if the rescission would not conflict with any judgment or decree. The Holders of a majority in aggregate principal amount of the Senior Subordinated Notes then outstanding by notice to the Senior Subordinated Note Indenture Trustee may rescind an acceleration of such Senior Subordinated Notes and its consequences if all existing Events of Default (other than the non-payment of principal of and premium, if any, and interest on the Senior Subordinated Notes which has become due solely by virtue of such acceleration) have been cured or waived and if the rescission would not conflict with any judgment or decree. No such rescission shall affect any subsequent Default or impair any right consequent thereto.

  The Holders of a majority in aggregate principal amount of the Senior Notes then outstanding may, on behalf of the Holders of all the Senior Notes, waive any past Default or Event of Default under the Senior Note Indenture and its consequences, except a Default in the payment of principal of or premium, if any, or interest on the Senior Notes or in respect of a covenant or provision of the Senior Note Indenture which cannot be modified or amended without the consent of all Holders. The Holders of a majority in aggregate principal amount of the Senior Subordinated Notes then outstanding may on behalf of the Holders of all the Senior Subordinated Notes, waive any past Default or Event of Default under the Senior Subordinated Note Indenture and its consequences, except a Default in the payment of principal of or premium, if any, or interest on, the Senior Subordinated Notes or in respect of a covenant or provision of the Senior Subordinated Note Indenture which cannot be modified or amended without the consent of all Holders.

  Under each Indenture, two executive officers of the Company are required to provide a certificate to the relevant Trustee promptly upon any such officer obtaining knowledge of any Default or Event of Default (provided that such officers shall provide such certification at least annually whether or not they know of any Default or Event of Default) that has occurred and, if applicable, describe such Default or Event of Default and the status thereof.

AMENDMENT, SUPPLEMENT AND WAIVER

  From time to time, the Company, when authorized by a resolution of its Board of Directors, and the relevant Trustee, may, without the consent of the Holders, amend, waive or supplement either Indenture and the Notes issued thereunder for certain specified purposes, including, among other things, curing ambiguities, defects or inconsistencies, qualifying, or maintaining the qualification of, the relevant Indenture under the TIA, or making any change that does not adversely affect the rights of any Holder; provided that the Company has delivered to the relevant Trustee an opinion of counsel stating that such change does not adversely affect the rights of any Holder. Other amendments and modifications of an Indenture and the Notes issued thereunder may be made by the Company, and the relevant Trustee with the consent of the Holders of not less than a majority of the aggregate principal amount of the Notes issued under such Indenture then outstanding; provided that no such amendment or modification may, without the consent of the Holder of each outstanding Senior Note or Senior Subordinated Note, as the case may be, affected thereby: (a) change the maturity of the principal of or any installment of interest on any such Senior Note or Senior Subordinated Note or alter the optional redemption or repurchase provisions of any such Senior Note or Senior Subordinated Note or such Indenture in a manner adverse to the Holders of such Senior Notes or Senior Subordinated Notes, as the case may be, (b) reduce the principal amount of (or the premium) of any such Senior Note or Senior Subordinated Note, as the case may be, (c) reduce the rate of or extend the time for payment of interest on any such Senior Note or Senior Subordinated Note, as the case may be, (d) change the place or currency of payment of principal of (or premium) or interest on any such Senior Note or Senior Subordinated Note, as the case may be, (e) modify any provisions of such Indenture relating to the waiver of past defaults (other than to add sections of such Indenture or such Senior Notes or Senior Subordinated Notes subject thereto or the right of the Holders of Senior Notes and the Senior Subordinated Notes, as the case may be, outstanding thereunder to institute suit for the enforcement of any payment on or with respect to any such Senior Note or Senior Subordinated Note or the modification and amendment of such Indenture and such Senior Notes or Senior Subordinated Notes (other than to add sections of such Indenture or such Notes which may not be amended, supplemented or waived without the consent of each Holder herein affected),
(f) reduce the percentage of the principal amount of outstanding Senior Notes and Senior Subordinated Notes, as the case may be, necessary for amendment to or waiver of compliance with any provision of the applicable Indenture or the Senior Notes and Senior Subordinated Notes, as the case may be, outstanding thereunder or for waiver of any Default in respect thereof, (g) waive a default in the payment of principal of, interest on, or redemption payment with respect to, such Senior Note or Senior Subordinated Note (except a rescission of acceleration of the relevant Notes by the Holders thereof as provided in such Indenture and a waiver of the payment default that resulted from such acceleration), (h) in the case of the Senior Subordinated Note Indenture, modify the ranking or priority of the Senior Subordinated Notes or modify the definition of Senior Indebtedness or amend or modify the subordination provisions of the Senior Subordinated Note Indenture in any manner adverse to the Holders of Senior Subordinated Notes, (i) in the case of the Senior Note Indenture, modify the ranking or priority of the Senior Notes, or (j) modify the provisions relating to any Offer to Purchase required under the covenants described under "--Certain Covenants--Relating to all the Notes--Limitation on Certain Asset Dispositions" or "--Certain Covenants-- Relating to all the Notes--Change of Control" in a manner materially adverse to the Holders of Senior Notes and Senior Subordinated Notes affected thereby.

  No amendment or modification of the Senior Subordinated Indenture or the Senior Subordinated Notes may adversely affect the rights of the holders of Senior Indebtedness of the Company unless the holders of such Senior Indebtedness consent to such amendment or modification.

DEFEASANCE OR COVENANT DEFEASANCE OF INDENTURES

  The Company may, at its option and at any time, terminate the obligations of the Company with respect to either the Senior Notes or the Senior Subordinated Notes ("defeasance"). Such defeasance means that the Company shall be deemed to have paid and discharged the entire Indebtedness represented by the outstanding Notes so defeased, except for (i) the rights of holders of outstanding Notes to receive payment in respect of the principal of, premium, if any, and interest on such Notes when such payments are due, (ii) the Company's obligations to issue temporary Notes, register the transfer or exchange of any Notes, replace mutilated, destroyed, lost or stolen Notes and maintain an office or agency for payments in respect of the Notes, (iii) the rights, powers, trusts, duties and immunities of the relevant Trustee, and
(iv) the defeasance provisions of the relevant Indenture. In addition, the Company may, at its option and at any time, elect to terminate its obligations with respect to certain covenants that are set forth in the Indentures, some of which are described under "--Certain Covenants" above, and any omission to comply with such obligations shall not constitute a Default or an Event of Default with respect to the Notes so defeased ("covenant defeasance").

  In order to exercise either defeasance or covenant defeasance, (i) the Company must irrevocably deposit with the relevant Trustee, in trust, for the benefit of the holders of the Notes to be defeased, cash in United States dollars, U.S. Government Obligations, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest on the outstanding Notes to be defeased to redemption or maturity; (ii) the Company shall have delivered to the Trustee an opinion of counsel to the effect that the holders of the outstanding Notes to be defeased will not recognize income, gain or loss for Federal income tax purposes as a result of such defeasance or covenant defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if the act of such defeasance or covenant defeasance had not occurred (in the case of defeasance, such opinion must refer to and be based upon a ruling of the Internal Revenue Service or a change in applicable Federal income tax laws); (iii) no Default or Event of Default under the relevant Indenture shall have occurred and be continuing immediately after giving effect to such deposit; (iv) such defeasance or covenant defeasance shall not cause the relevant Trustee to have a conflicting interest with respect to any securities of the Company; (v) such defeasance or covenant defeasance shall not result in a breach or violation of, or constitute a default under, any material agreement or instrument to which the Company is a party or by which it is bound; (vi) the Company shall have delivered to the relevant Trustee an opinion of counsel to the effect that (A) in the case of the Senior Subordinated Notes, the trust funds will not be subject to any rights of holders of Senior Indebtedness of the Company, including, without limitation, those arising under the Senior Subordinated Indenture and (B) after the 91st day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally; and
(vii) the Company shall have delivered to the relevant Trustee an officers' certificate and an opinion of counsel, each stating that all conditions precedent under the relevant Indenture to either defeasance or covenant defeasance, as the case may be, have been complied with. Notwithstanding the foregoing, the Opinion of Counsel required by clause (ii) above need not be delivered if at such time all outstanding Senior Notes or Senior Subordinated Notes, as the case may be, have been irrevocably called for redemption.

SATISFACTION AND DISCHARGE

  An Indenture will be discharged and will cease to be of further effect (except as to surviving rights or registration of transfer or exchange of the Notes issued thereunder, as expressly provided for in such Indenture) as to all outstanding Notes issued thereunder when (i) either (a) all the Notes issued thereunder theretofore authenticated and delivered (except lost, stolen or destroyed Notes issued thereunder which have been replaced or paid and Notes issued thereunder for whose payment money has theretofore been deposited in trust or segregated and held in trust by the Company and thereafter repaid to the Company or discharged from such trust) have been delivered to the relevant Trustee for cancellation or (b) all Notes issued thereunder not theretofore delivered to the relevant Trustee for cancellation have become due and payable and the Company has irrevocably deposited or caused to be deposited with the relevant Trustee funds in an amount sufficient to pay and discharge the entire Indebtedness on the Notes issued thereunder not theretofore delivered to the relevant Trustee for cancellation, for principal of, premium, if any, and interest on the Notes issued thereunder to the date of deposit together with irrevocable instructions from the Company directing the relevant Trustee to apply such funds to the payment thereof at maturity;
(ii) the Company has paid all other sums payable under such Indenture by the Company; and (iii) the Company has delivered to the relevant Trustee an officers' certificate and an opinion of counsel stating that all conditions precedent under such Indenture relating to the satisfaction and discharge of such Indenture have been complied with.

GOVERNING LAW

  The Indentures and the Notes will be governed by, and construed in accordance with, the laws of the State of New York but without giving effect to applicable principles of conflicts of law to the extent that the application of the law of another jurisdiction would be required thereby.

THE TRUSTEES

  The Indentures will provide that, except during the continuance of an Event of Default, the Trustees will perform only such duties as are specifically set forth in the Indentures. During the existence of an Event of Default, the relevant Trustee will exercise such rights and powers vested in it by such Indenture, and use the same degree of care and skill in its exercise as a prudent person would exercise or use under the circumstances in the conduct of such person's own affairs.

  The Indentures and the provisions of the TIA contain certain limitations on the rights of the Trustees, should it become a creditor of the Company, to obtain payments of claims in certain cases or to realize on certain property received in respect of any such claim as security or otherwise. Subject to the TIA, the Trustees will be permitted to engage in other transactions, provided that if any Trustee acquires any conflicting interest as described in the TIA, it must eliminate such conflict or resign.

BOOK-ENTRY; DELIVERY AND FORM

  The certificates representing the Exchange Notes will be issued in fully registered form without interest coupons.

 The Global Notes

  Each of the Senior Exchange Notes and the Senior Subordinated Exchange Notes issued in the Exchange Offer will initially be represented by a single, permanent global Note in definitive, fully registered form without interest coupons (the "Global Notes"). Upon the issuance of the Global Notes, the Depositary or its custodian will credit, on its internal system, the respective principal amount of the individual beneficial interests represented by such Global Note to the accounts of persons who have accounts with such Depositary. Ownership of beneficial interests in a Global Note will be limited to persons who have accounts with the Depositary ("participants") or persons who hold interests through participants. Ownership of beneficial interests in a Global Note will be shown on, and the transfer of that ownership will be effected only through, records maintained by the Depositary or its nominee (with respect to interests of participants) and the records of participants (with respect to interests of persons other than participants).

  So long as the Depositary, or its nominee, is the registered holder of a Global Note, the Depositary or such nominee, as the case may be, will be considered the sole owner or holder of the Notes represented by such Global Note for all purposes under the Indenture and the Notes. No beneficial owner of an interest in a Global Note will be able to transfer that interest except in accordance with the procedures provided for under the Depositary's applicable procedures.

  Payments of the principal of, and interest on, the Global Notes will be made to the Depositary or its nominee, as the case may be, as the registered owner thereof. None of the Company, the Trustee or any Paying Agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Global Notes or for maintaining, supervising or reviewing any records relating to such, beneficial ownership interests.

  The Company expects that the Depositary or its nominee, upon receipt of any payment of principal or interest in respect of a Global Note will credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such Global Note as shown on the records of the Depositary or its nominee. The Company also expects that payments by participants to owners of beneficial interests in such Global Note held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in the name of nominees for such customers. Such payments will he the responsibility of such participants. Transfers between participants in the Depositary will be effected in the ordinary way in accordance with the Depositary rules and will be settled in same-day funds.

  The Depositary has advised the Company that it will take any action permitted to be taken by a holder of Notes (including the presentation of Notes for exchange as described below) only at the direction of one or more participants to whose accounts an interest in the Global Notes is credited and only in respect of such portion of the aggregate principal amount of Notes as to which such participant or participants has or have given such direction.

  The Depositary has advised the Company as follows: The Depositary is a limited purpose trust company organized under the laws of the State of New York, a "banking organization" within the meaning of New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the Uniform Commercial Code and a "Clearing Agency" registered pursuant to the provisions of Section 17A of the Exchange Act. The Depositary was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical movement of certificates. Participants include securities brokers and dealers, banks, trust companies and clearing corporations and certain other organizations. Indirect access to the Depositary system is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly ("indirect participants").

  Although the Depositary has agreed to the foregoing procedures in order to facilitate transfers of interests in the Global Notes among participants of the Depositary it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither the Company nor the Trustee will have any responsibility for the performance by the Depositary or its respective participants or indirect participants of its respective obligations under the rules and procedures governing its operations.

 Certificated Notes

  Global Notes may not be transferred as or exchanged for physical certificates in registered form without coupons (the "Certificated Notes") except (i) if the Depositary notifies the Company that it is unwilling or unable to continue to act as depositary with respect to the Global Notes or ceases to be a clearing agency registered under the Exchange Act and, in either case, a successor depositary registered as a clearing agency under the Exchange Act is not appointed by the Company within 120 days, (ii) at any time if the Company in its sole discretion determines that the Global Notes (in whole but not in part) should be exchanged for Certificated Notes or (iii) if the owner of an interest in the Global Notes requests such Certificated Notes, following an Event of Default under the Indenture, in a writing delivered through the Depositary to the Trustee.

CERTAIN DEFINITIONS

  "Acquired Indebtedness" of any specified Person means Indebtedness of any other Person and its Restricted Subsidiaries existing at the time such other Person merged with or into or became a Restricted Subsidiary of such specified Person or assumed by the specified Person in connection with the acquisition of assets from such other Person and not incurred by the specified Person in connection with or in anticipation of (a) such other Person and its Restricted Subsidiaries being merged with or into or becoming a Restricted Subsidiary of such specified Person or (b) such acquisition by the specified Person.

  "Affiliate" means, when used with reference to any Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with, the referent Person, as the case may be. For the purposes of this definition, "control" when used with respect to any specified Person means the power to direct or cause the direction of management or policies of the referent Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative of the foregoing.

  "Asset Disposition" means any sale, transfer or other disposition (including, without limitation, by merger, consolidation or sale-and-leaseback transaction) of (i) shares of Capital Stock of a Restricted Subsidiary of the

Company (other than directors' qualifying shares) or (ii) property or assets of the Company or any of its Restricted Subsidiaries; provided, that an Asset Disposition shall not include (a) any sale, transfer or other disposition of shares of Capital Stock, property or assets by a Restricted Subsidiary of the Company to the Company or to any Restricted Subsidiary of the Company, (b) any sale, transfer or other disposition of defaulted receivables for collection or any sale, transfer or other disposition of property or assets in the ordinary course of business, (c) any isolated sale, transfer or other disposition that does not (together with all related sales, transfers or dispositions) involve aggregate consideration in excess of $5.0 million, (d) the grant in the ordinary course of business of any license of patents, trademarks, registrations therefor and other similar intellectual property, (e) the granting of any Lien (or foreclosure thereon) securing Indebtedness to the extent that such Lien is granted in compliance with "--Certain Covenants-- Relating Only to the Senior Subordinated Notes--Limitation on Liens" above, in the case of the Senior Subordinated Note Indenture, or "--Certain Covenants-- Relating to the Senior Notes--Limitation on Liens" above, in the case of the Senior Note Indenture, (f) any sale, transfer or other disposition constituting a Permitted Investment or Restricted Payment permitted by "-- Certain Covenants--Relating to all the Notes--Limitation on Restricted Payments" above, (g) any disposition of assets or property in the ordinary course of business to the extent such property or assets are obsolete, worn-out or no longer useful in the Company's or any of its Subsidiaries' business,
(h) the sale, lease, conveyance or disposition or other transfer of all or substantially all of the assets of the Company as permitted under "--Certain Covenants--Relating to all the Notes--Merger, Consolidation, etc.", (i) sales of accounts receivable, equipment and related assets (including contract rights) of the type specified in the definition of "Qualified Securitization Transaction" to a Securitization Subsidiary for the fair market value thereof, including cash in an amount at least equal to 90% of the fair market value thereof as determined in accordance with GAAP, and (j) transfers of accounts receivable, equipment and related assets (including contract rights) of the type specified in the definition of "Qualified Securitization Transaction" (or a fractional undivided interest therein) by a Securitization Subsidiary in a Qualified Securitization Transaction.

  "Asset Sale Offer Trigger Date" has the meaning set forth in "--Certain Covenants--Relating to all the Notes--Limitation on Certain Asset
Dispositions."

  An "Associate" of, or a Person "associated" with, any Person, means (i) any trust or other estate in which such Person has a substantial beneficial interest or as to which such Person serves as trustee or in a similar fiduciary capacity and (ii) any relative or spouse of such Person, or any relative of such spouse, who has the same home as such Person.

  "Attributable Indebtedness" in respect of a Sale/Leaseback Transaction means, as at the time of determination, the present value (discounted at the interest rate borne by the Senior Notes with respect to the Senior Note Indenture and at the interest rate borne by the Senior Subordinated Notes with respect to the Senior Subordinated Note Indenture, compounded annually) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale/Leaseback Transaction (including any period for which such lease has been extended).

  "Average Life" means, as of the date of determination, with respect to any Indebtedness for borrowed money or Preferred Stock, the quotient obtained by dividing (i) the sum of the products of the number of years from the date of determination to the dates of each successive scheduled principal or liquidation value payments of such Indebtedness or Preferred Stock, respectively, and the amount of such principal or liquidation value payments, by (ii) the sum of all such principal or liquidation value payments.

  "Capital Stock" means, with respect to any Person, any and all shares, interests, participations, rights in, or other equivalents (however designated and whether voting or non-voting) of, such Person's capital stock, including each class of Common or Preferred Stock of such Person, whether outstanding on the Issue Date or issued after the Issue Date, and any and all rights, warrants or options exchangeable for or convertible into such capital stock.

  "Capitalized Lease Obligation" means obligations under a lease that are required to be classified and accounted for as capital lease obligations under GAAP and, for purposes of the Indenture, the amount of such obligations at any date shall be the capitalized amount of such obligations at such date, determined in accordance with GAAP. The Stated Maturity of such obligation shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without penalty.

  "Change of Control" means the occurrence of one or more of the following events: (i) any "person" or "group" (as such terms are used in Section 13(d) and 14(d) of the Exchange Act), other than employee or retiree benefit plans or trusts sponsored or established by the Company or Transportation, is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange
Act), directly or indirectly, of securities of the Company representing 35% or more of the combined voting power of the Company's then outstanding Voting Stock; (ii) the following individuals cease for any reason to constitute more than two-thirds of the number of directors then serving on the Board of Directors of the Company: individuals who, on the Issue Date, constitute the Board of Directors and any new director (other than a director whose initial assumption of the office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of the Company) whose appointment or election by the Board of Directors or nomination for election by the Company's stockholders was approved (A) by the vote of at least a majority of the directors then still in office or whose appointment, election or nomination was previously so approved or recommended or (B) with respect to directors whose appointment of election to the Board of Directors was made by the holders of the Company's nonconvertible junior preference stock, series A and nonconvertible junior preference stock, series B, by the holders of such preference stock; (iii) the shareholders of the Company shall approve any Plan of Liquidation (whether or not otherwise in compliance with the provisions of the Indentures); or (iv) the Company consolidates with or merges with or into another Person, other than a merger or consolidation of the Company in which the holders of the Common Stock of the Company outstanding immediately prior to the consolidation or merger hold, directly or indirectly, at least a majority of the Common Stock of the surviving corporation immediately after such consolidation or merger; (v) the Company or any Restricted Subsidiary of the Company, directly or indirectly, sells, assigns, conveys, transfers, leases or otherwise disposes of, in one transaction or a series of related transactions, all or substantially all of the property or assets of the Company and the Restricted Subsidiaries of the Company (determined on a consolidated basis) to any Person (other than a Permitted Joint Venture in a transaction entered into in compliance with "Certain Covenants--Relating to all the Notes--Limitation on Restricted Payments") ; provided, that neither
(x) the merger of a Restricted Subsidiary of the Company into the Company or into any Restricted Subsidiary of the Company nor (y) a series of transactions involving the sale of Receivables or interests therein in the ordinary course of business by a Securitization Subsidiary in connection with a Qualified Securitization Transaction, shall be deemed to be a Change of Control.

  For purposes of the foregoing, the transfer (by lease, assignment, sale or otherwise, in a single transaction or series of transactions) of all or substantially all of the properties or assets of one or more Restricted Subsidiaries of the Company, the Capital Stock of which constitutes all or substantially all of the properties and assets of the Company, shall be deemed to be the transfer of all or substantially all of the properties and assets of the Company.

  "Common Stock" of any Person means any and all shares, interests or other participations in, and other equivalents (however designated and whether voting or non-voting) of such Person's common stock, whether outstanding on the Issue Date or issued after the Issue Date, and includes, without limitation, all series and classes of such common stock.

  "Consolidated Cash Flow Available For Fixed Charges" of any Person means for any period the Consolidated Net Income of such Person for such period increased (to the extent Consolidated Net Income for such period has been reduced thereby) by the sum of (without duplication) (i) Consolidated Interest Expense of such Person for such period, plus (ii) Consolidated Tax Expense of such Person for such period, plus (iii) the consolidated depreciation and amortization expense included in the income statement of such Person prepared in accordance with GAAP for such period, plus (iv) any other non-cash charges to the extent deducted from or reflected in Consolidated Net Income except for any non-cash charges that represent accruals of, or reserves for, cash disbursements to be made in any future accounting period, minus (1) any non-cash items increasing Consolidated Net Income for such period and (2) all cash payments during such period relating to non-cash charges that were added back in determining Consolidated Cash Flow Available For Fixed Charges in any prior period.

  "Consolidated Cash Flow Ratio" of any Person means for any period the ratio of (i) Consolidated Cash Flow Available for Fixed Charges of such Person for such period to (ii) Consolidated Fixed Charges for such period; provided, however, that all incurrences and repayments of Indebtedness (including the incurrence giving rise to such calculation and any repayments in connection therewith) and all dispositions (including discontinued operations) or acquisition of assets (other than in the ordinary course of business) made during or after such period and on or prior to the date of determination shall be given pro forma effect as if they occurred on the first day of such four-quarter period. Calculations of pro forma amounts in accordance with this definition shall be done in accordance with Article 11 of Regulation S-X under the Securities Act or any successor provision.

  "Consolidated Fixed Charges" means, with respect to any Person for any period, the sum of, without duplication, the amounts for such period, taken as a single accounting period, of (i) Consolidated Interest Expense; and (ii) the product of (x) the amount of all dividend requirements (whether or not declared) on Preferred Stock of such Person, whether in cash or otherwise (except dividends payable in shares of Qualified Capital Stock) paid, accrued or scheduled to be paid or accrued during such period times (y) a fraction, the numerator of which is one and the denominator of which is one minus the then current effective consolidated Federal, state, local and foreign tax rate (expressed as a decimal number between 1 and 0) of such Person (as reflected in the audited consolidated financial statements of such Person for the most recently completed fiscal year). In calculating "Consolidated Fixed Charges" for purposes of determining the denominator (but not the numerator) of this "Consolidated Fixed Charge Coverage Ratio," (1) interest on Indebtedness determined on a fluctuating basis as of the date of determination and which will continue to be so determined thereafter shall be deemed to have accrued at a fixed rate per annum equal to the rate of interest on such Indebtedness in effect on the date of determination; (2) if interest on any Indebtedness actually incurred on the date of determination may be optionally determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate or other rates, then the interest rate in effect on the date of determination will be deemed to have been in effect during the relevant four-quarter period reference; and (3) notwithstanding the foregoing, interest on Indebtedness determined on a fluctuating basis, to the extent such interest is covered by agreements relating to interest swap agreements, shall be deemed to accrue at the rate per annum resulting after giving effect to the operation of such agreements.

  "Consolidated Interest Expense" means, with respect to any Person for any period, the aggregate of the interest expense (without deduction of interest income) of such Person and its Consolidated Subsidiaries for such period, on a consolidated basis, as determined in accordance with GAAP, including (a) all amortization of original issue discount; (b) the interest component of Capitalized Lease Obligations paid, accrued and/or scheduled to be paid or accrued by such Person during such period; (c) net cash costs under all Interest Rate Protection Agreements (including amortization of fees); (d) all capitalized interest; and (e) the interest portion of any deferred payment obligations for such period.

  "Consolidated Net Income" means, with respect to any Person for any period, the consolidated net income (or deficit) of such Person and its Consolidated Subsidiaries for such period, on a consolidated basis, as determined in accordance with GAAP; provided, that the net income of any other Person (other than a Restricted Subsidiary) shall be included only to the extent of the amount that has been actually received by the referent Person or a Restricted Subsidiary of the referent Person in the form of cash dividends or other cash distributions (other than payments in respect of debt obligations), and provided, further, that there shall be excluded (i) the net income of any Person acquired in a "pooling of interests" transaction accrued prior to the date it became a Restricted Subsidiary of the referent Person or is merged into or consolidated with the referent Person or any Restricted Subsidiary of the referent Person; (ii) any restoration to income of any contingency reserve, except to the extent that provision for such reserve was made out of Consolidated Net Income accrued at any time following the Issue Date; (iii) any gain or loss, together with any related provisions for taxes, realized upon the sale or other disposition (including, without limitation, dispositions pursuant to sale-leaseback transactions) of any property or assets which are not sold or otherwise disposed of in the ordinary course of business (provided that sales of Receivables or interests therein pursuant to Qualified Securitization Transactions shall be deemed to be in the ordinary course of business) and upon the sale or other disposition of any Capital Stock of any Subsidiary of the referent Person, (iv) any extraordinary gain or extraordinary loss together with any related provision for taxes and any one time gains or losses (including, without limitation, those related to the adoption of new accounting standards) realized by the referent Person or any of its Restricted Subsidiaries during the period for which such determination is made; (v) income or loss attributable to discontinued operations (including, without limitation, operations disposed of during such period whether or not such operations were classified as discontinued); (vi) in the case of a successor to the referent Person by consolidation or merger or as a transferee of the referent Person's assets, any earnings of the successor corporation prior to such consolidation, merger or transfer of assets; and (vii) the net income of any Restricted Subsidiary of such Person which is subject to restrictions which prevent or limit the payment of dividends or the making of distributions to such Person to the extent of such restrictions (regardless of any waiver thereof).

  "Consolidated Stockholders' Equity" as of any date means with respect to any Person the amount, determined in accordance with GAAP, by which the assets of such Person and of its Restricted Subsidiaries on a consolidated basis exceed the sum of (a) the total liabilities of such Person and of its Restricted Subsidiaries on a consolidated basis, plus (b) any redeemable Preferred Stock of such Person.

  "Consolidated Subsidiary" of any Person means a Restricted Subsidiary which for financial reporting purposes is or, in accordance with GAAP, should be, accounted for by such Person as a consolidated Subsidiary.

  "Consolidated Tax Expense" means, with respect to any Person for any period, the aggregate of the U.S. Federal, state and local tax expense attributable to taxes based on income and foreign income tax expenses of such Person and its Consolidated Subsidiaries for such period (net of any income tax benefit), determined in accordance with GAAP other than taxes (either positive or negative) attributable to extraordinary or unusual gains or losses or taxes attributable to sales or dispositions of assets.

  "Currency Agreement" means any foreign exchange contract, currency swap agreement or other similar agreement or arrangement designed to protect the Company or any of its Restricted Subsidiaries against fluctuations in currency values to or under which the Company or any of its Restricted Subsidiaries is a party or a beneficiary on the date of the Indenture or becomes a party or a beneficiary thereafter.

  "Default" means any event that is, or after notice or passage of time or both would be, an Event of Default (as defined in the Indenture).

  "Designated Senior Indebtedness" means (i) so long as any Indebtedness under the Senior Notes is outstanding, the Senior Notes, (ii) so long as any Indebtedness under the Mexico Credit Agreement is outstanding, the guarantee by the Company under the Mexico Credit Agreement and (iii) so long as outstanding, any other Senior Indebtedness which has at the time of initial issuance an aggregate outstanding principal amount in excess of $25.0 million which has been so designated as Designated Senior Indebtedness by the Board of Directors of the Company at the time of initial issuance in a resolution delivered to the Trustee.

  "Disqualified Capital Stock" means any Capital Stock that, other than solely at the option of the issuer thereof, by its terms (or by the terms of any security into which it is convertible or exchangeable) is, or upon the happening of an event or the passage of time would be, required to be redeemed or repurchased, in whole or in part, prior to the first anniversary of the Maturity Date or has, or upon the happening of an event or the passage of time would have, a redemption or similar payment due on or prior to the first anniversary of the Maturity Date, or is convertible into or exchangeable for debt securities at the option of the holder thereof at any time prior to the first anniversary of the Maturity Date.

  "Event of Default" has the meaning set forth under "--Events of Default" herein.

  "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession of the United States, which are in effect as of the Issue Date.

  "guarantee" means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such other Person (whether arising by virtue of partnership arrangements, or by agreement to keepwell, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise) or
(ii) entered into for purposes of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part), provided that the term "guarantee" shall not include endorsements for collection or deposit in the ordinary course of business. The term "guarantee" used as a verb has a corresponding meaning.

  "Guarantor Senior Indebtedness" means any guarantee incurred by a Subsidiary Guarantor of Senior Indebtedness (including, without limitation, the Senior Notes) of the Company incurred in accordance with the Indentures, whether such Indebtedness is outstanding on the Issue Date or thereafter; provided that Guarantor Senior Indebtedness expressly shall not include: (i) any Indebtedness of such Subsidiary Guarantor whether outstanding on the Issue Date or thereafter incurred that is, pursuant to its terms or the terms of any agreement relating thereto, subordinated or junior to any other Indebtedness of such Subsidiary Guarantor, (ii) any Indebtedness of such Subsidiary Guarantor whether outstanding on the Issue Date or thereafter incurred that is, by its terms or the terms of any agreement relating thereto, pari passu with or subordinated or junior to such Subsidiary Guarantor's Subsidiary Guarantee; (iii) the Subsidiary Guarantee of such Subsidiary Guarantor; (iv) any Indebtedness or any other obligation of such Subsidiary Guarantor to any of such Subsidiary Guarantor's Subsidiaries or to any of such Subsidiary Guarantor's Affiliates, or to any joint venture in which such Subsidiary Guarantor has an interest; (v) to the extent such may be deemed Indebtedness of such Subsidiary Guarantor, any liability for Federal, state, local, foreign or other taxes owed or owing by such Subsidiary Guarantor or by any of its Restricted Subsidiaries (including pursuant to the Tax Allocation Agreement);
(vi) to the extent such may be deemed Indebtedness of such Subsidiary Guarantor, obligations of such Subsidiary Guarantor incurred in connection with the purchase of goods, assets, materials or services in the ordinary course of business or representing amounts recorded as accounts payable, trade payables or other current liabilities of such Subsidiary Guarantor on the books of such Subsidiary Guarantor (other than the current portion of any long-term Indebtedness of such Subsidiary Guarantor that but for this clause
(vi) would constitute Guarantor Senior Indebtedness of such Subsidiary Guarantor); (vii) to the extent such may be deemed Indebtedness of such Subsidiary Guarantor, any amount owed by such Subsidiary Guarantor to employees for services rendered to such Subsidiary Guarantor or to any of its Restricted Subsidiaries; and (viii) that portion of any Indebtedness which at the time of incurrence was incurred in violation of the Senior Subordinated
Note Indenture.

  "incur" means, with respect to any Indebtedness or other obligation of any Person, to create, issue, incur (by conversion, exchange or otherwise), assume, guarantee or otherwise become liable in respect of such Indebtedness or other obligation or the recording, as required pursuant to GAAP or otherwise, of any such Indebtedness or other obligation on the balance sheet of such Person (and "incurrence," "incurred," "incurable" and "incurring" shall have meanings correlative to the foregoing), provided that the accrual of interest (whether such interest is payable in cash or in kind) and the accretion of original issue discount shall not be deemed an incurrence of Indebtedness, provided, further, that (A) any Indebtedness or Capital Stock of a Person existing at the time such Person becomes (after the Issue Date) a Restricted Subsidiary (whether by merger, consolidation, acquisition or otherwise) of the Company shall be deemed to be incurred or issued, as the case may be, by such Restricted Subsidiary at the time it becomes a Restricted Subsidiary of the Company and (B) any amendment, modification or waiver of any document pursuant to which Indebtedness was previously incurred shall not be deemed to be an incurrence of Indebtedness unless and then only to the extent such amendment, modification or waiver increases the principal or premium thereof or interest rate thereon (including by way of original issue discount).

  "Indebtedness" means, with respect to any Person, at any date, any of the following, without duplication, (i) any liability, contingent or otherwise, of such Person (A) for borrowed money (whether or not the recourse of the lender is to the whole of the assets of such Person or only to a portion thereof),
(B) evidenced by a note, bond, debenture or similar instrument or letters of credit (including a purchase money obligation) or (C) for the payment of money relating to a Capitalized Lease Obligation or other obligation (whether issued or assumed) relating to the deferred purchase price of property, but excluding trade accounts payable of such Person arising in the ordinary course of business; (ii) all conditional sale obligations and all obligations under any title retention agreement (even if the rights and remedies of the seller under such agreement in the event of default are limited to repossession or sale of such property), but excluding trade accounts payable of such Person arising in the ordinary course of business; (iii) all obligations for the reimbursement of any obligor on any letter of credit, banker's acceptance or similar credit transaction entered into in the ordinary course of business; (iv) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien (other than in connection with property subject to a Qualified Securitization Transaction) on any asset or property (including, without limitation, leasehold interests and any other tangible or intangible property) of such Person, whether or not such Indebtedness is assumed by such Person or is not otherwise such Person's legal liability; provided, that if the obligations so secured have not been assumed by such Person or are otherwise not such Person's legal liability, the amount of such Indebtedness for the purposes of this definition shall be limited to the lesser of the amount of such Indebtedness secured by such Lien or the fair market value of the assets or property securing such Lien; (v) all Indebtedness of others (including all dividends of other Persons the payment of which is) guaranteed, directly or indirectly, by such Person or that is otherwise its legal liability or which such Person has agreed to purchase or repurchase or in respect of which such Person has agreed continently to supply or advance funds; (vi) all Disqualified Capital Stock issued by such Person with the amount of Indebtedness represented by such Disqualified Capital Stock being equal to the greater of its voluntary or involuntary liquidation preference and its maximum fixed repurchase price, but excluding accrued dividends if any; (vii) all obligations under Currency Agreements and Interest Rate Protection Agreements and (viii) all Attributable Indebtedness in respect of Sale/Leaseback Transactions entered into by such person. For purposes hereof, the "maximum fixed repurchase price" of any Disqualified Capital Stock which does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Capital Stock as if such Disqualified Capital Stock were purchased on any date on which Indebtedness shall be required to be determined pursuant to the Indenture, and if such price is based upon, or measured by, the fair market value of such Disqualified Capital Stock, such fair market value shall he determined reasonably and in good faith by the Board of Directors of the issuer of such Disqualified Capital Stock. The amount of Indebtedness of any Person at any date shall be the outstanding balance without duplication at such date of all unconditional obligations as described above and the maximum liability, upon the occurrence of the contingency giving rise to the obligation, of any contingent obligations at such date, provided that the amount outstanding at any time of any Indebtedness issued with original issue discount is the full amount of such Indebtedness less the remaining unamortized portion of the original issue discount of such Indebtedness at such time as determined in accordance with GAAP.

  "Interest Rate Protection Agreement" means any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedge agreement or other similar agreement or arrangement designed to protect a Person or any Restricted Subsidiary against fluctuations in interest rates to or under which such Person or any Restricted Subsidiary of such Person is a party or a beneficiary on the Issue Date or becomes a party or a beneficiary thereafter.

  "Investment" by any Person means any direct or indirect (i) loan, advance or other extension of credit (other than a guarantee) or capital contribution (by means of transfers of cash or other property (valued at the fair market value thereof as of the date of transfer) to others or payments for property or services for the account or use of others, or otherwise other than in the ordinary course of business); (ii) purchase or acquisition of Capital Stock, bonds, notes, debentures or other securities or evidences of Indebtedness issued by any other Person (whether by merger, consolidation, amalgamation or otherwise and whether or not purchased directly from the issuer of such securities or evidences of Indebtedness); (iii) assumption of the Indebtedness of any other Person; and (iv) all other items that would be classified as investments (including, without limitation, purchases of assets outside the ordinary course of business) on a balance sheet of such Person prepared in accordance with GAAP. Investments shall exclude (a) transactions between the Navistar Financial Corporation and Navistar International Transportation Corp. pursuant to the Master Intercompany Agreement and (b) extensions of loans, trade credit and advances to customers and suppliers to the extent made in the ordinary course of business.

  For purposes of the definition of "Unrestricted Subsidiary" and the covenant described under "--Certain Covenants--Relating to all Notes--Limitation on Restricted Payments," (i) "Investment" shall include the portion (proportionate to the Company's equity interest in such Subsidiary) of the fair market value of the net assets of any Subsidiary of the Company at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, that if such designation is made in connection with the acquisition of such Subsidiary or the assets owned by such Subsidiary, the "Investment" in such Subsidiary shall be deemed to be the consideration paid in connection with such acquisition; provided, further, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Company shall be deemed to continue to have a permanent "Investment" in an Unrestricted Subsidiary in an amount (if positive) equal to (x) the Company's "Investment" in such Subsidiary at the time of such redesignation less (y) the portion (proportionate to the Company's equity interest in such Subsidiary) of the fair market value of the net assets of such Subsidiary at the time of such redesignation and (ii) any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer, in each case as determined in good faith by the Board of Directors.

  "Investment Grade" means (i) with respect to S&P any of the rating categories from and including AAA to and including BBB- and (ii) with respect to Moody's any of the rating categories from and including Aaa to and including Baa3.

  "Issue Date" means the date on which the Old Notes are originally issued under the Indentures.

  "Lien" means, with respect to any Person, any mortgage, pledge, lien, encumbrance, easement, restriction, covenant, right-of-way, charge or adverse claim affecting tide or resulting in an encumbrance against real or personal property of such Person, or a security interest of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof, any option, right of first refusal or other similar agreement to sell, in each case securing obligations of such Person and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statute or statutes) of any jurisdiction but excluding any such filing or agreement which reflects ownership by a third party of (i) property leased to the referent Person or any of its Restricted Subsidiaries under a lease that is not in the nature of a conditional sale or title retention agreement or (ii) accounts, general intangibles or chattel paper sold to the referent Person).

  "Master Intercompany Agreement" means the Master Intercompany Agreement dated as of April 26, 1993 and as amended on September 30, 1996, between Navistar Financial Corporation and Navistar International Transportation Corp. as it may be amended, modified, supplemented or restated from time to time in accordance with the terms of the Indenture.

  "Material Subsidiary" means, at any date of determination, any Subsidiary of the Company that, together with its Subsidiaries, (i) for the most recent fiscal year of the Company accounted for more than 5% of the consolidated revenues of the Company or (ii) as of the end of such fiscal year, was the owner of more than 5% of the consolidated assets of the Company, all as set forth on the most recently available consolidated financial statements of the Company and its Consolidated Subsidiaries for such fiscal year prepared in conformity with GAAP.

  "Maturity Date" means (i) with respect to the Senior Notes, February 1, 2003 and (ii) with respect to the Senior Subordinated Notes, February 1, 2008.

  "Moody's" means Moody's Investors Service, Inc. and its successors.

  "Net Available Proceeds" from any Asset Disposition by any Person means cash or readily marketable cash equivalents received (including by way of sale or discounting of a note, installment receivable or other receivable, but excluding any other consideration received in the form of assumption by the acquirer of Indebtedness or other obligations relating to such properties or assets or received in any other non-cash form) therefrom by such Person, including any cash received by way of deferred payment or upon the monetization or other disposition of any non-cash consideration (including notes or other securities) received in connection with such Asset Disposition, net of (i) all legal, title and recording tax expenses, commissions and other fees and expenses incurred (including, without limitation, fees and expenses of accountants, brokers, printers and other similar entities) and all federal, state, foreign and local taxes required to be accrued as a liability as a consequence of such Asset Disposition, (ii) all payments made by such Person or its Restricted Subsidiaries on any Indebtedness which is secured by such assets in accordance with the terms of any Lien upon or with respect to such assets or which must by the terms of such Lien, or in order to obtain a necessary consent to such Asset Disposition or by applicable law, be repaid out of the proceeds from such Asset Disposition, (iii) all payments made with respect to liabilities associated with the assets which are the subject of the Asset Disposition, including, without limitation, trade payables and other accrued liabilities, (iv) appropriate amounts to be provided by such Person or any Restricted Subsidiary thereof, as the case may be, as a reserve in accordance with GAAP against any liabilities associated with such assets and retained by such Person or any Restricted Subsidiary thereof, as the case may be, after such Asset Disposition, including, without limitation, liabilities under any indemnification obligations and severance and other employee termination costs associated with such Asset Disposition, until such time as such amounts are no longer reserved or such reserve is no longer necessary (at which time any remaining amounts will become Net Available Proceeds to be allocated in accordance with the provisions of clause (iii) of the covenant of the Indentures described under "--Certain Covenants--Relating to all the Notes--Limitation on Certain Asset Dispositions") and (v) all distributions and other payments, made to minority interest holders, if any, in Restricted Subsidiaries of such Person or joint ventures as a result of such Asset Disposition.

  "Offer to Purchase" means a written offer (the "Offer") sent by the Company by first class mail, postage prepaid, to each Holder at its address appearing in the register for the Senior Note, or the Senior Subordinated Notes, as the case may be, on the date of the Offer, offering to purchase up to the principal amount Senior Notes or the Senior Subordinated Notes, as the case may be, in such Offer at the purchase price specified in such Offer (as determined pursuant to the relevant Indenture). Unless otherwise required by applicable law, the Offer shall specify an expiration date (the "Expiration Date") of the Offer to Purchase which shall be not less than 30 days nor more than 60 days after the date of such Offer and a settlement date (the "Purchase Date") for purchase of such Notes within five Business Days after the Expiration Date. The Company shall notify the relevant Trustee at least 15 Business Days (or such shorter period as is acceptable to such Trustee) prior to the mailing of the Offer of the Company's obligation to make an Offer to Purchase, and the Offer shall be mailed by the Company or, at the Company's request, by such Trustee in the name and at the expense of the Company. The Offer shall contain all the information required by applicable law to be included therein. The Offer shall contain all instructions and materials necessary to enable such Holders to tender such Notes pursuant to the Offer to Purchase. The Offer shall also state:

    (1) the Section of the Indenture pursuant to which the Offer to Purchase is being made;

    (2) the Expiration Date and the Purchase Date;

    (3) the aggregate principal amount of the outstanding Notes offered to be purchased by the Company pursuant to the Offer to Purchase (including, if less than 100%, the manner by which such amount has been determined pursuant to the Section of the Indenture requiring the Offer to Purchase) (the "Purchase Amount");

    (4) the purchase price to be paid by the Company for each $1,000 aggregate principal amount of Notes accepted for payment (as specified pursuant to the Indenture) (the "Purchase Price");

    (5) that the Holder may tender all or any portion of the Notes registered in the name of such Holder and that any portion of a Note tendered must be tendered in an integral multiple of $1,000 principal amount;

    (6) the place or places where Notes are to be surrendered for tender pursuant to the Offer to Purchase;

    (7) that interest on any Note not tendered or tendered but not purchased by the Company pursuant to the Offer to Purchase will continue to accrue;

    (8) that on the Purchase Date the Purchase Price will become due and payable upon each Note being accepted for payment pursuant to the Offer to Purchase and that interest thereon shall cease to accrue on and after the Purchase Date;

    (9) that each Holder electing to tender all or any portion of a Note pursuant to the Offer to Purchase will be required to surrender such Note at the place or places specified in the Offer prior to the close of business on the Expiration Date (such Note being, if the Company or the Trustee so requires, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company and the Trustee duly executed by the Holder thereof or his attorney duly authorized in writing);

    (10) that Holders will be entitled to withdraw all or any portion of Notes tendered if the Company (or its Paving Agent) receives, not later than the close of business on the fifth Business Day next preceding the Expiration Date, a telegram, telex, facsimile transmission or letter setting forth the name of the Holder, the principal amount of the Note the Holder tendered, the certificate number of the Note the Holder tendered and a statement that such Holder is withdrawing all or a portion of his tender;

    (11) that (a) if Notes in an aggregate principal amount less than or equal to the Purchase Amount are duly tendered and not withdrawn pursuant to the Offer to Purchase, the Company shall purchase all such Notes and (b) if Notes in an aggregate principal amount in excess of the Purchase Amount are tendered and not withdrawn pursuant to the Offer to Purchase, the Company shall purchase Notes having an aggregate principal amount equal to the Purchase Amount on a pro rata basis (with such adjustments as may be deemed appropriate so that only Notes in denominations of $1,000 or integral multiples thereof shall be purchased); and

    (12) that in the case of any Holder whose Note is purchased only in part, the Company shall execute, and the Trustee shall authenticate and deliver to the Holder of such Note without service charge, a new Note or Notes, of any authorized denomination as requested by such Holder, in all aggregate principal amount equal to and in exchange for the unpurchased portion of the Note or Notes so tendered.

  An Offer to Purchase shall be governed by and effected in accordance with the provisions above pertaining to any Offer.

  "Permitted Investments" means (i) Investments in marketable, direct obligations issued or guaranteed by the United States of America, or any governmental entity or agency or political subdivision thereof (provided, that the good faith and credit of the United States of America is pledged in support thereof), maturing within one year of the date of purchase; (ii) Investments in commercial paper issued by corporations or financial institutions maturing within 180 days from the date of the original issue thereof, and rated "P-1" or better by Moody's or "A-1" or better by S&P or an equivalent rating or better by any other nationally recognized securities rating agency; (iii) Investments in certificates of deposit issued or acceptances accepted by or guaranteed by any bank or trust company organized under the laws of the United States of America or any state thereof or the District of Columbia, in each case having capital, surplus and undivided profits totaling more than $500,000,000, maturing within one year of the date of purchase; (iv) deposits, including interest-bearing deposits, maintained in the ordinary course of business in banks; (v) any acquisition of the Capital Stock of any Person; provided, that after giving effect to any such acquisition such Person shall become a Restricted Subsidiary of the Company;
(vi) trade receivables and prepaid expenses. in each case arising in the ordinary course of business; provided, that such receivables and prepaid expenses would be recorded as assets of such Person in accordance with GAAP;
(vii) endorsements for collection or deposit in the ordinary course of business by such Person of bank drafts and similar negotiable instruments of such other Person received as payment for ordinary course of business trade receivables; (viii) any interest swap or hedging obligation with an unaffiliated Person otherwise permitted by the

Indentures (including, without limitation, any Currency Agreement and any Interest Rate Protection Agreement otherwise permitted by the Indentures);
(ix) Investments received as consideration for an Asset Disposition in compliance with the provisions of the Indentures described under "--Certain Covenants--Relating to all the Notes--Limitation on Certain Asset Dispositions" above; (x) Investments for which the sole consideration provided is Qualified Capital Stock of the Company; provided, that the issuance of such Qualified Capital Stock is not included in the calculation set forth in clause
(3) of the first paragraph of "--Certain Covenants--Relating to all the Notes--Limitation on Restricted Payments"; (xi) loans and advances to employees made in the ordinary course of business in an aggregate amount not to exceed $10.0 million at any one time outstanding; (xii) Investments outstanding on the Issue Date; (xiii) Investments in the Company or a Wholly Owned Subsidiary; (xiv) Investments in securities of trade creditors, suppliers or customers received pursuant to any plan of reorganization or similar arrangement upon bankruptcy or insolvency of such trade creditor, supplier or customer; (xv) Investments in any Person after the Issue Date in an aggregate amount not in excess of $20.0 million at any one time outstanding; and (xvi) Investments in publicly traded equity or publicly traded Investment Grade debt obligations issued by a corporation (other than the Company or an affiliate of the Company) organized under the laws of any State of the United States of America and subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act in an aggregate amount not in excess of $50.0 million at any one time outstanding.

  "Permitted Joint Venture" means any Person which is, directly or indirectly, through its subsidiaries or otherwise, engaged principally in any business in which the Company is engaged, or a reasonably related business, and the Capital Stock of which is owned by the Company and one or more Persons other than the Company or any affiliate of the Company.

  "Permitted Junior Securities" means (i) Qualified Stock, (ii) securities of the Company or any other corporation authorized by an order or decree giving effect, and stating in such order or decree that effect is given, to the subordination of such securities to the Senior Indebtedness, and made by a court of competent jurisdiction in a reorganization proceeding under any applicable bankruptcy, insolvency or other similar law, or (iii) any securities of the Company provided for a plan of reorganization or readjustment that are subordinated in right of payment to all Senior Indebtedness that may at the time be outstanding to substantially the same extent as, or to a greater extent than, the Senior Subordinated Notes are subordinated as provided in the Senior Subordinated Note Indenture.

  "Permitted Liens" means (a) Liens for taxes, assessments and governmental charges (other than any Lien imposed by the Employee Retirement Income Security Act of 1974, as amended) that are not yet delinquent or are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted and for which adequate reserves have been established or other provisions have been made in accordance with generally accepted accounting principles; (b) statutory mechanics', workmen's, materialmen's, operators' or similar Liens imposed by law and arising in the ordinary course of business for sums which are not yet due or are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted and for which adequate reserves have been established or other provisions have been made in accordance with generally accepted accounting principles; (c) minor imperfections of, or encumbrances on, title that do not impair the value of property for its intended use; (d) Liens (other than any Lien under the Employee Retirement Income Security Act of 1974, as amended) incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security; (e) Liens incurred or deposits made to secure the performance of tenders, bids, leases, statutory or regulatory obligations, bankers' acceptances, surety and appeal bonds, government contracts, performance and return of money bonds and other obligations of a similar nature incurred in the ordinary course of business (exclusive of obligations for the payment of borrowed money); (f) easements, rights-of-way, municipal and zoning ordinances and similar charges, encumbrances, title defects or other irregularities that do not materially interfere with the ordinary course of business of the Company or of any of its Restricted Subsidiaries; (g) Liens (including extensions and renewals thereof) upon real or tangible personal property acquired after the Issue Date; provided, that (I) such Lien is created solely for the purpose of securing Indebtedness that is incurred in accordance with the Indenture to finance the cost (including the cost of improvement or construction) of the item of property or assets subject thereto and such Lien is created prior to, at the time of or within 180 days after the later of the acquisition, the completion of construction or the commencement of full operation of such property, (II) the principal amount of the Indebtedness secured by such Lien does not exceed 100% of such cost and
(III) any such Lien shall not extend to or cover any property or assets of the Company or of any Restricted Subsidiary of the Company other than such item of property or assets and any improvements on such item; (h) leases or subleases granted to others that do not materially interfere with the ordinary course of business of the Company or of any Restricted Subsidiary of the Company; (i) any interest or title of a lessor in the property subject to any Capitalized Lease Obligation, provided that any transaction related thereto otherwise complies with the Indenture; (j) Liens arising from filing Uniform Commercial Code financing statements regarding leases; (k) Liens arising from the rendering of a final judgment or order against the Company or any Restricted Subsidiary of the Company that does not give rise to an Event of Default; (l) Liens securing reimbursement obligations with respect to letters of credit incurred in accordance with the Indenture that encumber documents and other property relating to such letters of credit and the products and proceeds thereof; (m) Liens in favor of the Trustees arising under the Indentures; (n) any lien existing on property, shares of stock or Indebtedness of a Person at the time such Person becomes a Restricted Subsidiary of the Company or is merged with or consolidated into the Company or a Restricted Subsidiary of the Company or at the time of sale, lease or other disposition of the properties of any Person as an entirety or substantially as an entirety to the Company or any Restricted Subsidiary of the Company; (o) Liens on property of any Subsidiary of the Company to secure Indebtedness for borrowed money owed to the Company or to another Restricted Subsidiary of the Company; (p) Liens in favor of the Company; (q) Liens existing on the Issue Date; (r) Liens in favor of custom and revenue authorities arising as a matter of law to secure payment of nondelinquent customs duties in connection with the importation of goods;
(s) Liens encumbering customary initial deposits and margin deposits, and other Liens incurred in the ordinary course of business that are within the general parameters customary in the industry, in each case securing Indebtedness under Interest Rate Protection Agreement; (t) Liens encumbering deposits made in the ordinary course of business to secure nondelinquent obligations arising from statutory, regulatory, contractual or warranty requirements of the Company or its Restricted Subsidiaries for which a reserve or other appropriate provision, if any, as shall be required by GAAP shall have been made; and (u) Liens arising out of consignment or similar arrangements for the sale of goods entered into by the Company or any Restricted Subsidiary in the ordinary course of business in accordance with industry practice.

  "Person" means any individual, corporation, partnership, joint venture, trust, estate, unincorporated organization or government or any agency or political subdivision thereof.

  "Plan of Liquidation" means, with respect to any Person, a plan (including by operation of law) that provides for, contemplates or the effectuation of which is preceded or accompanied by (whether or not substantially contemporaneously) (i) the sale, lease, conveyance or other disposition of all or substantially all of the assets of the referent Person and (ii) the distribution of all or substantially all of the proceeds of such sale, lease, conveyance or other disposition and all or substantially all of the remaining assets of the referent Person to holders of Capital Stock of the referent Person.

  "Preferred Stock" means, as applied to the Capital Stock of any Person, the Capital Stock of such Person (other than the Common Stock of such Person) of any class or classes (however designated) that ranks prior, as to the payment of dividends or as to the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding-up of such Person, to shares of Capital Stock of any other class of such Person.

  "Qualified Capital Stock" means, with respect to any Person, any Capital Stock of such Person that is not Disqualified Capital Stock or convertible into or exchangeable or exercisable for Disqualified Capital Stock.

  "Qualified Securitization Transaction" means any transaction or series of transactions that have been or may be entered into by any of the Restricted Subsidiaries of the Company in connection with or reasonably related to a transaction or series of transactions in which any of the Restricted Subsidiaries of the Company may sell, convey or otherwise transfer to (i) a Securitization Subsidiary or (ii) any other Person, or may grant a security interest in, any Receivables or interests therein secured by the merchandise or services financed thereby

(whether such Receivables are then existing or arising in the future) of any of the Restricted Subsidiaries of the Company, and any assets related thereto including, without limitation, all security or ownership interests in merchandise or services financed thereby, the proceeds of such Receivables, and other assets which are customarily sold or in respect of which security interests are customarily granted in connection with securitization transactions involving such assets.

  "Rating Agency" means each of (i) S&P and (ii) Moody's.

  "Receivables" means any right of payment from or on behalf of any obligor, whether constituting an account, chattel paper, instrument, general intangible or otherwise, arising from the financing by any Restricted Subsidiary of the Company of merchandise or services, and monies due thereunder, security or ownership interests in the merchandise and services financed thereby, records related thereto, and the right to payment of any interest or finance charges and other obligations with respect thereto, proceeds from claims on insurance policies related thereto, any other proceeds related thereto, and any other related rights.

  "Restricted Subsidiary" means any Subsidiary of the Company that is not an Unrestricted Subsidiary.

  "Sale/Leaseback Transaction" means an arrangement relating to property now owned or hereafter acquired whereby the Company or a Restricted Subsidiary transfers such property to a person and the Company or a Restricted Subsidiary leases it from such Person.

  "Securitization Subsidiary" means a Subsidiary of the Company which engages in no activities other than those reasonably related to or in connection with the entering into of securitization transactions and which is designated by the Board of Directors of the Company (as provided below) as a Securitization Subsidiary (a) no portion of the Indebtedness or any other obligations (contingent or otherwise) of which (i) is guaranteed by the Company or any Restricted Subsidiary of the Company, (ii) is recourse to or obligates the Company or any Restricted Subsidiary of the Company in any way other than pursuant to representations, warranties and covenants (including those related to servicing) entered into in the ordinary course of business in connection with a Qualified Securitization Transaction or (iii) subjects any property or asset of the Company or any Restricted Subsidiary of the Company, directly or indirectly, continently or otherwise, to any Lien or to the satisfaction thereof, other than pursuant to representations, warranties and covenants (including those related to servicing) entered into in the ordinary course of business in connection with a Qualified Securitization Transaction, (b) with which neither the Company nor any Restricted Subsidiary of the Company (i) provides any credit support or (ii) has any contract, agreement, arrangement or understanding other than on terms that are fair and reasonable and that are no less favorable to the Company or such Restricted Subsidiary than could be obtained from an unrelated Person (other than, in the case of subclauses (i) and (ii) of this clause (b), representations, warranties and covenants (including those relating to servicing) entered into in the ordinary course of business in connection with a Qualified Securitization Transaction and intercompany notes relating to the sale of Receivables to such Securitization Subsidiary) and (c) with which neither the Company nor any Restricted Subsidiary of the Company has any obligation to maintain or preserve such Subsidiary's financial condition or to cause such Subsidiary to achieve certain levels of operating results. Any such designation by the Board of Directors of the Company shall be evidenced to the Trustee by filing with the Trustee a certified copy of the resolutions of the Board of Directors of the Company giving effect to such designation.

  "Senior Indebtedness" means (a) the Senior Notes, including principal, premium, if any, and interest on the Senior Notes and all other amounts due on or in connection with the Senior Notes, and (b) any other Indebtedness (including principal, premium, if any, and interest on such Indebtedness) incurred by the Company in accordance with the Senior Subordinated Note Indenture, whether such Indebtedness is outstanding on the Issue Date or thereafter, provided that Senior Indebtedness of the Company expressly shall not include: (i) any Indebtedness of the Company (whether outstanding on the Issue Date or thereafter incurred) that is, pursuant to its terms or the terms of any agreement relating thereto, subordinated or junior to any other Indebtedness of the Company; (ii) any Indebtedness of the Company (whether outstanding on the Issue Date or thereafter incurred) that is, by its terms or the terms of any agreement relating thereto, pari passu with or subordinated or junior to the Senior Subordinated Notes; (iii) the Senior Subordinated Notes; (iv) any Indebtedness or any other obligation of the Company to any of the Company's Restricted Subsidiaries or to any of the Company's Affiliates, or to any joint venture in which the Company has an interest; (v) to the extent such may be deemed Indebtedness of the Company, any liability for Federal, state, local, foreign or other taxes owed or owing by the Company or by any of its Restricted Subsidiaries (including pursuant to the Tax Allocation Agreement); (vi) to the extent such may be deemed Indebtedness of the Company, obligations of the Company incurred in connection with the purchase of goods, assets, materials or services in the ordinary course of business or representing amounts recorded as accounts payable, trade payables, or other current liabilities of the Company on the books of the Company (other than the current portion of any long-term Indebtedness of the Company that but for this clause (vi) would constitute Senior Indebtedness of the Company); (vii) to the extent such may be deemed Indebtedness of the Company, any amount owed by the Company to employees for services rendered to the Company or to any of its Restricted Subsidiaries; and (viii) that portion of any Indebtedness which at the time of incurrence is incurred in violation of the Senior Subordinated Note Indenture.

  "S&P" means Standard & Poor's Ratings Services, a division of The McGraw-Hill Companies, Inc., and its successors.

  "Stated Maturity" means, with respect to any security or Indebtedness of a Person, the date specified therein as the fixed date on which any principal of such security or Indebtedness is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase thereof at the option of the holder thereof).

  "Subsidiary" of any Person means (a) a corporation a majority of whose Voting Stock is at the time, directly or indirectly, owned by such Person, by one or more Restricted Subsidiaries of such Person or by such Person and one or more Restricted Subsidiaries of such Person or (b) any other Person (other than a trust formed in connection with a Qualified Securitization Transaction) in which such Person, a Restricted Subsidiary of such Person or such Person and one or more Restricted Subsidiaries of such Person, directly or indirectly, at the date of determination thereof, have at least a majority ownership interest.

  "Subsidiary Guarantee" means each Subsidiary Guarantee of the Notes issued pursuant to "--Certain Covenants--Relating to all Notes--Limitation on Guarantees by Restricted Subsidiaries" above.

  "Subsidiary Guarantor" means each Restricted Subsidiary of the Company that becomes a guarantor of the Notes pursuant to "--Certain Covenants--Relating to all Notes--Limitation on Guarantees by Restricted Subsidiaries" above.

  "Support Agreement" means the Amended and Restated Parent's Side Agreement dated as of November 8, 1994 between the Company and Navistar International Transportation Corp.

  "Tax Allocation Agreement" means the Tax Allocation Agreement among the Company and its subsidiaries, effective as of October 1, 1981, as it has been and may be amended and/or supplemented from time to time.

  "Unrestricted Subsidiary" means (i) each of Navistar Financial Corporation, Arrendadora Financiera Navistar S.A. de C.V., Servicios Financieros Navistar S.A. de C.V., Servicios Financieros NFC, S.A. de C.V., Harbour Assurance Company of Bermuda Limited, Navistar Acceptance Corporation Limited, the DealCor Subsidiaries of Transportation that are treated on an equity basis by the Company on the Issue Date, and their respective Subsidiaries until such time as it is designated a Restricted Subsidiary pursuant to the second succeeding sentence, (ii) any Subsidiary of the Company that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors in the manner provided below and (iii) any Subsidiary of an Unrestricted Subsidiary. The Board of Directors may designate any Subsidiary of the Company (including any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Capital Stock of, or holds any Lien on any property of, the Company or any other

Restricted Subsidiary of the Company; provided, that either (A) the Subsidiary to be so designated has total assets of $1,000 or less or (B) if such Subsidiary has assets greater than $1,000, such designation would be permitted under the covenant described under "--Certain Covenants--Relating to all Notes--Limitation on Restricted Payments." The Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided, that immediately after giving effect to such designation (x) if such Unrestricted Subsidiary at such time has Indebtedness, the Company could incur $1.00 of additional Indebtedness under clause (i) of the covenant described under "--Certain Covenants--Relating to all Notes--Limitation on Incurrence of Indebtedness" and (y) no Default shall have occurred and be continuing. Any such designation by the Board of Directors shall be evidenced by the Company to the Trustee by promptly filing with the Trustee a copy of the board resolution giving effect to such designation and an officers' certificate certifying that such designation complied with the foregoing provisions.

  "Voting Stock" means, with respect to any Person, securities of any class or classes of Capital Stock in such Person entitling the holders thereof (whether at all times or only so long as no senior class of stock has voting power by reason of any contingency) to vote in the election of members of the Board of Directors or other governing body of such Person.

  "Wholly Owned Subsidiary" means, with respect to any Person, any Restricted Subsidiary of such Person all the outstanding shares of Capital Stock (other than directors' qualifying shares, if applicable) of which are owned directly by such Person or another Wholly Owned Subsidiary of such Person.

                   CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

  The following is a discussion of certain material United States federal income tax consequences of the acquisition, ownership and disposition of the Notes. Unless otherwise stated, this discussion is limited to the tax consequences to those persons who are original beneficial owners of the Notes and who hold such Notes as capital assets ("Holders"). This discussion does not address specific tax consequences that may be relevant to particular persons (including, for example, financial institutions, broker-dealers, insurance companies, tax-exempt organizations, estates, trusts, and persons in special situations, such as those who hold Notes as part of a straddle, hedge, conversion transaction, or other integrated investment). This discussion also does not address the tax consequences to Non-U.S. Holders (as defined below) that are subject to U.S. federal income tax on a net basis on income realized with respect to a Note because such income is effectively connected with the conduct of a U.S. trade or business. This discussion does not address the tax consequences to persons that have a functional currency other than the U.S. dollar. In addition, this discussion does not address U.S. federal alternative minimum tax consequences or any aspect of state, local or foreign taxation. This discussion is based upon the Internal Revenue Code of 1986, as amended (the "Code"), the Treasury Department regulations promulgated thereunder, and administrative and judicial interpretations thereof, all as of the date hereof and all of which are subject to change, possibly on a retroactive basis.

  HOLDERS OF THE NOTES ARE URGED TO CONSULT THEIR TAX ADVISORS CONCERNING THE UNITED STATES FEDERAL INCOME TAX CONSEQUENCES TO THEM OF ACQUIRING, OWNING AND DISPOSING OF THE NOTES, AS WELL AS THE APPLICATION OF STATE, LOCAL AND FOREIGN INCOME AND OTHER TAX LAWS.

U.S. FEDERAL INCOME TAXATION OF U.S. HOLDERS

 Payments of Interest

  In general, interest on a Note will be taxable to a beneficial owner who or which is, (i) a citizen or resident of the United States; (ii) a corporation created or organized under the laws of the United States or any State thereof (including the District of Columbia); or (iii) a person otherwise subject to U.S. federal income taxation on its worldwide income (a "U.S. Holder") as ordinary income at the time it is (actually or constructively) received or accrued, depending on such holder's method of accounting for U.S. federal income tax purposes.

 Disposition of Notes

  Upon the sale, exchange, redemption, retirement at maturity or other disposition of a Note, a U.S. Holder generally will recognize taxable gain or loss equal to the difference between (i) the sum of cash plus the fair market value of all other property received on such disposition (except to the extent such cash or property is attributable to accrued but unpaid interest, which will be taxable as ordinary income); and (ii) such holder's adjusted tax basis in the Note. A U.S. Holder's adjusted tax basis in a Note generally will equal the cost of the Note to such holder, less any principal payments received by such holder.

  Gain or loss recognized on the disposition of a Note generally will be capital gain or loss. The net amount of such capital gain recognized by an individual U.S. Holder will be subject to tax at a maximum rate of (i) 28%, if the Note is held for more than 12 months but not more than 18 months, and (ii) 20%, if the Note is held for more than 18 months.

 Exchange Offer

  The exchange of Old Notes for Exchange Notes pursuant to the Exchange Offer will not be treated as an "exchange" for U.S. federal income tax purposes because the Exchange Notes will not be considered to differ materially in kind or extent from the Old Notes. As a result, there will be no U.S. federal income tax consequences to beneficial owners exchanging the Old Notes for the Exchange Notes pursuant to the Exchange

Offer. The Company is obligated to pay additional interest to the beneficial owners of Old Notes under certain circumstances. The Company believes that any such payments of interest should be treated as subject to an "incidental contingency" for purposes of the original issue discount rules because the potential amount of any such interest payments, if required to be made, is expected to be insignificant relative to the total expected amount of remaining payments on the Old Notes, and accordingly, if such interest payments are required to be made, such interest should be taxable to beneficial owners in the manner described under "Certain Federal Income Tax Considerations--U.S. Federal Income Taxation of U.S. Holders--Payments of Interest." It is possible, however, that the Internal Revenue Service ("IRS") may take a different position, in which case the timing and amount of such income may be different.

U.S. FEDERAL INCOME TAXATION OF NON-U.S. HOLDERS

  Under present U.S. federal income tax law and subject to the discussion of backup withholding below:

    (i) payments of principal and interest on the Notes by the Company or any agent of the Company to any beneficial owner of a Note that is not a U.S. Holder (a "Non-U.S. Holder") generally will not be subject to U.S. federal withholding tax, provided that in the case of interest (a) (1) the Non-U.S. Holder does not actually or constructively own 10 percent or more of the total combined voting power of all classes of stock of the Company entitled to vote, (2) the Non-U.S. Holder is not a controlled foreign corporation that is related to the Company through stock ownership, (3) the Non-U.S. Holder is not a bank described in Section 881(c)(3)(A) of the Code, and (4) either (A) the beneficial owner of the Notes certifies to the Company or its agent on IRS Form W-8 (or a suitable substitute form), under penalties of perjury, that it is not a "U.S. person" (as defined in the Code) and provides its name and address, or (B) a securities clearing organization, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business (a "financial institution") and holds the Notes on behalf of the beneficial owner who certifies to the Company or its agent under penalties of perjury that such statement has been received from the beneficial owner by it or by a financial institution between it and the beneficial owner and furnishes the payor with a copy thereof (the "Portfolio Interest Exemption") or (b) the Non-U.S. Holder is entitled to the benefits of an income tax treaty under which interest on the Notes is exempt from U.S. federal withholding tax and provides a properly executed IRS Form 1001 claiming the exemption (a "Treaty Exemption");

    (ii) a Non-U.S. Holder generally will not be subject to U.S. federal withholding tax on gain realized on the sale, exchange or other disposition of a Note unless (a) the Non-U.S. Holder is an individual who is present in the United States for a period or periods aggregating 183 or more days in the taxable year of the disposition and certain other conditions are met or
  (b) the Non-U.S. Holder is subject to tax pursuant to the provisions of U.S. tax law applicable to certain U.S. expatriates; and

    (iii) the exchange of Notes for Exchange Notes pursuant to the Exchange Offer will not be treated as an "exchange" for U.S. federal income tax purposes because the Exchange Notes will not be considered to differ materially in kind or extent from the Notes. As a result, there will be no U.S. federal income tax consequences to beneficial owners exchanging the Notes for the Exchange Notes pursuant to the Exchange Offer.

  The United States Treasury Department recently adopted final regulations governing federal withholding taxes, information reporting and backup withholding rules ("Final Regulations") which are generally effective for payments after December 31, 1998, subject to certain transition rules.

  In general, the Final Regulations continue to require that Form W-8 be furnished to establish eligibility for the Portfolio Interest Exemption; however, Form W-8 may in some circumstances require additional information not required on current Form W-8.

  The Final Regulations generally require Non-U.S. Holders to execute Form W-8, rather than Form 1001, to establish eligibility for a Treaty Exemption. For any periods during which the Notes are not "actively traded," a

Non-U.S. Holder may be required, in order to claim a Treaty Exemption, to (a) furnish a valid United States federal taxpayer identification number and (b) furnish proof of the holder's foreign residency (by furnishing an Internal Revenue Service certification based on (i) a certification from the appropriate tax official in the foreign country, or (ii) appropriate documentary evidence).

  Under the Final Regulations, certification on Form W-8 for purposes of the Portfolio Interest Exemption or a Treaty Exemption will generally remain valid for 3 years, at which time a new Form W-8 may be required to be executed. In certain cases, the Final Regulations provide alternative forms of documentation for purposes of the Portfolio Interest Exemption or a Treaty Exemption, for example, where the Notes are held by certain foreign partnerships or certain foreign intermediaries.

  EACH NON-U.S. HOLDER SHOULD CONSULT THE HOLDER'S TAX ADVISOR AS TO THE APPLICATION OF THE FINAL REGULATIONS AND THE PROCEDURES THEREUNDER FOR ESTABLISHING FOREIGN STATUS FOR PURPOSES OF THE PORTFOLIO INTEREST EXEMPTION OR A TREATY EXEMPTION.

INFORMATION REPORTING AND BACKUP WITHHOLDING

  For each calendar year in which the Notes are outstanding, the Company is required to provide the IRS with certain information, including the beneficial owner's name, address and taxpayer identification number, the aggregate amount of interest paid to that beneficial owner during the calendar year and the amount of tax withheld, if any. This obligation, however, does not apply with respect to certain payments to U.S. Holders, including corporations, tax-exempt organizations, qualified pension and profit sharing, trusts and individual retirement accounts, provided that such holders establish entitlement to an exemption.

  In the event that a U.S. Holder subject to the reporting requirements described above fails to supply its correct taxpayer identification number in the manner required by applicable law or underreports its tax liability, the Company, its agents or paying agents or a broker may be required to "backup" withhold at a rate of 31% with respect to payments in respect of interest, principal (and premium, if any) and gross proceeds from dispositions of Notes. This backup withholding is not an additional tax and may be credited against the U.S. Holder's U.S. federal income tax liability, provided that the required information is furnished to the IRS.

  Under current Treasury regulations, backup withholding and information reporting will not apply to payments made by the Company or any agent thereof (in its capacity as such) to a Non-U.S. Holder of a Note if such holder has provided the required certification that it is not a U.S. person as set forth in clause (a)(4) in paragraph (i) under "Certain Federal Income Tax Considerations--U.S. Federal Income Taxation of Non-U.S. Holders," or has otherwise established an exemption (provided that neither the Company nor its agent has actual knowledge that the holder is a U.S. person or that the conditions of any exemption are not in fact satisfied).

  Payment of the proceeds from the sale of a Note to or through a foreign office of a broker will not be subject to information reporting or backup withholding. However, if such broker is a U.S. person, a controlled foreign corporation for U.S. federal income tax purposes or a foreign person 50 percent or more of whose gross income from all sources for the three-year period ending with the close of its taxable year preceding the payment was effectively connected with a U.S. trade or business, information reporting may apply to such payments. Payment of the proceeds from a sale of a Note to or through the U.S. office of a broker will be subject to information reporting and backup withholding unless the holder or beneficial owner certifies as to its taxpayer identification number or otherwise establishes an exemption from information reporting and backup withholding.

  Under the Final Regulations (described above under "Certain Federal Income Tax Consequences--U.S. Federal Income Taxation of Non-U.S. Holders"), generally effective for payments after December 31, 1998, information reporting and backup withholding will not be required if the Non-U.S. Holder has (i) furnished documentation establishing eligibility for the Portfolio Interest Exemption or a Treaty Exemption (provided that, in the case of a sale of a Note by an individual, Form W-8 (or any substitute) includes a certification that the individual has not been, and does not intend to be, present in the United States for 183 days or more days for the relevant period) or (ii) otherwise establishes an exemption. Certain additional rules may apply where the Notes are held through a custodian, nominee, broker, foreign partnership or foreign intermediary.

  EACH NON-U.S. HOLDER SHOULD CONSULT THE HOLDER'S TAX ADVISOR AS TO THE APPLICATION OF THE FINAL REGULATIONS AND THE PROCEDURES THEREUNDER FOR ESTABLISHING FOREIGN STATUS FOR PURPOSES OF INFORMATION REPORTING AND BACKUP WITHHOLDING.

                             PLAN OF DISTRIBUTION

  Each Participating Broker-Dealer that receives Exchange Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. This Prospectus, as it may be amended or supplemented from time to time, may be used by a Participating Broker-Dealer in connection with resales of Exchange Notes received in exchange for Old Notes where such Old Notes were acquired as a result of market-making activities or other trading activities. The Company has agreed that for a period of 180 days after the Expiration Date, it will make this Prospectus, as amended or supplemented, available to any Participating Broker-Dealer for use in connection with any such resale (provided that the Company receive notice from such Participating Broker-Dealer within 30 days after the consummation of the Exchange Offer of his status as a Participating Broker-Dealer).

  The Company will not receive any proceeds from any sales of the Exchange Notes by Participating Broker Dealers. Exchange Notes received by Participating Broker-Dealers for their own account pursuant to the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the Exchange Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such Participating Broker-Dealer and/or the purchasers of any such Exchange Notes. Any Participating Broker-Dealer that resells the Exchange Notes that were received by it for its own account pursuant to the Exchange Offer and any broker or dealer that participates in a distribution of such Exchange Notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of Exchange Notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a Participating Broker-Dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

  For a period of 180 days after the Expiration Date (subject to receiving notice as set forth above), the Company will promptly send additional copies of this Prospectus and any amendment or supplement to this Prospectus to any Participating Broker-Dealer that requests such documents in the Letter of Transmittal.

  Prior to the Exchange Offer, there has not been any public market for the Old Notes. The Old Notes have not been registered under the Securities Act and will be subject to restrictions on transferability to the extent that they are not exchanged for Exchange Notes by holders who are entitled to participate in this Exchange Offer. The holders of Old Notes (other than any such holder that is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act) who are not eligible to participate in the Exchange Offer are entitled to certain registration rights, and the Company is required to file a Shelf Registration Statement with respect to such Old Notes. The Exchange Notes will constitute a new issue of securities with no established trading market. The Company does not intend to list the Exchange Notes on any national securities exchange or to seek the admission thereof to trading in the National Association of Securities Dealers Automated Quotation System. In addition, such market making activity will be subject to the limits imposed by the Securities Act and the Exchange Act and may be limited during the Exchange Offer and the pendency of the Shelf Registration Statements. Accordingly, no assurance can be given that an active public or other market will develop for the Exchange Notes or as to the liquidity of the trading market for the Exchange Notes. If a trading market does not develop or is not maintained, holders of the Exchange Notes may experience difficulty in reselling the Exchange Notes or may be unable to sell them at all. If a market for the Exchange Notes develops, any such market may be discontinued at any time.

                                 LEGAL MATTERS

  Certain legal matters with regard to the validity of the Exchange Notes will be passed upon for the Company by Kirkland & Ellis (a partnership including professional corporations), Chicago, Illinois.

                                    EXPERTS

  The consolidated financial statements of Navistar International Corporation as of October 31, 1997 and 1996 and for each of the three years in the period ended October 31, 1997, included in this Prospectus and the related financial statement schedule incorporated by reference from the Company's Annual Report on Form 10-K for the year ended October 31, 1997 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports appearing herein and incorporated by reference in the registration statement, and are included in reliance upon the reports of such firm given their authority as experts in accounting and auditing.

-------------------------------------------------------------------------------

 NO DEALER, SALESPERSON OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS OR THE ACCOMPANYING LETTER OF TRANSMITTAL AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO EXCHANGE ANY OF THE SECURITIES OFFERED HEREBY IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UN-LAWFUL TO MAKE SUCH OFFER IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROSPECTUS OR THE ACCOMPANYING LETTER OF TRANSMITTAL NOR ANY EXCHANGE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE IN-FORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF OR THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE SUCH DATE.

                                 ------------

                               TABLE OF CONTENTS

                                                                           PAGE
                                                                           ----
Forward-Looking Statements................................................   4
Statistical and Market Data...............................................   4
Available Information.....................................................   4
Information Incorporated by Reference.....................................   5
Prospectus Summary........................................................   6
Risk Factors..............................................................  20
Use of Proceeds...........................................................  25
Capitalization............................................................  26
Selected Consolidated Financial and Operating Data........................  27
Management's Discussion and Analysis of Results of Operations and
 Financial Condition......................................................  29
Business..................................................................  36
Management................................................................  44
Description of Other Financing Arrangements...............................  45
The Exchange Offer........................................................  48
Description of the Notes..................................................  57
Certain Federal Income Tax Considerations.................................  92
Plan of Distribution......................................................  96
Legal Matters.............................................................  96
Experts...................................................................  97
Index to Financial Statements............................................. F-1

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                            NAVISTAR INTERNATIONAL
                                  CORPORATION


OFFER TO EXCHANGE ITS SERIES B 7% SENIOR NOTES DUE 2003 FOR ANY AND ALL OF ITS
  OUTSTANDING 7% SENIOR NOTES DUE 2003 AND TO EXCHANGE ITS SERIES B 8% SENIOR
   SUBORDINATED NOTES DUE 2008 FOR ANY AND ALL OF ITS OUTSTANDING 8% SENIOR
                          SUBORDINATED NOTES DUE 2008

                               -----------------
                                  PROSPECTUS

                               -----------------

                              MARCH 5, 1998

-------------------------------------------------------------------------------

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

  The Registrant is incorporated under the laws of the State of Delaware.
Section 145 of the General Corporation Law of the State of Delaware provides that a Delaware corporation may indemnify any persons who are, or are threatened to be made, parties to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceedings, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation's best interests and, with respect to any criminal action or proceedings, had no reasonable cause to believe that his conduct was illegal. A Delaware corporation may also indemnify any persons who are, or are threatened to be made, a party to any threatened, pending or completed action or suit by or in the right of the corporation by reason of the fact that such person was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys' fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation's best interests except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. To the extent that an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses which such officer or director has actually and reasonably incurred in connection with such defense.

  Under Article Ninth of the Registrant's Restated Certificate of Incorporation and Article XII of its By-Laws, as amended, the Registrant shall indemnify any person who was or is made a party or is threatened to be made party to or is otherwise involved in any action, suit or proceedings, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director or officer of the Registrant (including any predecessor corporation of the Registrant), or is or was serving at the request of the Registrant as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, against all expenses, liability and loss (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such person in connection therewith to the fullest extent authorized by the General Corporation Law of the State of Delaware. Such right of indemnification shall be a contract right and shall not be exclusive of any other right which such directors, officers or representatives may have or hereafter acquire under any statute, the Registrant's Restated Certificate of Incorporation, the Registrant's By-Laws, agreement, vote of stockholders or disinterested directors or otherwise.

  In addition, Section 102 of the General Corporation Law of the State of Delaware allows a corporation to eliminate the personal liability of a director of a corporation to the corporation or to any of its stockholders for monetary damages for a breach of fiduciary duty as a director, except in the case where the director (i) breaches his duty of loyalty, (ii) fails to act in good faith, engages in intentional misconduct or knowingly violates a law,
(iii) authorized the payment of a dividend or approves a stock repurchase in violation of the General Corporation Law of the State of Delaware or (iv) obtains an improper personal benefit. Article Eighth of the Registrant's Restated Certificate of Incorporation includes a provision which eliminates directors' personal liability to the full extent permitted under the General Corporation Law of the State of Delaware.

  The Registrant maintains a policy of directors and officers liability insurance covering certain liabilities incurred by its directors and officers in connection with the performance of their duties.

ITEM 21. EXHIBITS.

  The following exhibits are filed pursuant to Item 601 of Regulation S-K:

      EXHIBIT
      NUMBER                           DESCRIPTION
      -------                          -----------
      4.1      Indenture, dated as of February 4, 1998, by and between
               the Company and Harris Trust and Savings Bank, as Trustee,
               pursuant to which the Series B 7% Senior Notes due 2003
               will be issued.
      4.2      Form of Series B 7% Senior Notes due 2003 (included in Ex-
               hibit 4.1).
      4.3      Indenture, dated as of February 4, 1998, by and between
               the Company and Harris Trust and Savings Bank, as Trustee,
               pursuant to which the Series B 8% Senior Subordinated
               Notes due 2008 will be issued.
      4.4      Form of Series B 8% Senior Subordinated Notes due 2008
               (included in Exhibit 4.3).
      4.5      Purchase Agreement, dated as of January 30, 1998, by and
               among the Company and J.P. Morgan Securities Inc., Credit
               Suisse First Boston Corporation and Chase Securities Inc.,
               as Initial Purchasers of the Senior Notes.
      4.6      Registration Rights Agreement, dated as of February 4,
               1998, by and among the Company and J.P. Morgan Securities
               Inc., Credit Suisse First Boston Corporation and Chase Se-
               curities Inc., as Initial Purchasers of the Senior Notes.
      4.7      Purchase Agreement, dated as of January 30, 1998, by and
               among the Company and J.P. Morgan Securities Inc., Credit
               Suisse First Boston Corporation, Chase Securities Inc.,
               BancAmerica Robertson Stephens and NationsBanc Montgomery
               Securities L.L.C., as Initial Purchasers of the Senior
               Subordinated Notes.
      4.8      Registration Rights Agreement, dated as of May 30, 1997,
               by and among the Company and J.P. Morgan Securities Inc.,
               Credit Suisse First Boston Corporation, Chase Securities
               Inc., BankAmerica Robertson Stephens and NationsBanc Mont-
               gomery Securities L.L.C., as Initial Purchasers of the Se-
               nior Subordinated Notes.
      5.1      Opinion of Kirkland & Ellis regarding legality of securi-
               ties being registered.
     12.1      Statement regarding computation of ratios.
     23.1      Consent of Deloitte & Touche LLP.
     23.2      Consent of Kirkland & Ellis--included in Exhibit 5.1.
     24.1      Powers of Attorney.
     25.1      Statement of Eligibility of Trustee.
     99.1      Form of Letter of Transmittal.
     99.2      Form of Notice of Guaranteed Delivery.
     99.3      Form of Tender Instructions.

ITEM 22. UNDERTAKINGS.

  (a) The undersigned Registrant hereby undertakes:

    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

      (i) To include any prospectus required by Section10(a)(3) of the Securities Act of 1933;

      (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

      (iii) To include any material information with respect ot the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

    provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

    (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be the initial bona fide offering thereof.

    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

  (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be the initial bona fide offering thereof.

  (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

  (d) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to
Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

  (e) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                  SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT HAS DULY CAUSED THIS PRE-EFFECTIVE AMENDMENT NO. 1 TO REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF CHICAGO, ILLINOIS, AS OF MARCH 5, 1998.

                                          Navistar International Corporation

                                                 /s/ Robert C. Lannert
                                          By: _________________________________
                                                     Robert C. Lannert
                                               Executive Vice President and
                                                  Chief Financial Officer

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS PRE-EFFECTIVE AMENDMENT NO. 1 TO REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND AS OF THE DATES INDICATED.

             SIGNATURE                           TITLE                    DATE
             ---------                           -----                    ----
                 *                   Chairman, President and         March 5, 1998
____________________________________  Chief Executive Officer and
           John R. Horne              Director (Principal
                                      Executive Officer)

     /s/ Robert C. Lannert           Executive Vice President and    March 5, 1998
____________________________________  Chief Financial Officer and
         Robert C. Lannert            Director(Principal
                                      Financial Officer)

                 *                   Vice President and              March 5, 1998
____________________________________  Controller (Principal
          J. Steven Keate             Accounting Officer)

                 *                   Director                        March 5, 1998
____________________________________
         William F. Andrews

                                     Director                        March 5, 1998
____________________________________
         Andrew F. Brimmer

                 *                   Director                        March 5, 1998
____________________________________
          John D. Correnti

                 *                   Director                        March 5, 1998
____________________________________
          William C. Craig

                 *                   Director                        March 5, 1998
____________________________________
          Jerry E. Dempsey


             SIGNATURE                           TITLE                    DATE
             ---------                           -----                    ----
                 *                   Director                        March 5, 1998
____________________________________
          John F. Fielder

                 *                   Director                        March 5, 1998
____________________________________
        John T. Grigsby, Jr.

                 *                   Director                        March 5, 1998
____________________________________
             Mary Garst
                 *                   Director                        March 5, 1998
____________________________________
         Michael N. Hammes

                 *                   Director                        March 5, 1998
____________________________________
           Allen J. Krowe
                 *                   Director                        March 5, 1998
____________________________________
        Walter J. Laskowski

                 *                   Director                        March 5, 1998
____________________________________
         William F. Patient

*The undersigned, by signing his name hereto, does hereby execute this Registration Statement on behalf of the above-named officers and/or directors of the Registrant pursuant to Powers of Attorneys being concurrently filed with the Commission.

          /s/ Robert C. Lannert
__________________________________________
   Robert C. Lannert, Attorney-in-Fact

                                 EXHIBIT INDEX

  EXHIBIT
  NUMBER                             DESCRIPTION
  -------                            -----------
  4.1      Indenture, dated as of February 4, 1998, by and between the
           Company and Harris Trust and Savings Bank, as Trustee, pursu-
           ant to which the Series B 7% Senior Notes due 2003 will be is-
           sued.
  4.2      Form of Series B 7% Senior Notes due 2003 (included in Exhibit
           4.1).
  4.3      Indenture, dated as of February 4, 1998, by and between the
           Company and Harris Trust and Savings Bank, as Trustee, pursu-
           ant to which the Series B 8% Senior Subordinated Notes due
           2008 will be issued.
  4.4      Form of Series B 8% Senior Subordinated Notes due 2008 (in-
           cluded in Exhibit 4.3).
  4.5      Purchase Agreement, dated as of January 30, 1998, by and among the Company and J.P. Morgan Securities Inc., Credit Suisse
           First Boston Corporation and Chase Securities Inc., as Initial
           Purchasers of the Senior Notes.
  4.6      Registration Rights Agreement, dated as of February 4, 1998, by and among the Company and J.P. Morgan Securities Inc.,
           Credit Suisse First Boston Corporation and Chase Securities
           Inc., as Initial Purchasers of the Senior Notes.
  4.7      Purchase Agreement, dated as of January 30, 1998, by and among the Company and J.P. Morgan Securities Inc., Credit Suisse
           First Boston Corporation, Chase Securities Inc., BancAmerica
           Robertson Stephens and NationsBanc Montgomery Securities
           L.L.C., as Initial Purchasers of the Senior Subordinated
           Notes.
  4.8      Registration Rights Agreement, dated as of May 30, 1997, by and among the Company and J.P. Morgan Securities Inc., Credit
           Suisse First Boston Corporation, Chase Securities Inc.,
           BankAmerica Robertson Stephens and NationsBanc Montgomery Se-
           curities L.L.C., as Initial Purchasers of the Senior Subordi-
           nated Notes.
  5.1      Opinion of Kirkland & Ellis regarding legality of securities being registered.
 12.1      Statement regarding computation of ratios.
 23.1      Consent of Deloitte & Touche LLP.
 23.2      Consent of Kirkland & Ellis--included in Exhibit 5.1.
 24.1      Powers of Attorney.
 25.1      Statement of Eligibility of Trustee.
 99.1      Form of Letter of Transmittal.
 99.2      Form of Notice of Guaranteed Delivery.
 99.3      Form of Tender Instructions.
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